Exhibit 10.1

Execution Version

MASTER TRANSACTION AGREEMENT

by and among

GNC HOLDINGS, INC.,

GENERAL NUTRITION CORPORATION,

GNC NEWCO PARENT, LLC,

NUTRA MANUFACTURING, LLC,

IVL, LLC,

IVL Holding, LLC

(solely for the limited purposes expressly set forth in Section 2.02),

and,

INTERNATIONAL VITAMIN CORPORATION

(solely for the limited purposes expressly set forth in Section 6.10 and Section 6.15)

Dated as of March 1, 2019

i

EXHIBITS

Exhibit	A	Initial Contribution Agreement
Exhibit	B	Minority Interest Purchase Agreement
Exhibit	C	Anderson GNC Lease
Exhibit	D	Nutra LLC Agreement
Exhibit	E	Transition Services Agreement
Exhibit	F	Product Supply Agreement
Exhibit	G	Security Documents
Exhibit	H	Anderson Unit Purchase Agreement
Exhibit	I	Redemption Agreement
Exhibit	J	Anderson Transfer Documents
Exhibit	K	Sample Working Capital Calculation

MASTER TRANSACTION AGREEMENT

This MASTER TRANSACTION AGREEMENT (this “Agreement”), dated as of March 1, 2019, is made and entered into by and among GNC Holdings, Inc., a Delaware corporation (“GNC”), General Nutrition Corporation, a Pennsylvania corporation (“Parent”), GNC Newco Parent, LLC, a Delaware limited liability company (“Seller”), and Nutra Manufacturing, LLC, a Delaware limited liability company (“Nutra”), on the one hand, and IVL, LLC, a Delaware limited liability company (“Buyer”), IVL Holding, LLC, a Delaware limited liability company (“IVL Holding”) (solely for the limited purposes expressly set forth in Section 2.02), and International Vitamin Corporation, a Delaware corporation (“Guarantor”) (solely for the limited purposes expressly set forth in Section 6.10 and Section 6.15), on the other hand. Each of GNC, Parent, Seller, Nutra and Buyer is referred to herein as a “Party” and collectively as the “Parties”. All references herein to “Nutra” include its corporate predecessor, Nutra Manufacturing, Inc.

W I T N E S S E T H:

WHEREAS, Nutra is engaged, including at the Anderson Property (as defined below) in the development, manufacture, distribution and sale of vitamins, herbs, minerals, supplements, diet, health, and sports nutrition products as conducted as of the date of this Agreement (the “Business”).

WHEREAS, Parent directly owns 100% of the outstanding equity interests of Nutra and 100% of the outstanding membership interests of Seller;

WHEREAS, immediately following the execution of this Agreement but prior to the Minority Purchase (as defined below) and in connection with the transactions contemplated hereby, Parent shall contribute 100% of the equity interests of Nutra to Seller, upon the terms and subject to the conditions set forth herein and in the Initial Contribution Agreement (as defined below) (the “Contribution”);

WHEREAS, immediately following the consummation of the Contribution but prior to the Initial Closing (as defined below) and in connection with the transactions contemplated hereby, IVL Holding shall purchase from Seller, and Seller shall issue and sell to IVL Holding, 100% of the Seller Class B Interests (as defined below) upon the terms and subject to the conditions set forth herein and in the Minority Interest Purchase Agreement (as defined below) (the “Minority Purchase”);

WHEREAS, Buyer desires to purchase the Initial Interests (as defined below), which constitute 50% of the then-outstanding equity interests of Nutra from Seller, and Seller desires to sell the Initial Interests, upon the terms and subject to the conditions set forth herein (such purchase, the “Initial Purchase”);

WHEREAS, Parent holds all of the leasehold interests in the Anderson Property;

WHEREAS, immediately following the Initial Closing, Buyer shall contribute the Anderson Purchase Price (as defined below) to Nutra, and Nutra shall issue and sell to Buyer, 200 Class A Units of Nutra (such that following such issuance, Buyer shall own 57.14% of the outstanding equity interests of Nutra) (the “Anderson Interests”), upon the terms and subject to the conditions set forth herein and in the Anderson Unit Purchase Agreement (the “Anderson Issuance”);

WHEREAS, immediately following the Anderson Issuance, Buyer and Seller shall cause Nutra to enter into and consummate the Anderson Transfer Documents and the Anderson GNC Lease (each as defined below), pursuant to which Nutra shall acquire all of Parent’s leasehold rights in the Anderson Property in exchange for the Anderson Purchase Price (the “Anderson Sale”) and Nutra shall lease back to Parent a portion of the Anderson Property pursuant to the Anderson GNC Lease; and

WHEREAS, on each of the first four (4) anniversaries of the Anniversary Date (as defined below), Buyer desires to acquire 25% of the Class A Units of Nutra retained by Seller following the Initial Closing (the “Remaining Interests”), and Seller desires to sell the Remaining Interests to Buyer, upon the terms and subject to the conditions set forth herein and in the Nutra LLC Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms have the following meanings:

“Access Agreements” means (a) the “Off-Site Access Agreement for Environmental Investigations” between Nutra Manufacturing, Inc., Hollingsworth Funds, Inc. and Verdae Properties, LLC dated September 5, 2008 as amended by the “First Amendment to Off-Site Access Agreement for Environmental Investigations” between Nutra Manufacturing, Inc., Hollingsworth Funds, Inc. and Verdae Properties, LLC dated April 30, 2015; and (b) the Access Agreement between Verdae Owners Association, Inc. and Nutra Manufacturing, Inc. dated April 30, 2015.

“Action” means any action, claim, suit, governmental audit, hearing, summons, citations, inquiry or subpoena, investigation or other legal proceeding (including mediation, administrative proceeding or arbitration proceeding) whether civil, criminal regulatory or otherwise, at law or in equity, in each case, commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator or mediator or other Person acting under authority of Law.

“Actually Realized” means, with respect to any Tax Benefit, the time that any refund of Taxes is actually received or applied against other Taxes due, or at the time of the filing of a Tax Return on which a loss, deduction, credit or increase in basis is applied to reduce the amount of Taxes that would otherwise be payable.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling”, “under common control with” and “controlled” have correlative meanings.

“Anderson Property” means the property subject to that certain Lease Agreement dated as of December 15, 1999 by and between General Nutrition Products, Inc. and the County of Anderson, South Carolina, as assigned by Nutra Manufacturing, Inc., as successor tenant by assignment and merger, to Parent pursuant to that certain Assignment of Interest in Lease Agreement dated February 28, 2019.

“Anderson Purchase Price” means twenty five million dollars ($25,000,000).

“Anderson Transfer Documents” means the Assignment of Interest in Lease Agreement between Parent, as assignor, and Nutra Manufacturing, LLC, as assignee, in the form attached hereto as Exhibit J.

“Annual Cost Saving” has the meaning set forth in the Product Supply Agreement.

“Balance Sheet” means the unaudited combined statement of financial position of Nutra as of the Balance Sheet Date.

“Balance Sheet Date” means January 31, 2019.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York, United States of America, are required to or may be closed.

“Business Employee” means (i) each employee of Nutra as of immediately prior to the Initial Closing and (ii) each employee listed on Schedule 1.01(a) whose employment will be transferred to Nutra prior to the Initial Closing.

“Business Guarantees” means the guarantees, letters of credit, letters of comfort, bonds (including both bid and performance bonds), sureties and other credit support or assurances provided by GNC or any other GNC Party in support of any obligation of Nutra or the Business, all of which are listed in Schedule 1.01(b).

“Business Records” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, ledgers, journals, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), Tax Returns and other Tax work papers and files, in each case, only to the extent relating to Nutra or the Business.

“Buyer Secretary’s Certificate” means a certificate of an authorized officer or other authorized signatory of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by sole member of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all resolutions adopted by Buyer in connection with the consummation of the transactions contemplated hereby and thereby.

“Cash” of any Person as of any date means the cash and cash equivalents required to be reflected as cash and cash equivalents on a balance sheet of such Person as of such date prepared in accordance with Section 2.08(b). For the avoidance of doubt, Cash will be calculated (i) net of issued but uncleared checks, wires and drafts (but shall include deposits in transit), and (ii) net of restricted Cash (including security, customer or other deposits, amounts held in escrow, and amounts reserved in connection with any Liens or Liabilities (other than Liens or Liabilities that will be released in connection with the Initial Closing)).

“Certificate of Conversion” means that certain Certificate of Conversion of Nutra Manufacturing, Inc., filed with the Delaware Secretary of State on February 26, 2019 and effective as of the February 27, 2019.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Group” means (a) any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Initial Closing Date, includes or has included Nutra or (b) any direct or indirect predecessor of Nutra, or any other group of corporations filing Tax Returns on a combined, consolidated, unitary or similar basis that, at any time on or before the Initial Closing Date, includes or has included Nutra or any direct or indirect predecessor of Nutra.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any country or jurisdiction, to the extent applicable to the purchase and sale of the Equity Interests and the other transactions contemplated by this Agreement, including without limitation, the HSR Act and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement between Guarantor and Parent, dated December 19, 2017.

“Contaminants” means disabling codes or instructions and “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of any Business IT Assets or any information or data contained therein, except for such routines or components intended to restrict unauthorized use of the Business IT Assets.

“Contract” means any contract, agreement, lease, sublease, license, sublicense, sales order, purchase order, indenture, deed of trust, franchise, loan, note, bond, mortgage, guarantee, undertaking, instrument or other commitment (in each case, (i) including any extension, renewal, amendment or other modification thereof and (ii) whether written or oral).

“Copyrights” means copyrights (including for software in both source and object code) and any intellectual property rights in databases, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions.

“Damages” means any and all losses, claims, injuries, diminution in value, Taxes, demands, awards, penalties, fines, judgments, settlements, assessments, damages, Liabilities, costs or expenses (including any cost of investigation and court costs), including reasonable attorneys’, accounting, expert and advisory fees.

“Disclosure Schedule” means the disclosure schedules delivered by GNC, Parent and Seller to Buyer concurrently with the execution and delivery of this Agreement and any other Transaction Document.

“DOJ NPA” means that certain non-prosecution agreement, dated December 7, 2016, by and among, among others, the U.S. Department of Justice (Consumer Protection Branch) and GNC.

“Domain Names” means domain names, internet addresses, uniform resource locators (URLs), and any applicable registrations pertaining to the foregoing.

“Effect ” has the meaning set forth in the definition of Material Adverse Effect.

“Employee Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), and each other employee benefit or compensation plan, practice, program, arrangement, agreement or policy, including any stock purchase, stock option, restricted stock, stock appreciation right, equity-based compensation, employment, severance, deferred compensation, retention, change in control, retirement, welfare benefit, bonus, incentive or material fringe benefit plan, practice, program, arrangement, agreement or policy (but excluding any statutory plans or similar employee benefits required by Law).

“Environmental Laws” means any and all applicable Laws which regulate or relate to the protection or clean-up of the indoor or outdoor environment; the use, treatment, storage, transportation, handling, reporting, remediation, monitoring, disposal or Release of Hazardous Substances; the preservation, regulation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the occupational health and safety of Persons or property, including protection of the health and safety of employees.

“Environmental Permits” means any Permit, identification number or other authorization issued under any applicable Environmental Law.

“Equity Interests” means all of the issued and outstanding limited liability company interests of, or other equity interests in, Nutra.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, each trade or business (whether or not incorporated) under common control with, or otherwise treated as a single employer with, such Person within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Estimated Initial Closing Cash” means $0, which is the GNC Parties’ good faith estimate of Cash of Nutra as of immediately prior to the Initial Closing (without giving effect to the transactions contemplated in connection with the Initial Closing).

“Estimated Initial Closing Indebtedness” means $0, which is the GNC Parties’ good faith estimate of the aggregate amount of all Indebtedness of Nutra as of immediately prior to the Initial Closing (without giving effect to the transactions contemplated in connection with the Initial Closing).

“Estimated Initial Closing Net Working Capital” means $70,000,000, which is the GNC Parties’ good faith estimate of the aggregate amount of the Net Working Capital as of immediately prior to the Initial Closing (without giving effect to the transactions contemplated in connection with the Initial Closing).

“Estimated Initial Closing Net Working Capital Adjustment Amount” means $0, being the amount which may be positive or negative, equal to (i) Estimated Initial Closing Net Working Capital, less (ii) $70,000,000.

“Estimated Unpaid Nutra Transaction Expenses” means $0, which is the GNC Parties’ good faith estimate of the Unpaid Nutra Transaction Expenses as of immediately prior to the Initial Closing (without giving effect to the transactions contemplated in connection with the Initial Closing).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fraud” means (a) with respect to GNC, Parent or Seller, that (i) a representation and warranty made by GNC, Parent or Seller, as applicable was false when made, (ii) to the knowledge or belief of GNC, Parent or Seller, as applicable, such representation and warranty was false when made, or was made with reckless indifference to the truth (iii) GNC, Parent or Seller, as applicable, had an intent to induce Buyer to act or refrain from acting in such context and (iv) Buyer acted or failed to act in justifiable reliance on such representation and warranty, and (b) with respect to Buyer, that (i) a representation and warranty made by Buyer was false when made, (ii) to the knowledge or belief of Buyer, such representation and warranty was false when made or was made with reckless indifference to the truth, (iii) Buyer had an intent to induce GNC, Parent or Seller to act or refrain from acting in such context and (iv) GNC, Parent or Seller acted or failed to act in justifiable reliance on such representation and warranty.

“Fundamental Representations” means the representations and warranties contained in Section 4.01 (Organization and Qualification), Section 4.02 (Authorization), Section 4.05 (Capitalization), Section 4.09 (Solvency), Section 4.23 (Brokers), Section 4.24 (GNC Credit Facilities), and the representations and warranties characterized or identified as “Fundamental Representations” in the Transfer Documents.

“GAAP” means generally accepted accounting principles in the United States of America.

“GNC Credit Facilities” means (i) that certain ABL Credit Agreement, dated as of February 28, 2018, by and among GNC Corporation, General Nutrition Centers, Inc., the lenders and other parties party thereto from to time, and JPMorgan Chase Bank, N.A. as administrative and collateral agent, as may be amended, supplemented or otherwise modified from time to time, and (ii) that certain Amended and Restated Term Loan Credit Agreement, dated as of February 28, 2018, by and among GNC Corporation, General Nutrition Centers, Inc., the lenders and other parties party thereto from to time, and JPMorgan Chase Bank, N.A. as administrative agent, as may be amended, supplemented or otherwise modified or replaced from time to time.

“GNC Group Tax Return” means any Tax Return of a Company Group for any Pre-Closing Tax Period, but excluding, for the avoidance of doubt, any Separate Nutra Tax Return.

“GNC Parties” means GNC and its Subsidiaries, including Parent, Seller and, prior to the Initial Closing, Nutra.

“GNC Plan” means each Employee Plan (other than a Nutra Plan) that is sponsored, maintained or contributed to, or which is required to be contributed to, by GNC or any Affiliate of GNC other than Nutra and (i) with respect to which Nutra has or could reasonably be expected to have any Liability, or (ii) in which any Business Employees participate.

“GNC Products” means vitamins, herbs, minerals, supplements, diet, health and sports nutrition GNC-branded products, and any other GNC-branded products, in each case that are manufactured by Nutra immediately prior to the Initial Closing.

“GNC Purchaser” means GNC Supply Purchaser, LLC, a Delaware limited liability company and direct, wholly-owned Subsidiary of Seller.

“GNC Secretary’s Certificate” means a certificate of an authorized officer or other authorized signatory of each GNC Party certifying that attached thereto are true and complete copies of all resolutions adopted by the proper authorizing body of such GNC Party authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which such GNC Party is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all resolutions adopted by such GNC Party in connection with the consummation of the transactions contemplated hereby and thereby.

“Governmental Authority” means (a) any national, federal, state, county, municipal, local or foreign or supranational government, or other political subdivision thereof, (b) any entity exercising executive, legislative, judicial, regulatory, tribunal, taxing or administrative functions of or pertaining to government, and (c) any arbitrator or arbitral body or panel, department, ministry, instrumentality, agency, court, commission or body of competent jurisdiction.

“Greenville Property” means, collectively, the property (i) subject to that certain Lease Agreement dated as of November 1, 1998 by and between General Nutrition Products, Inc. and the County of Greenville, South Carolina and (ii) the Greenville Owned Property.

“Greenville Transfer Documents” means, collectively, (i) the Assignment of Interest in Lease Agreement between Parent as assignor, and Nutra Manufacturing, LLC, as assignee, and (ii) the Limited Warranty Deed from Parent, as grantor, and Nutra Manufacturing, LLC, as grantee, each to be effective prior to the consummation of the transactions contemplated by this Agreement.

“Hazardous Substances” means any man-made or naturally occurring pollutant, contaminant, chemical, compound, toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable substance or material, or other substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including any quantity of asbestos in any form, urea formaldehyde, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives and including mold, if such mold is present under such conditions as to impair or inhibit the use of any structure, or portion thereof, for its original intended purposes.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Income Tax” means any income, franchise, net profits, excess profits or similar Taxes measured on the basis of net income.

“Indebtedness” of any Person as of any date or time means, without duplication: (i) all obligations of such Person in respect of borrowed money and advances or deposits of any kind or evidenced by bonds, debentures, notes or similar instruments, together with accrued and unpaid interest thereon; (ii) obligations of such Person under any interest rate, currency or other hedging agreement as of such date; (iii) all capitalized lease obligations of such Person as of such date; (iv) the deferred purchase price of any assets or services; (v) any guarantees provided by such Person in respect of the indebtedness or obligations referred to in clauses (i) through (iv) above of another Person; and (vi) with respect to any indebtedness, obligation or liability of a type described in clauses (i) through (v) above, all accrued and unpaid interest thereon and any premiums, penalties, breakage costs, unwind costs, unpaid fees and expenses, termination costs, redemption costs and other outstanding charges related thereto provided, however, that Indebtedness shall not include (a) letters of credit to the extent undrawn or uncalled or (b) any amounts included as current liabilities in the computation of Net Working Capital.

“Intellectual Property” means all the following, and all other intellectual property and proprietary rights throughout the world: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Domain Names; (e) intellectual property rights in software; (f) trade secrets, and all other intellectual property rights in confidential or proprietary information, including technical knowledge, specifications, information, designs, formulae, methods, techniques, processes, procedures, inventions, know-how (including, for the avoidance of doubt, Manufacturing know-how), data and technology, and (g) intellectual property rights in social media accounts.

“Intercompany Balances” means as of any date, all balances as of such date between GNC, Parent, Seller or any other Subsidiaries (excluding Nutra) of GNC, Parent or Seller, on the one hand, and Nutra, on the other hand, including intercompany accounts receivable and intercompany accounts payable.

“IRS” means the U.S. Internal Revenue Service.

“knowledge of Seller”, “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means to the knowledge, assuming reasonable inquiry of direct reports, of the Persons set forth in Schedule 1.01(c).

“Law” means, with respect to any Person or such Person’s business, property or assets, any United States or foreign federal, state or local law, constitution, treaty, convention, ordinance, code, rule, regulation, direction, statute, order, injunction, judgment, decree, arbitration award, agency requirement, common law, ruling or other similar requirement enacted, adopted or promulgated by a Governmental Authority that is binding upon or applicable to such Person or such Person’s business, property or assets, as amended unless expressly specified otherwise herein.

“Leased Real Property” means (i) the real property leased by Nutra as tenant, (ii) the portion of the Anderson Property constituting leased property leased by Parent as tenant, and (iii) the portion of the Greenville Property constituting leased property leased by Parent as tenant.

“Liability” means any liability, cost, expense, debt or obligation of any kind, character, or description, and whether known or unknown, accrued, fixed, absolute, contingent, matured or unmatured, or otherwise, and regardless of when asserted or by whom.

“Lien” means, with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, lease, license, right of way, adverse claim, judgment, voting trust, restriction on title or transfer, title defect, encroachment, equitable interest, covenant or option in respect of such property, equity interest or asset.

“LTM Gross Revenue” means, with respect to any Anniversary Date, subject to any adjustments pursuant to Section 3.02(b), the gross revenue of Nutra resulting from the manufacture and sale of GNC Products to GNC Purchaser (excluding, for the avoidance of doubt, gross revenue from the manufacture and sale of products to any third party) for the trailing twelve (12)-month period ending on such Anniversary Date.

“Manufacture”, “Manufactured” or “Manufacturing” means all activities involved in the manufacturing of a product, or any ingredient thereof, including (a) manufacturing process development and validation, process improvements, associated analytical development and validation, and the manufacture and testing of stability or consistency lots (including process development, qualification, QA, and test batches); and (b) manufacturing of a product for commercialization, labeling and packaging a product, in-process and finished product testing, quality assurance activities related to manufacturing and release of a product, ongoing stability tests, and, as applicable, regulatory activities related to any of the foregoing.

“Material Adverse Effect” means any change, event, occurrence, circumstance, development or effect (each an “Effect”) that, individually or in the aggregate, has had or could reasonably be expected to have, a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or results of operations of Nutra or the Business (taken as a whole) or (b) the ability of GNC, Parent, Seller or Nutra to consummate the transactions contemplated hereby; provided, however, that no Effect shall be considered when determining whether a Material Adverse Effect with respect to clause (a) above has occurred or could be reasonably expected to occur to the extent such Effect resulted or arose from any of the following: (i) any action taken or omission to act with the written consent or upon the written request of Buyer (including any action taken or omission to act which is required or expressly permitted by the Transaction Documents); (ii) any change or development in general economic conditions in the industries, markets or geographies in which Nutra or the Business operates; (iii) any change in Law or GAAP or the interpretation or enforcement of any of the foregoing; (iv) any failure of Nutra or the Business to meet, with respect to any period or periods, any internal forecasts or projections, estimates of earnings or revenues or business plans; provided, that this clause (iv) shall not prevent a determination that any Effect underlying such failure to meet forecasts or projections has resulted in a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect); (v) any natural disaster, act of war (whether or not declared), armed hostilities or terrorism, change in political environment or any escalation or worsening thereof or actions taken in response thereto; (vi) the execution, delivery, performance, consummation or public announcement of this Agreement or the transactions contemplated by this Agreement, including any Action resulting therefrom or with respect thereto, and any adverse change in customer, governmental, vendor, employee, union, supplier or similar relationships resulting therefrom or with respect thereto, including as a result of the identity of Buyer or any of its Affiliates; (vii) any change or development in financial, credit, currency or securities markets, general economic or business conditions, or political, social or regulatory conditions; or (viii) any fluctuations in currency; provided, further that in the case of clauses (ii), (iii), (v) and (vii), such Effects will only be excluded to the extent that such Effects do not, individually or in the aggregate, have a disproportionate adverse impact on Nutra or the Business relative to other Persons in the industries in which Nutra or the Business operates.

“Net Working Capital” as of any date means (i) the current assets of the Business as of such date (excluding (x) Cash and (y) deferred tax assets), minus (ii) the current liabilities of the Business as of such date (excluding (a) Indebtedness, (b) Unpaid Nutra Transaction Expenses, and (c) deferred tax liabilities), in each case, as calculated in accordance with Section 2.08(b). Net Working Capital shall be computed in accordance with Exhibit K attached hereto, which sets forth the Net Working Capital as if the Initial Closing occurred on January 31, 2019. For purposes of calculating Net Working Capital, the only accounts receivables to be included are third-party accounts receivables.

“Nutra Intellectual Property” means the Intellectual Property owned by Nutra.

“Nutra Plan” means each Employee Plan that is sponsored by Nutra or to which Nutra is a party (other than solely as a participating employer along with other Affiliates of GNC).

“Organizational Documents” means, as applicable, any charter, certificate of formation, articles of incorporation, certificates or articles of organization, declaration of partnership, articles of association, bylaws, operating agreement, limited liability company agreement, partnership agreement or similar formation or governing documents and instruments of any Person, in each case, as amended, supplemented or otherwise modified.

“Owned Real Property” means the real property owned by Nutra (including that certain portion of the Greenville Property owned by Parent (the “Greenville Owned Property”)), together with all rights and fixtures appurtenant thereto.

“Patents” means patents, patent applications (including provisional patent applications) and statutory invention registrations, including reissues, divisionals, continuations, continuations-in-part, renewals, extensions and re-examinations thereof, all patents which may issue on such applications, all inventions disclosed therein and improvements thereto, and all rights therein provided by international treaties or conventions.

“Permits” means all permits, certificates, licenses, franchises, waivers, exemptions, registrations, notices, approvals and authorizations from any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges, in each case, not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, and for which adequate reserves have been established on the Balance Sheet in accordance with GAAP, (b) mechanics’, materialmens’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material, or the amounts or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Balance Sheet in accordance with GAAP, (c) zoning and entitlement regulations promulgated by any Governmental Authority to the extent the Real Property is not in violation thereof, (d) other Liens, if any, that would not reasonably be expected to result in material Liability or otherwise materially interfere with the conduct of the Business at any Real Property in substantially the manner currently conducted, (e) with respect to any Leased Real Property, (i) the interests and rights of the respective landlords or lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under the applicable lease agreement and any ancillary documents thereto, and (iii) subsequent to the Anderson Sale, the Anderson GNC Lease, (f) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other similar Liens that would be readily apparent upon any accurate survey of the Real Property, or that are otherwise disclosed in any real property title commitments, title policies and/or surveys that have been made available to Buyer, (g) Liens created by Buyer or its successors and assigns, (h) Liens disclosed in Schedule 1.01(d), and (i) Liens created in connection with the Security Documents.

“Person” means an individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust or other entity or organization of any kind, including a Governmental Authority or similar entity.

“Plan” means each Nutra Plan and each GNC Plan.

“Post-Closing Tax Period” means any Tax period beginning after the Initial Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Initial Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Initial Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Initial Closing Date.

“Prime Rate” means the rate per annum published in The Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Buyer) or any similar release by the Federal Reserve Board (as determined by the Buyer). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Representations” means Section 4.08(c) (FDA); Section 4.12 (Environmental); Section 4.13(b) (OSHA) and Section 4.25 (DOJ NPA).

“Prop 65 Matter” means the January 29, 2019 Notice of Violation matter under Proposition 65.

“Real Property” means the Owned Real Property and Leased Real Property.

“Release” means any active or passive release, spill, emission, leaking, pumping, pouring, emptying, escaping, leaching, dumping, injection, deposit, disposal, discharge, dispersal, or migration into or through the environment, including indoor or outdoor air, soil, soil gas, surface water or ground water.

“Representative” means, with respect to any Person, such Person’s directors, legal representatives, officers, employees, counsel, financial advisors, accountants, financing sources, auditors, agents and other authorized representatives (whether third-party or otherwise).

“Retained Businesses” means all businesses now, previously or hereafter conducted by GNC, Parent, Seller or any of their Subsidiaries or Affiliates, other than Nutra and the Business.

“Separate Nutra Tax Return” means any Tax Return of Nutra for any Pre-Closing Tax Period that is filed on a separate-company or standalone basis.

“Shared Contract” means any Contract to which GNC, Parent or any of their Subsidiaries is a party with any non-Affiliated third party and which (a) benefits both Nutra or the Business and any Retained Business, and (b) pursuant to which GNC, Parent, Seller (in each case with respect to the Business) or Nutra purchased or sold goods or services or leased equipment from such third party in excess of $10,000 in the fiscal year ended December 31, 2018. For the avoidance of doubt, for purposes of this Agreement the definition of “Shared Contract” shall exclude Employee Plans, which are addressed in Section 4.14, insurance policies, which are addressed in Section 4.18 and other corporate-level services provided by any GNC Party, which are addressed in the Transition Services Agreement.

“Special Distribution” has the meaning set forth in the Nutra LLC Agreement.

“Straddle Tax Period” means a Tax period that begins on or before the Initial Closing Date and ends thereafter.

“Subsidiary” or “subsidiary” means, with respect to any Person: (a) any other Person of which such Person beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such other Person, (ii) the total combined ownership interests of such other Person, or (iii) the capital or profit interests of such other Person; or (b) any other Person of which such Person has the power to vote, either directly or indirectly, without regard to the occurrence of any contingency, sufficient securities to elect a majority of the board of directors or similar governing body of such other Person, and with respect to which entity such Person is not otherwise prohibited contractually or by other legally binding authority from exercising control. The term “Subsidiary” will include all Subsidiaries of such Subsidiary.

“Target Gross Revenue” means $228,000,000.

“Tax” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, occupation, premium, customs duties, capital stock, profits, withholding, social security (or similar), unemployment, disability, registration, estimated or environmental tax or any other any tax, levy, tariff, duty, governmental fee or other similar assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), imposed by any Taxing Authority, together with any interest, penalty, addition to tax or additional amount imposed by the Taxing Authority with respect thereto.

“Tax Benefit” means the sum of the amount by which the actual Tax Liability (after giving effect to any alternative minimum or similar Tax) of a party entitled to indemnification pursuant to this Agreement is actually reduced by the payment of the Damages upon which the claim for indemnity is based (including by or as a result of a deduction, entitlement to refund, or credit), taking into account the Tax treatment of the receipt of indemnification payments.

“Tax Distributions” means distributions required to be made under Section 5.02 of the Nutra LLC Agreement.

“Tax Item” means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Liability” means any Liabilities related to Taxes.

“Tax Return” means any report, return, document, declaration, information return or other filing supplied, or required to be supplied, to any Taxing Authority in connection with the determination, assessment, or collection of Taxes, including any attachment or schedule thereto or amendment thereof, or any declaration of estimated Tax.

“Tax Sharing Agreements” means any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement which obligates any Person to indemnify another party to any such agreement for Tax obligations, other than (a) credit agreements and other debt documents, (b) commercial agreements entered into in the ordinary course of business not primarily about Taxes, and (c) agreements pursuant to which Nutra is solely a beneficiary of, and not an obligor under, the Tax indemnification, sharing or allocation provisions of such agreement.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Trademarks” means trademarks, service marks, trade names, trade dress, brand names, product names, logos, designs, slogans, and all goodwill associated with the foregoing, any and all common law rights therein, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all extensions and renewals of any of the foregoing.

“Transfer Documents” means this Agreement, the Initial Contribution Agreement, the Minority Interest Purchase Agreement, the Anderson Transfer Documents, the Greenville Transfer Documents, the Security Documents, the Anderson Unit Purchase Agreement and any other deed, bill of sale, endorsement, assignment, certificate or other instrument of conveyance and assignment as executed and delivered in connection with the transactions contemplated hereby and thereby.

“Transaction Documents” means this Agreement, the Initial Contribution Agreement, the Minority Interest Purchase Agreement, the Anderson Transfer Documents, the Greenville Transfer Documents, the Anderson GNC Lease, the Nutra LLC Agreement, the Transition Services Agreement, the Product Supply Agreement, the Security Documents, the Anderson Unit Purchase Agreement, the Redemption Agreement and any other deed, bill of sale, endorsement, assignment, certificate or other instrument of conveyance and assignment as executed and delivered in connection with the transactions contemplated hereby and thereby.

“Treasury Regulations” means the rules and regulations promulgated by the U.S. Treasury Department under the Code.

“Unpaid Nutra Transaction Expenses” means the aggregate amount of all fees, costs and expenses incurred by Nutra in connection with the preparation, negotiation, execution and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby that remain unpaid as of immediately prior to the Initial Closing, including (i) costs, fees, expenses and disbursements of lawyers (including Latham & Watkins LLP), accountants, investment bankers (including William Hood and Company and Evercore Inc.), brokers and other advisors, experts, professionals and service providers, (ii) the aggregate amount of any transaction bonuses, transaction commissions, change of control, success, retention, phantom equity, stay or similar compensatory payments owed by Nutra as a result of the transactions contemplated hereby, (iii) accrued but unpaid bonuses or other contingent compensation related to Nutra’s gain-share program, (iv) to the extent payable by Nutra, any non-qualified deferred compensation or corporate bonuses recorded with GNC, and (v) any social security, Medicare, unemployment or other employment, withholding or payroll Taxes or similar Taxes payable by Nutra, any amounts payable by Nutra to offset or gross-up any Person for any excise Taxes or Income Taxes related to such amounts triggered in connection with items (i) through (iv) above; provided, however, that Unpaid Nutra Transaction Expenses shall exclude (x) costs and expenses paid by GNC, Parent, Seller or any other Subsidiaries of GNC (including Nutra) prior to or as of the Initial Closing, (y) costs and expenses contemplated to be paid by Buyer or its Affiliates pursuant to this Agreement or any other Transaction Document, or (z) costs and expenses incurred by Nutra after the Initial Closing.

“VCP” means that certain Voluntary Cleanup Contract, dated as of September 24, 2012, by and between General Nutrition Corporation d/b/a Nutra Manufacturing, Inc. and the South Carolina Department of Health and Environmental Control as it relates to the Greenville Property.

“VES” means the vapor extraction system operating at the Greenville Property pursuant to the VCP.

Section 1.02. Cross References. Each of the following terms is defined in the Section set forth opposite such term:

A

AAA	Section 2.08(c)
Action	Section 1.01
Actually Realized	Section 1.01
Adjustment Amount	Section 2.08(d)
Affiliate	Section 1.01
Affiliate Transactions	Section 4.22(b)
Agreement	Preamble
Anderson GNC Lease	Section 2.06(a)(v)
Anderson Interests	Recitals
Anderson Issuance	Recitals
Anderson Property	Section 1.01
Anderson Purchase Price	Section 1.01
Anderson Sale	Recitals
Anderson Transfer Documents	Section 1.01
Anderson Unit Purchase Agreement	Section 2.06(b)(i)3)
Anniversary Date	Section 3.01
Annual Cost Saving	Section 1.01
Auditor	Section 2.08(c)

B

Balance Sheet	Section 1.01
Balance Sheet Date	Section 1.01
Base Purchase Price	Section 3.02(a)
Business	Recitals
Business Day	Section 1.01
Business Employee	Section 1.01
Business Guarantees	Section 1.01
Business IT Assets	Section 4.16(d)
Business Records	Section 1.01
Buyer	Preamble
Buyer Indemnitees	Section 9.02(a)
Buyer Secretary’s Certificate	Section 1.01

C

Cash	Section 1.01
Claim Notice	Section 9.03(a)
Class A Units	Section 2.01
Closing Balance Sheet	Section 2.08(a)(i)
Code	Section 1.01
Company Group	Section 1.01
Competition Laws	Section 1.01
Confidentiality Agreement	Section 1.01
Contaminants	Section 1.01
Contract	Section 1.01
Contribution	Recitals
Copyrights	Section 1.01

D

D&O Indemnitees	Section 6.12(a)
Damages	Section 1.01
De Minimis Amount	Section 9.04(a)(i)
Deductible	Section 9.04(a)(ii)
Disclosure Schedule	Section 1.01
DOJ NPA	Section 1.01
Domain Names	Section 1.01

E

Effect	Section 1.01
Employee Plan	Section 1.01
Environmental Laws	Section 1.01
Environmental Permits	Section 1.01
Equity Interests	Section 1.01
ERISA	Section 1.01
ERISA Affiliate	Section 1.01
Estimated Initial Closing Cash	Section 1.01
Estimated Initial Closing Indebtedness	Section 1.01
Estimated Initial Closing Net Working Capital	Section 1.01
Estimated Initial Closing Net Working Capital Adjustment Amount	Section 1.01
Estimated Unpaid Nutra Transaction Expenses	Section 1.01
Exchange Act	Section 1.01

F

FDA	Section 4.08(b)
FDCA	Section 4.08(b)
Final Closing Statement	Section 2.08(a)(ii)
Final Purchase Price	Section 2.08(d)
Final Subsequent Purchase Price	Section 3.03(c)
FTC	Section 4.08(b)
Fundamental Representations	Section 1.01

G

GAAP	Section 1.01
GNC	Preamble
GNC Credit Facilities	Section 1.01
GNC Group Tax Return	Section 1.01
GNC Parties	Section 1.01
GNC Plan	Section 1.01
GNC Products	Section 1.01
GNC Purchaser	Section 1.01
GNC Receivables	Section 1.01
GNC Secretary’s Certificate	Section 1.01
Governmental Authority	Section 1.01
Guaranteed Obligations	Section 6.15(a)

H

Hazardous Substances	Section 1.01
HSR Act	Section 1.01

I

Improvements	Section 4.20(b)
Income Tax	Section 1.01
Indebtedness	Section 1.01
Indemnified Party	Section 9.03(a)
Indemnifying Party	Section 9.03(a)
Information	Section 6.07(d)
Initial Closing	Section 2.05
Initial Closing Cash	Section 2.08(a)(ii)
Initial Closing Date	Section 2.05
Initial Closing Indebtedness	Section 2.08(a)(ii)
Initial Closing Net Working Capital	Section 2.08(a)(ii)
Initial Closing Unpaid Nutra Transaction Expenses	Section 2.08(a)(ii)
Initial Contribution Agreement	Section 2.01
Initial Interests	Section 2.03
Initial Purchase	Recitals
Intellectual Property	Section 1.01, Section 1.01
Intercompany Balances	Section 1.01
IRS	Section 1.01
IVL Holding	Preamble

K

knowledge of Seller	Section 1.01

L

Law	Section 1.01
Leased Real Property	Section 1.01
Leases	Section 4.20(c)
Liability	Section 1.01
Lien	Section 1.01
LTM Gross Revenue	Section 1.01
LTM Gross Revenue Adjustment	Section 3.02(b)

M

Manufacture	Section 1.01
Material Adverse Effect	Section 1.01
Material Contract	Section 4.17(a)
Material Customers	Section 4.19(a)
Material Suppliers	Section 4.19(b)
Minority Interest Purchase Agreement	Section 2.02
Minority Purchase	Recitals

N

Net Working Capital	Section 1.01
Nutra	Preamble
Nutra Designated Shared Contracts	Section 6.02(a)
Nutra LLC Agreement	Section 2.06(a)(vi)
Nutra Plan	Section 1.01
Nutra Replacement Contracts	Section 6.02(a)

O

Organizational Documents	Section 1.01
Overall Cap	Section 1.01(a)(c)(iv)
Owned Real Property	Section 1.01

P

Parent	Preamble
Parties	Preamble
Party	Preamble
Patents	Section 1.01
Per Diem Taxes	Section 1.01(a)(b)(i)
Permits	Section 1.01
Permitted Liens	Section 1.01
Person	Section 1.01
Personal Property	Section 4.21(b)
Plan	Section 1.01
Post-Closing Tax Period	Section 1.01
Potential Contributor	Section 9.05
Pre-Closing Tax Period	Section 1.01
Preliminary Purchase Price	Section 2.07(a)
Prime Rate	Section 1.01
Principal Representations	Section 1.01
Privileged Information	Section 6.07(d)
Privileges	Section 6.07(d)
Product Supply Agreement	Section 2.06(a)(viii)
Proposed Subsequent Closing Date	Section 3.03(a)(iii)

R

Real Property	Section 1.01
Redemption Agreement	Section 3.06(a)(iv)
Reference Balance Sheet	Section 2.08(b)
Release	Section 1.01
Remaining Interests	Recitals
Representative	Section 1.01
Retained Businesses	Section 1.01

S

Sanctions	Section 4.08(e)
Scheduled Leased Real Property	Section 4.20(a)
Scheduled Owned Real Property	Section 4.20(a)
Scheduled Real Property	Section 4.20(a)
Security Documents	Section 2.06(a)(ix)
Seller	Preamble
Seller Class B Interests	Section 2.02
Seller Indemnitees	Section 9.02(b)
Seller Name and Marks	Section 6.06
Seller’s knowledge	Section 1.01
Separate Nutra Tax Return	Section 1.01
Shared Contract	Section 1.01
Special Distribution	Section 1.01, Section 1.01
Straddle Tax Period	Section 1.01
Subsequent Acquisition	Section 3.01
Subsequent Acquisition Share Portion	Section 3.01
Subsequent Auditor	Section 3.03(c)

Subsequent Closing	Section 3.04
Subsequent Closing Balance Sheet	Section 3.03(a)(i)
Subsequent Closing Date	Section 3.04
Subsequent Closing Statement	Section 3.03(a)
Subsequent Determination Date	Section 3.03(c)
Subsequent Purchase Price	Section 3.02(a)
Subsidiary	Section 1.01

T

Target Gross Revenue	Section 1.01
Tax	Section 1.01
Tax Benefit	Section 1.01
Tax Claim	Section 7.07(a)
Tax Item	Section 1.01
Tax Liability	Section 1.01
Tax Refunds	Section 7.02(i)
Tax Return	Section 1.01
Tax Sharing Agreements	Section 1.01
Taxing Authority	Section 1.01
Third Party Claim	Section 9.03(a)
Trademarks	Section 1.01
Transaction Documents	Section 1.01, Section 1.01
Transfer Taxes	Section 1.01(a)(b)
Transition Services Agreement	Section 2.06(a)(vii)
Treasury Regulations	Section 1.01

U

Unaudited Financial Statements	Section 4.06(a)
Unpaid Nutra Transaction Expenses	Section 1.01

V

VCP	Section 1.01

Section 1.03. Interpretation. The table of contents, titles, headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “hereby,” “herewith,” “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (c) masculine gender shall also include the feminine and neutral genders, and vice versa; (d) words importing the singular shall also include the plural, and vice versa; (e) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement; (f) all Exhibits or Schedules of or to this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein, and any capitalized terms used in such Exhibits or Schedules and not otherwise defined therein shall have the meaning set forth in this Agreement; (g) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the sign “$” means the lawful currency of the United States of America; (i) all references to “days” mean calendar days and all references to time mean Eastern Time in the

United States of America, in each case unless otherwise indicated; (j) any references in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality; and (k) derivative forms of defined terms will have correlative meanings. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

INITIAL ACQUISITION

Section 2.01. Contribution. Simultaneous with the execution of this Agreement, Parent and Seller shall enter into and consummate the Contribution and the other transactions contemplated by the Contribution Agreement attached hereto as Exhibit A (the “Initial Contribution Agreement”). Following the consummation of the Contribution, Seller shall hold all of the then-outstanding Equity Interests, consisting of all of the right, title and interest in and to one thousand two hundred (1,200) Class A Units of Nutra (“Class A Units”), free and clear of all Liens (other than those Liens that will be released in connection with the Minority Purchase).

Section 2.02. Minority Purchase. Immediately following the Contribution, IVL Holding and Seller shall enter into and consummate the Minority Purchase and the other transactions contemplated by the Minority Interest Purchase Agreement attached hereto as Exhibit B (the “Minority Interest Purchase Agreement”). Following the consummation of the Minority Purchase, IVL Holding shall hold all right, title and interest in 100% of the Class B limited liability company interests of Seller (“Seller Class B Interests”), free and clear of all Liens.

Section 2.03. Purchase and Sale. At the Initial Closing, upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign, transfer and convey to Buyer, free and clear of all Liens, and Buyer agrees to purchase and acquire from Seller, all of Seller’s right, title and interest in 50% of the then-outstanding Equity Interests, constituting six hundred (600) Class A Units (the “Initial Interests”).

Section 2.04. [RESERVED].

Section 2.05. Initial Closing. The closing (the “Initial Closing”) of the purchase and sale of the Initial Interests contemplated hereby shall take place at the offices of Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, IL 60611, (or remotely via the exchange of documents and signatures) at 7:30 a.m. (Central time) on the date of this Agreement and immediately following the consummation of the Contribution and the Minority Purchase. The date of the Initial Closing is also referred to in this Agreement as the “Initial Closing Date”.

Section 2.06. Initial Closing Deliverables.

(a) Subject to the terms and conditions hereof, in connection with the Initial Closing, GNC, Parent and Seller have delivered to Buyer:

(i) if any Initial Interests are certificated, the certificates representing such Initial Interests being purchased hereunder, accompanied by stock powers or instruments of transfer or assignment endorsed in blank and dated as of the Initial Closing Date;

(ii) the duly executed Initial Contribution Agreement;

(iii) a duly executed counterpart to the Minority Interest Purchase Agreement;

(iv) duly executed counterparts to the Anderson Transfer Documents and the Unit Purchase Agreement in the form attached as Exhibit H (the “Anderson Unit Purchase Agreement””) to be effected immediately following the Initial Closing, with respect to the Anderson Sale;

(v) a duly executed counterpart sublease agreement in the form attached as Exhibit C (the “Anderson GNC Lease”), to be effected immediately following the consummation of the Anderson Sale;

(vi) a duly executed counterpart to the Limited Liability Company Agreement of Nutra in the form attached as Exhibit D (the “Nutra LLC Agreement”);

(vii) a duly executed counterpart to the transition services agreement in the form attached as Exhibit E (the “Transition Services Agreement”);

(viii) a duly executed counterpart to the product supply agreement in the form attached as Exhibit F (the “Product Supply Agreement”);

(ix) duly executed counterparts to the security documents in the form attached as Exhibit G, pursuant to which Buyer will be granted a security interest in the Remaining Interests to secure certain of Seller’s and GNC Purchaser’s obligations under this Agreement, the Nutra LLC Agreement and the Product Supply Agreement, as applicable, (the “Security Documents”);

(x) any documents, certificates or other deliverables required in connection with the foregoing;

(xi) the resignations of all directors and officers of Nutra that are not continuing as employees of Nutra after the Initial Closing from their director and officer positions, as applicable;

(xii) a statement in accordance with the requirements of Treasury Regulation Section 1.1445-2(b)(2) from Parent certifying that it is not a “foreign person” as defined in Section 1445(f)(3) of the Code; and

(xiii) a duly executed GNC Secretary’s Certificate.

(b) Subject to the terms and conditions hereof, in connection with the Initial Closing, Buyer has delivered:

(i) To GNC, Parent and Seller:

(A)	the Preliminary Purchase Price, which Buyer shall pay in accordance with Section 2.07(b);

(B)

duly executed counterparts to the Minority Interest Purchase Agreement, the Anderson Unit Purchase Agreement, the Anderson GNC Lease, the Anderson Transfer Documents, the Nutra LLC Agreement, the Security Documents, the Product Supply Agreement and the Transition Services Agreement; and

(C)	a duly executed Buyer Secretary’s Certificate.

(ii) To the service providers and other parties identified in writing by the GNC Parties prior to the Initial Closing, on behalf of and for the account of Nutra, the Estimated Unpaid Nutra Transaction Expenses.

Section 2.07. Payment of Preliminary Purchase Price.

(a) The purchase price to be paid at the Initial Closing (the “Preliminary Purchase Price”) shall equal (i) seventy six million Dollars ($76,000,000), plus (ii) 57.14% multiplied by the Estimated Initial Closing Net Working Capital Adjustment Amount, less (iii) the Estimated Initial Closing Indebtedness plus (iv) 57.14% multiplied by the Estimated Initial Closing Cash, less (v) the Estimated Unpaid Nutra Transaction Expenses.

(b) The Preliminary Purchase Price shall be paid by Buyer at the Initial Closing to an account of Seller via wire transfer of immediately available funds in accordance with written instructions delivered to Buyer prior to the date hereof.

Section 2.08. Post-Closing Adjustment.

(a) Within seventy-five (75) days after the Initial Closing Date, Buyer shall prepare and deliver to Seller:

(i) an unaudited balance sheet of Nutra (the “Closing Balance Sheet”) as of, and at the close of business on the date immediately prior to, the Initial Closing Date; and

(ii) a final closing statement (the “Final Closing Statement”), reflecting Buyer’s calculation of (A) Net Working Capital (“Initial Closing Net Working Capital”), (B) the aggregate amount of all Indebtedness of Nutra (“Initial Closing Indebtedness”), (C) a calculation of Cash of Nutra (“Initial Closing Cash”), (D) a calculation of Unpaid Nutra Transaction Expenses (“Initial Closing Unpaid Nutra Transaction Expenses”), in each case, calculated as of immediately prior to the Initial Closing (without giving effect to the transactions contemplated in connection with the Initial Closing) consistent (except as provided in this Section 2.08) with the Closing Balance Sheet, and (E) a calculation of the Adjustment Amount.

(b) The Closing Balance Sheet and Final Closing Statement shall be prepared in accordance with GAAP applied in a manner consistent with the principles applied in connection with the preparation of the most recent balance sheet included in the Financial Statements (the “Reference Balance Sheet”); provided that (x) the Closing Balance Sheet shall not give effect to the Initial Purchase, including any payments of cash in respect of the Preliminary Purchase Price or any financing transactions in connection therewith or, after the Initial Closing, any other action or omission by Buyer or Nutra that is not in the ordinary course of business consistent with past practice, (y) the treatment of leases as capital leases or operating leases shall be identical to their treatment in the Reference Balance Sheet, and (z) the Closing Balance Sheet shall not reflect any expense or Liability for which Buyer is responsible under this Agreement. Following the Initial Closing, Buyer shall provide Seller and its Representatives reasonable access during normal business hours to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of Nutra relating to the preparation of the Closing Balance Sheet and the Final Closing Statement and shall cause the personnel of Nutra to reasonably cooperate with Seller in connection with its review of the Closing Balance Sheet and the Final Closing Statement.

(c) If Seller shall disagree with such calculations of Initial Closing Net Working Capital, Initial Closing Indebtedness, Initial Closing Cash or Initial Closing Unpaid Nutra Transaction Expenses, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Closing Balance Sheet and Final Closing Statement. In the event that Seller does not provide a notice of disagreement within such thirty (30)-day period, the GNC Parties and Buyer shall be deemed to have agreed to the Closing Balance Sheet and Final Closing Statement and the calculations of Initial Closing Net Working Capital, Initial Closing Indebtedness, Initial Closing Cash, and Initial Closing Unpaid Nutra Transaction Expenses delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any notice of disagreement is timely provided, Buyer and Seller shall use reasonable best efforts for a period of twenty (20) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Initial Closing Net Working Capital, Initial Closing Indebtedness, Initial Closing Cash or Initial Closing Unpaid Nutra Transaction Expenses. If, at the end of such period, they are unable to resolve such disagreements in writing, then any such remaining disagreements shall be resolved by an independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Buyer and Seller (such firm, subject to the following proviso, the “Auditor”); provided, that if Seller and Buyer cannot agree on the Auditor, either party may request that the American Arbitration Association (the “AAA”) choose the Auditor, in which case the AAA’s choice of the Auditor will be binding and the expenses of the AAA will be shared 50% by Buyer and 50% by the GNC Parties. Each of Buyer and Seller shall promptly provide their respective assertions regarding Initial Closing Net Working Capital, Initial Closing Indebtedness, Initial Closing Cash and Initial Closing Unpaid Nutra Transaction Expenses and, to the extent relevant thereto, the Closing Balance Sheet in writing to the Auditor and to each other. The Auditor shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the Parties agree should not be later than thirty (30) days following the day on which the disagreement is referred to the Auditor). The Auditor shall base its determination solely on (i) the written submissions of the Parties and shall not conduct an independent investigation and (ii) the extent (if any) to which Initial Closing Net Working Capital, Initial Closing Indebtedness, Initial Closing Cash or Initial Closing Unpaid Nutra Transaction Expenses require adjustment (only with respect to the remaining disagreements submitted to the Auditor) in order to be determined in accordance with Section 2.08(b) (including the definitions of the defined terms used in Section 2.08(b)). The determination of the Auditor shall be final, conclusive and binding on the parties. All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne pro rata as between Buyer, on the one hand, and Seller, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute as between Buyer and Seller (set forth in the written submissions to the Auditor) made by the Auditor such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if Seller challenges items underlying the calculations of Initial Closing Net Working Capital, Initial Closing Indebtedness, Initial Closing Cash and Initial Closing Unpaid Nutra Transaction Expenses in the net amount of $1,000,000, and the Auditor determines that Buyer has a valid claim for $400,000 of the $1,000,000, Buyer shall bear 60% of the fees and expenses of the Auditor and the GNC Parties shall bear the remaining 40% of the fees and expenses of the Auditor.

(d) The “Adjustment Amount,” which may be positive or negative, shall mean (i) 57.14% multiplied by (the Initial Closing Net Working Capital (as finally determined in accordance with Section 2.08(c)), minus Estimated Initial Closing Net Working Capital), plus (ii) the Estimated Initial Closing Indebtedness, minus Initial Closing Indebtedness (as finally determined in accordance with Section 2.08(c))), plus (iii) 57.14% multiplied by (the Initial Closing Cash (as finally determined in accordance with Section 2.08(c)), minus Estimated Initial Closing Cash), plus (iv) Estimated Unpaid Nutra Transaction Expenses, minus Initial Closing Unpaid Nutra Transaction Expenses (as finally determined in accordance with Section 2.08(c)). If the Adjustment Amount is a positive number, then the Preliminary Purchase Price shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, then the Preliminary Purchase Price shall be decreased by the absolute value of the Adjustment Amount (such adjusted Preliminary Purchase Price, the “Final Purchase Price”). The Adjustment Amount shall be paid in accordance with Section 2.08(e) and shall be deemed an adjustment for Tax purposes to the Preliminary Purchase Price.

(e) If the Adjustment Amount is a negative number, the GNC Parties shall promptly (but in any event within five (5) Business Days) pay or cause to be paid such amount to Buyer (or its designee(s)), in cash. If the Adjustment Amount is a positive number, subject to Section 9.07, Buyer shall promptly (but in any event within five (5) Business Days) pay such amount to Seller (or its designee(s)), in cash. Any payment pursuant to this Section 2.08(e) shall be made by Buyer or the GNC Parties, as the case may be, by wire transfer of immediately available funds within five (5) Business Days of the final determination of the Adjustment Amount in accordance with Section 2.08(c) to such account or accounts of such other Party as may be designated by such other Party in writing. In the event of a failure to timely make such payment, interest shall accrue on such amount for the period commencing on the payment due date through the date on which such payment is made calculated at the Prime Rate. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred and sixty-five (365) days and the actual number of days elapsed. Further, in the event of a failure by the GNC Parties to make such payment, Buyer shall have the right to withhold an amount equal to the aggregate dollar value of such Adjustment Amount against any future Special Distributions or any Final Subsequent Purchase Price on a dollar-for-dollar basis.

Section 2.09. Anderson Issuance. Immediately following the Initial Closing, Buyer and Nutra shall enter into and consummate the Anderson Issuance and the other transactions contemplated by the Anderson Unit Purchase Agreement.

Section 2.10. Anderson Sale. Immediately following the Anderson Issuance, Parent and Nutra shall enter into and consummate the Anderson Sale and the other transactions contemplated by the Anderson Transfer Documents and the Anderson GNC Lease.

Section 2.11. Use of Proceeds. The GNC Parties hereby agree that they shall, promptly upon receipt of the Preliminary Purchase Price and any Adjustment Amount in favor of the GNC Parties pursuant to this Article II, use or cause to be used all of such funds to first repay the amounts owed by Seller to Parent pursuant to the Initial Contribution Agreement and then, upon receipt by Parent of such funds as a result of Seller’s payment pursuant to the Initial Contribution Agreement, use or cause to be used all of such funds to repay the amounts owed under the GNC Credit Facilities. Parent hereby agrees that it shall, promptly upon receipt of the Anderson Purchase Price in connection with the Anderson Sale, use all of such funds to repay the amounts owed under the GNC Credit Facilities. The GNC Parties shall promptly provide Buyer with reasonable written evidence of such payments.

Section 2.12. Nutra Contributions. Promptly following the Initial Closing, each of Seller and Buyer shall make a Capital Contribution (as defined in and made in accordance with the Nutra LLC Agreement) to Nutra of $10,715,000 and $14,285,000, respectively (the “Seller Closing Contribution” and the “Buyer Closing Contribution”).

Section 2.13. Withholding. Each of Buyer, its Affiliates and, effective upon the Initial Closing, Nutra and any of their agents shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign law. If any amount is so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed.

ARTICLE III

SUBSEQUENT PURCHASES AND SALES

Section 3.01. Subsequent Purchases of the Remaining Interests. Subject to the terms and conditions of this Agreement, within sixty (60) days (subject to extension to the extent required in the event of a dispute pursuant to and in accordance with Section 3.03(c)) of each of the first four (4) anniversaries of December 31, 2018 (each such date, an “Anniversary Date”), Seller shall sell, assign, transfer and convey to Buyer, free and clear of all Liens, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in one hundred fifty (150) Class A Units (such amount to be equitably adjusted from time to time as a result of stock distributions, stock splits, recapitalizations and similar events in order to ensure that such amount represents 25% of the Remaining Interests and that, upon consummation of the fourth and final Subsequent Closing (as defined below), Buyer will own all of the Remaining Interests) (such Class A Units, the “Subsequent Acquisition Share Portion” and each such purchase and sale, a “Subsequent Acquisition”).

Section 3.02. Subsequent Purchase Price.

(a) The purchase price for the Subsequent Acquisition Share Portion with respect to each Subsequent Acquisition (the “Subsequent Purchase Price”) shall be eighteen million seven hundred and fifty thousand Dollars ($18,750,000) (the “Base Purchase Price”); provided that if, as of any Anniversary Date, the LTM Gross Revenue is less than 97% or greater than 105% of the Target Gross Revenue, then the Subsequent Purchase Price shall be an amount equal to (i) the Base Purchase Price, multiplied by (ii) a fraction, the numerator of which is the LTM Gross Revenue as of such Anniversary Date and the denominator of which is the Target Gross Revenue.

(b) In any calculation of the Subsequent Purchase Price pursuant to Section 3.02(a) for the third and fourth Subsequent Acquisition, the LTM Gross Revenue will be adjusted (the “LTM Gross Revenue Adjustment”) to include gross revenue of Nutra that otherwise would have been earned by Nutra in the applicable period if not solely for the existence of the Annual Cost Saving. The LTM Gross Revenue Adjustment for such Subsequent Acquisition shall be mutually agreed to by Buyer and GNC pursuant to this Section 3.02(b).

Section 3.03. Subsequent Closing Statement.

(a) No later than forty-five (45) days after each Anniversary Date, Buyer shall prepare and deliver to Seller the following (the “Subsequent Closing Statement”):

(i) an unaudited balance sheet of Nutra (the “Subsequent Closing Balance Sheet”) as of and at the close of business on such Anniversary Date;

(ii) a statement of income for the trailing twelve (12)-month period immediately preceding such Anniversary Date; and

(iii) a statement setting forth (A) a proposed closing date for such Subsequent Acquisition the (a “Proposed Subsequent Closing Date”), which date must be no more than sixty (60) days following the applicable Anniversary Date (provided that, in the event of a dispute in accordance with Section 3.03(c) below, such date will be automatically amended to be two (2) Business Days following the Subsequent Determination Date), (B) the LTM Gross Revenue as of such Anniversary Date, (C) with respect to the third and fourth Subsequent Acquisitions, the LTM Gross Revenue Adjustment, and (D) the applicable Subsequent Purchase Price.

(b) Each Subsequent Closing Balance Sheet and Subsequent Closing Statement shall be prepared in accordance with the principles set forth in Section 2.08(b), applied mutatis mutandis. Buyer shall deliver reasonable supporting documentation together with each Subsequent Closing Statement. Following delivery of a Subsequent Closing Statement to Seller, Buyer shall provide Seller and its Representatives reasonable access during normal business hours to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of Nutra relating to the preparation of such Subsequent Closing Balance Sheet and Subsequent Closing Statement and shall cause the personnel of Nutra to reasonably cooperate with Seller in connection with its review of the Subsequent Closing Balance Sheet and Subsequent Closing Statement.

(c) If Seller shall disagree with the calculations of LTM Gross Revenue, the LTM Gross Revenue Adjustment (if applicable) or the Subsequent Purchase Price included in a Subsequent Closing Statement, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within fifteen (15) days after its receipt of such Subsequent Closing Statement. In the event that Seller does not provide a notice of disagreement within such fifteen (15)-day period, the GNC Parties and Buyer shall be deemed to have agreed to such Subsequent Closing Statement and the calculations of LTM Gross Revenue, the LTM Gross Revenue Adjustment or the Subsequent Purchase Price delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any notice of disagreement is timely provided, Buyer and Seller shall use reasonable best efforts for a period of ten (10) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of LTM Gross Revenue, the LTM Gross Revenue Adjustment (if applicable) or the Subsequent Purchase Price. If, at the end of such period, they are unable to resolve such disagreements in writing, then any such remaining disagreements shall be resolved by an independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Buyer and Seller (such firm, subject to the following proviso, the “Subsequent Auditor”); provided, that if Seller and Buyer cannot agree on a substitute Subsequent Auditor, either party may request that the AAA choose the Auditor, in which case the AAA’s choice of the Auditor will be binding and the expenses of the AAA will be shared 50% by Buyer and 50% by the GNC Parties. Each of Buyer and Seller shall promptly provide their respective assertions regarding LTM Gross Revenue, the LTM Gross Revenue Adjustment (if applicable) and the Subsequent Purchase Price and, to the extent relevant thereto, the Subsequent Closing Balance Sheet in writing to the Subsequent Auditor and to each other. The Subsequent Auditor shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the parties hereto agree should not be later than twenty (20) days following the day on which the disagreement is referred to the Subsequent Auditor). The Subsequent Auditor shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which LTM Gross Revenue, the LTM Gross Revenue Adjustment (if applicable) or the Subsequent Purchase Price require adjustment (only with respect to the remaining disagreements submitted to the Auditor) in order to be determined in accordance with Section 3.03(b) (including the definitions of the defined terms used in Section 3.03(b)). The determination of the Subsequent Auditor shall be final, conclusive and binding on the parties. The date on which LTM Gross Revenue, the LTM Gross Revenue Adjustment (if applicable) and the Subsequent Purchase Price are finally determined in accordance with this Section 2.08(c) is hereinafter referred to as a “Subsequent Determination

Date.” All fees and expenses of the Subsequent Auditor relating to the work, if any, to be performed by the Subsequent Auditor hereunder shall be borne pro rata as between Buyer, on the one hand, and the GNC Parties, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute as between Buyer and Seller (set forth in the written submissions to the Subsequent Auditor) made by the Auditor such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if Seller challenges items underlying the calculations of LTM Gross Revenue, the LTM Gross Revenue Adjustment (if applicable) and the Subsequent Purchase Price in the net amount of $1,000,000, and the Subsequent Auditor determines that Buyer has a valid claim for $400,000 of the $1,000,000, Buyer shall bear 60% of the fees and expenses of the Subsequent Auditor and the GNC Parties shall bear the remaining 40% of the fees and expenses of the Subsequent Auditor. A final Subsequent Purchase Price as determined pursuant to this Section 3.03(c) shall be referred to as the “Final Subsequent Purchase Price”.

(d) Subject to Section 9.07, each Final Subsequent Purchase Price shall be paid by Buyer at the applicable Subsequent Closing to an account of Seller in accordance with written instructions delivered to Buyer prior to such Subsequent Closing (which written instructions will be designated by Seller in writing at least three (3) Business Days prior to the applicable Subsequent Closing Date).

Section 3.04. Subsequent Closing. Each closing of a Subsequent Acquisition of a Subsequent Acquisition Share Portion (each, a “Subsequent Closing”) contemplated hereby shall take place at the offices of Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, IL 60611, (or remotely via the exchange of documents and signatures) at 7:30 a.m. (Central time) on the later of (a) the applicable Proposed Subsequent Closing Date, (b) two (2) Business Days following the Subsequent Determination Date or (c) such other date as may be mutually agreed by the Parties. The actual date of a Subsequent Closing is also referred to in this Agreement as the “Subsequent Closing Date”. All actions to be taken and all documents to be delivered by all Parties at each Subsequent Closing shall be deemed have been taken and executed and delivered simultaneously, and no action shall be deemed taken nor any document executed or delivered until all have been taken, executed and delivered.

Section 3.05. Subsequent Closing Conditions.

(a) Conditions Precedent to the Obligation of Buyer to Effect the Subsequent Closings. The obligation of Buyer to consummate each purchase of the Subsequent Acquisition Share Portions on each Subsequent Closing Date pursuant to this Article III is subject to the satisfaction on or prior to each Subsequent Closing Date of the following conditions, any of which may be waived in whole or in part by the written consent of Buyer:

(i) No Law shall have been enacted by any Governmental Authority to enjoin, restrain or prohibit this Agreement or the transactions contemplated hereby, if such Law would make it unlawful to consummate such transactions;

(ii) The representations made by Seller with respect to GNC, Parent or Seller contained in Section 4.01, Section 4.02, Section 4.05(c), and Section 4.09, shall be true and correct in all material respects as of the applicable Subsequent Closing Date as though such representations and warranties were then made, and each party shall have delivered to the other party an officer’s certificate to the effect that such condition is satisfied in all respects;

(iii) GNC, Parent and Seller shall have performed and complied in all material respects with the covenants and agreements contained in Section 2.11, Section 3.07 and Section 6.13; and

(iv) GNC, Parent and Seller shall have delivered to Buyer the Subsequent Closing deliverables pursuant to Section 3.06(a).

(b) Conditions Precedent to the Obligation of GNC, Parent and Seller to Effect the Subsequent Closings. The obligation of GNC, Parent and Seller to consummate each sale of the Subsequent Acquisition Share Portion Interests on each Subsequent Closing Date pursuant to this Article III is subject to the satisfaction on or prior to each Subsequent Closing Date of the following conditions, any of which may be waived in whole or in part by the written consent of GNC, Parent and Seller:

(i) No Law shall have been enacted by any Governmental Authority to enjoin, restrain or prohibit this Agreement or the transactions contemplated hereby, if such Law would make it unlawful to consummate such transactions;

(ii) subject to Section 9.07, Buyer shall have delivered the applicable Final Subsequent Purchase Price, which Buyer shall pay in accordance with Section 3.03(d); and

(iii) Buyer shall have delivered to GNC, Parent and Seller the Subsequent Closing deliverables pursuant to Section 3.06(b).

Section 3.06. Subsequent Closing Deliverables.

(a) Subject to the terms and conditions hereof, in connection with each Subsequent Closing, GNC, Parent and Seller shall deliver to Buyer:

(i) if any Remaining Interests in the applicable Subsequent Acquisition Share Portion are certificated, the certificates representing such Remaining Interests being purchased hereunder, accompanied by stock powers or instruments of transfer or assignment endorsed in blank and dated as of such Subsequent Closing Date;

(ii) a certificate dated as of such Subsequent Closing Date signed by an officer of Seller to the effect that (A) all representations made by Seller with respect to GNC, Parent or Seller contained in Section 4.01, Section 4.02, Section 4.05(c) and Section 4.09 are true and correct in all material respects at and as of such Subsequent Closing Date as though such representations were made at and as of the Subsequent Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date) and (B) GNC, Parent and Seller have performed and complied in all material respects with the covenants and agreements contained in Section 2.11, Section 3.07 and Section 6.13;

(iii) a statement in accordance with the requirements of Treasury Regulation Section 1.1445-2(b)(2) from Parent certifying that it is not a “foreign person” as defined in Section 1445(f)(3) of the Code;

(iv) with respect to the fourth and final Subsequent Closing Date, an executed counterpart to the redemption agreement substantially in the form attached as Exhibit I (the “Redemption Agreement”); and

(v) with respect to the fourth and final Subsequent Closing Date, the purchase price for the redemption of the Seller Class B Interests as set forth in the Redemption Agreement, which GNC, Parent and/or Seller shall pay or cause to be paid via wire transfer of immediately available funds to an account or accounts designated by Buyer.

(b) Subject to the terms and conditions hereof, in connection with each Subsequent Closing, Buyer shall deliver to GNC, Parent and Seller:

(i) a certificate dated as of such Subsequent Closing Date signed by an officer of Buyer to the effect that all representations made by Buyer contained in Section 5.01, Section 5.02 and Section 5.09 are true and correct in all material respects at and as of such Subsequent Closing Date as though such representations were made at and as of the Subsequent Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);

(ii) with respect to the fourth and final Subsequent Closing Date, an executed counterpart to the Redemption Agreement; and

(iii) with respect to the fourth and final Subsequent Closing Date, if any Seller Class B Interests are certificated, the certificates representing such Seller Class B Interests being purchased redeemed pursuant to the Redemption Agreement, accompanied by stock powers or instruments of transfer or assignment endorsed in blank and dated as of such Subsequent Closing Date.

Section 3.07. Use of Proceeds. The GNC Parties hereby agree that they shall, until no further amounts are owed to Parent by Seller pursuant to the Initial Contribution Agreement and promptly upon receipt of any Final Subsequent Purchase Price pursuant to this Article III, use or cause to be used all of such funds to first pay the amounts owed pursuant to the Initial Contribution Agreement and then, upon receipt by Parent of such funds as a result of Seller’s payment pursuant to the Initial Contribution Agreement, use or cause to be used all of such funds to pay the amounts owed under the GNC Credit Facilities (to the extent amounts are still owed thereunder). The GNC Parties shall promptly provide Buyer with reasonable written evidence of such payments.

Section 3.08. Final Subsequent Closing.

(a) Concurrently with the fourth and final Subsequent Closing, subject to Section 9.07, Buyer shall cause Nutra to pay to Seller in accordance with the terms of the Nutra LLC Agreement all GNC Accrued Special Distributions (as defined in the Nutra LLC Agreement) as of such date. Further, following the fourth and final Subsequent Closing and in accordance with the timing and procedures set forth in the Nutra LLC Agreement, Buyer shall cause Nutra to pay an amount equal to Seller’s Special Distribution for the then-current Fiscal Quarter (as defined in the Nutra LLC Agreement), calculated as of the day immediately prior to the applicable Subsequent Closing Date (without giving effect to the return of any Unreturned Seller Closing Contribution (as defined below)), and the applicable Tax Distribution (which distribution shall be subject to the true up provisions in the second sentence of Section 5.02 of the Nutra LLC Agreement). For the avoidance of doubt, for purposes of the preceding sentence, the calculation of such Special Distribution shall be based on Nutra’s Available Free Cash Flow (as defined in the Nutra LLC Agreement) at the applicable time (without giving effect to the return of any Unreturned Seller Closing Contribution) in accordance with the Nutra LLC Agreement; provided that in the event the applicable Tax Distribution would exceed the amount of Available Cash (as defined in the Nutra LLC Agreement) at the applicable time, then Buyer shall, or shall cause an Affiliate of Buyer to, contribute funds to Nutra sufficient to allow Nutra to pay the Tax Distribution to GNC.

(b) To the extent there exists any unreturned Seller Closing Contribution (the “Unreturned Seller Closing Contribution”) immediately prior to the fourth and final Subsequent Closing, then, in addition to any amounts paid to GNC pursuant to Section 3.08(a) and concurrently with the fourth and final Subsequent Closing, Buyer shall cause Nutra to return the Unreturned Seller Closing Contribution to Seller via wire transfer of immediately available funds to an account designated by Seller. In the event Nutra’s Available Cash at such time is less than Unreturned Seller Closing Contribution, Buyer shall, or shall cause an Affiliate of Buyer to, contribute funds to Nutra sufficient to allow Nutra to return the Unreturned Seller Closing Contribution to Seller in accordance with the foregoing sentence.

Section 3.09. Termination of Obligations. Buyer’s obligations under this Article III shall terminate in the event that Buyer has acquired all of the Remaining Interests pursuant to the terms of the Nutra LLC Agreement.

Section 3.10. Assignment of Obligations. It is understood and agreed that Buyer may assign all or any portions of its and obligations with respect to the purchase of the Remaining Interests (i) to one or more Affiliates upon prior written notice to, and (ii) with the consent (which consent shall not be unreasonably withheld, delayed or conditioned) of Seller (it being understood that Seller may reasonably withhold its consent to any assignment to a GNC Competitor (as defined in the Nutra LLC Agreement)), and in each case subject to the execution and delivery by such Person(s) of a joinder agreement to this Agreement in form and substance reasonably satisfactory to Seller and Buyer and, upon the acquisition of any Remaining Interests by such assignee, to the Nutra LLC Agreement in the form attached to the Nutra LLC Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GNC, PARENT AND SELLER

GNC, Parent and Seller represent and warrant to Buyer as of the Initial Closing Date (and, with respect to the representations made by GNC, Parent and Seller with respect to GNC, Parent and Seller contained in Section 4.01, Section 4.02, Section 4.05(c) and Section 4.09 in connection with any Subsequent Closing, as of the applicable Subsequent Closing Date) that the statements contained in this Article IV are true and correct as follows, except as set forth in the Disclosure Schedules to this Article IV (but subject to Section 10.10):

Section 4.01. Organization and Qualification.

(a) Each of GNC, Parent and Seller is duly organized, validly existing and (where such concept is applicable) in good standing (or local equivalent) under the Laws of its jurisdiction of organization, formation or incorporation, as applicable. Nutra is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of GNC, Parent, Seller and Nutra has full company power and authority and all Permits necessary to own or lease and operate their respective properties (including the Anderson Property and the Greenville Property) and assets and to carry on their respective business (including the Business) as presently conducted in all material respects, except, in the case of GNC, Parent and Seller, as would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of GNC, Parent and Seller to enter into and perform their obligations under this Agreement or the other Transaction Documents to which they are a party or consummate the transactions contemplated by this Agreement or such other Transaction Documents.

(b) Each of GNC, Parent, Seller and Nutra is duly qualified to do business (where such concept is applicable) in each jurisdiction where the nature or conduct of their respective business or the ownership of their respective properties (including the Anderson Property and the Greenville Property) and assets makes such qualification necessary, except where the failure to be so qualified (i) in the case of GNC, Parent and Seller, would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of GNC, Parent and Seller to enter into and perform their obligations under this Agreement or the other Transaction Documents to which they are a party or consummate the transactions contemplated by this Agreement or such other Transaction Documents, and (ii) otherwise would not reasonably be expected to have a Material Adverse Effect. The copies of the Organizational Documents of Nutra previously made available by Parent to Buyer or its Representatives were true, correct and complete prior to the adoption and effectiveness of the Certificate of Conversion and the Nutra LLC Agreement. The copy of the Certificate of Conversion previously made available by Parent to Buyer or its Representatives is true, correct and complete. None of GNC, Parent, Seller or Nutra is in violation of any provision of its Organizational Documents.

Section 4.02. Authorization. Each of GNC, Parent, Seller and Nutra has all requisite corporate or equivalent organizational powers and authority to enter into, execute and deliver this Agreement and each other Transaction Document to be executed by such Party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby. This Agreement and each Transaction Document to be executed by each of GNC, Parent, Seller or Nutra has been duly, authorized, executed and delivered by such Party and no other Action or approvals on the part of any such GNC Party is necessary to authorize the execution, delivery, or performance of its obligations hereunder or thereunder. Assuming that this Agreement and each other Transaction Document has been duly and validly authorized, executed and delivered by Buyer, this Agreement and each other Transaction Document constitutes legal, valid and binding agreements of GNC, Parent, Seller and Nutra (as applicable), enforceable against such Party in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03. Non-contravention. The execution, delivery and performance of this Agreement and the other Transaction Documents to be executed by GNC, Parent, Seller, or Nutra, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of and the performance by GNC, Parent, Seller and Nutra of their obligations hereunder and thereunder will not (a) violate, conflict with or result in any breach of any provision of the Organizational Documents of GNC, Parent, Seller or Nutra, (b) violate or result in a breach of, or constitute a default or require a consent under or give rise to any right of termination, cancellation, payment or acceleration of any right or obligation or to a loss of any benefit to which GNC, Parent, Seller or Nutra is entitled under, any provision of any Contract to which such Person is party or by which any of their respective property or assets may be subject, (c) assuming compliance with the matters referred to in Section 4.04, violate or result in a breach of any Law or Permit applicable to GNC, Parent, Seller, Nutra or the Business, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any property or asset (including equity interests) of, GNC, Parent, Seller or Nutra, except, with respect to clauses (b), (c) and (d): (i) in the case of GNC, Parent and Seller, as would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of GNC, Parent and Seller to enter into and perform their obligations under this Agreement or the other Transaction Documents to which they are a party or consummate the transactions contemplated by this Agreement or such other Transaction Documents, (ii) as would not reasonably be expected, individually or in the aggregate, to prevent or materially delay or interfere with the ability of Nutra to conduct the Business following the Initial Closing as currently conducted, (iii) otherwise as would not reasonably be expected to result in, individually or in the aggregate, a material Liability to Nutra or the Business.

Section 4.04. Governmental Authorization. Except as set forth on Schedule 4.04, the execution, delivery and performance by each GNC Party of this Agreement and other Transaction Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, consent from, filing with, notice to, or the obtaining of any Permit of any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act, any other Competition Laws and the Exchange Act, (b) compliance with the regulatory requirements set forth in Schedule 4.04, and (c) any such action or filing the failure of which to be made or obtained (i) would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of GNC, Parent, Seller and Nutra to enter into and perform their obligations under this Agreement or the other Transaction Documents or consummate the transactions contemplated by this Agreement or the other Transaction Documents and (ii) otherwise would not reasonably be expected to result in, individually or in the aggregate, a material Liability to Nutra or the Business, taken as a whole.

Section 4.05. Capitalization.

(a) All of the Equity Interests are owned beneficially and of record by Seller, free and, upon the consummation of the Minority Purchase, clear of any Liens other than transfer restrictions imposed thereon by Law, and Seller has good and valid title to such Equity Interests. As of the date of this Agreement, 1,200 Class A Units are issued and outstanding. None of the Equity Interests have been issued in violation of, or are subject to, any preemptive or subscription rights. All of the Equity Interests are duly authorized, validly issued, fully paid and non-assessable. Nutra does not have any other Equity Interests or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or other Contracts existing or outstanding which provide for the sale or other disposition or issuance of any of the foregoing by Nutra. Other than this Agreement, there are no outstanding (i) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require Nutra or any GNC Party to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Interests or other equity interests of Nutra, (ii) securities convertible into or exchangeable into Equity Interests, (iii) Equity Interests of Nutra that are reserved for issuance, (iv) bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which the equityholders of Nutra may vote, or (v) stock appreciation, phantom stock, profit participation or similar rights with respect to Nutra.

(b) Upon consummation of the Initial Closing, (i) Seller will transfer to Buyer, and Buyer will be vested with, good and valid title to the Initial Interests, free and clear of any Liens other than transfer restrictions imposed thereon by Law and (ii) neither Seller nor any other GNC Party nor any of their Affiliates shall own, of record or beneficially, or have, by conversion, warrant, option or otherwise, any right to, interest in or agreement to acquire any Equity Interest or any other securities of Nutra other than the Remaining Interests. Upon the consummation of the Anderson issuance, Nutra will issue to Buyer, and Buyer will be vested with, good and valid to the Anderson Interests, free and clear of any Liens other than transfer restrictions imposed thereon by Law.

(c) Following the Initial Closing and until the applicable Subsequent Closing Date, all the Remaining Interests will be owned beneficially and of record by Seller, free and clear of all Liens other than transfer restrictions imposed thereon by Law, by the Security Documents, by the Nutra LLC Agreement and by Buyer, until such Remaining Interests are purchased by Buyer pursuant to the terms hereof or the Nutra LLC Agreement. As of each Subsequent Closing Date, Seller will be the beneficial and record owner of the Subsequent Acquisition Share Portion to be sold to Buyer at such Subsequent Closing, free and clear of all Liens other than transfer restrictions imposed thereon by Law, by the Security Documents, by the Nutra LLC Agreement and by Buyer. Upon the consummation of each Subsequent Closing, Seller will transfer to Buyer, and Buyer will be vested with, good and valid title to the applicable Subsequent Acquisition Share Portion, free and clear of any Liens other than transfer restrictions imposed thereon by Law. Upon consummation of the final Subsequent Closing, neither Seller nor any other GNC Party nor any of their Affiliates shall own, of record or beneficially, or have, by conversion, warrant, option or otherwise, any right to, interest in or agreement to acquire any Equity Interests or any other securities of Nutra.

(d) There are no Subsidiaries of Nutra. Nutra does not have any right in any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require Nutra or grant Nutra the right to acquire any equity interest in any Person.

Section 4.06. Financial Statements; Internal Accounting Controls; Accounts Receivable and Accounts Payable.

(a) The GNC Parties have made available to Buyer true, complete and correct copies of the unaudited balance sheets of Nutra for the twelve (12)-month periods ended as of December 31, 2017 and December 31, 2018, and the related unaudited statements of income for the twelve (12)-month periods ended as of December 31, 2017 and December 31, 2018 (the “Unaudited Financial Statements”), true and complete copies of which are set forth in Schedule 4.06(a). The Unaudited Financial Statements (A) have been prepared from, are in accordance with, and accurately reflect the books and records of Nutra and the Business in all material respects (except as may be indicated in the notes thereto), (B) fairly present in all material respects the financial position and results of operations of Nutra and the Business as of the respective dates or for the respective time periods set forth therein, (C) have been prepared in accordance with GAAP consistently applied throughout the period involved (except for normal and recurring year-end adjustments clearly set forth in the Unaudited Financial Statements) and (D) present on a consistent basis the balance sheet and income statement of Nutra and the Business included as part of the consolidated audited financial statements of GNC as filed with the SEC. This Section 4.06(a) is qualified by the fact that the Business has not operated as a separate “stand alone” entity within GNC. As a result, the Business has been allocated charges and credits with respect to workers compensation, long distance phone charges, airfare for business-related travel and other similar costs and charges for purposes of the preparation of the Financial Statements. Such allocations of charges and credits do not necessarily reflect the amounts that would have resulted from arm’s length transactions or the actual costs that would be incurred if the Business operated as an independent enterprise. Neither GNC, Parent, Seller nor their independent certified public accounting firms have identified or been made aware of (x) any fraud, whether or not material, that involves any of Nutra or the Business’ management or other employees or other Persons who have a role in the preparation of financial statements or in the internal accounting controls utilized by Nutra or the Business (y) any claim or allegation regarding the foregoing. Since the date of its formation, Nutra has only engaged in business or operations that are substantially consistent with the Business and has not conducted or engaged in any other business or operations.

(b) GNC has implemented and maintained a system of “internal controls over financial reporting” (as defined in the Exchange Act) sufficient to provide reasonable assurance (i) regarding the reliability of its Subsidiaries’ (including Nutra’s) financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of GNC and its Subsidiaries (including Nutra) are being made only in accordance with the authorization of GNC or its Subsidiaries’ management and directors (as applicable) and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of GNC’s and its Subsidiaries’ assets that could have a material effect on the GNC’s and its Subsidiaries’ (including Nutra’s) financial statements. Since January 1, 2016, there have been no changes in the “internal controls over financial reporting” of GNC that have materially affected, or would reasonably be likely to materially affect, the internal controls over financial reporting of Nutra.

(c) Neither GNC nor its auditors has identified any significant deficiencies or material weaknesses in GNC’s and its Subsidiaries’ internal controls and, to Seller’s knowledge, nothing has come to the attention of GNC that has caused GNC to believe that there are or may be material weaknesses or significant deficiencies in such internal controls. Since January 1, 2016, no complaints from any source regarding accounting, internal controls or auditing matters have been received by GNC regarding Nutra or Business, which, if the allegations underlying such complaints were true, would, individually or in the aggregate, be reasonably likely to be material Nutra or Business, and GNC has not received any complaints through either GNC’s whistleblower hotline or equivalent systems for receipt of employee concerns regarding possible violations of Law with respect to Nutra or Business.

(d) All accounts receivable, credit card receivables, notes and other amounts receivable of the Business from any Person, including clients or customers, whether or not in the ordinary course of business, together with any unpaid financing charges accrued thereon (the “Accounts Receivable”), together with the aging of all such Accounts Receivable, are reflected properly on the Business’ books and records, and represent valid obligations arising, in the ordinary course of business, from sales actually made, or services actually performed, by the Business and from bona fide arms’ length transactions, except as would not reasonably be expected, individually or in the aggregate, to materially interfere with the collectability of the Accounts Receivable or otherwise materially diminish their value. All accounts payable of the Business (the “Accounts Payable”), together with the aging of all such Accounts Payable, are reflected properly on the Business’ books and records, and represent valid obligations arising, in the ordinary course of business from purchases actually made, or services actually received, by the Business and from bona fide arms’ length transactions, except as would not reasonably be expected, individually or in the aggregate, to result in material Liability to Nutra or the Business.

Section 4.07. Absence of Certain Developments. Except as set forth on Schedule 4.07, from the Balance Sheet Date through the date of this Agreement, (a) there has not been any Effect which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) the Business has been conducted in the ordinary course consistent with past practice in all material respects, and (c) neither GNC, Parent, Seller (in each case with respect to the Business) nor Nutra has taken any of the following actions:

i. suffered any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Business having a replacement cost of more than $10,000 for any single Damage or $25,000 for all such Damages;

ii. made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 outside the ordinary course of business;

iii. made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 outside the ordinary course of business;

iv. issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 individually or $25,000 in the aggregate;

v. delayed or postponed the payment of accounts payable and other Liabilities outside the ordinary course of business;

vi. declared, set aside, or paid any dividend or made any distribution with respect to Nutra’s securities (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of Nutra’s securities;

vii. made any loan to, or entered into any other transaction with, any of Nutra’s directors, officers, employees, Representatives, owners, equity holders, members, managers, divisions, successors and assigns of each of the foregoing;

viii. hired, retained or terminated the employment or services of any employee or independent contractor whose annual compensation exceeds or is expected to exceed $150,000;

ix. other than in the ordinary course of business increased or agreed to increase any bonus, wage, salary or compensation payable or to become payable by it to any director, officer, employee or independent contractor of Nutra (or any other Business Employee) or adopted, amended or terminated any Nutra Plan (including without limitation any Contract relating to any Nutra Plan);

x. with respect to Nutra only and excluding any matters that relate to a Company Group (and not specifically to Nutra): (i) made, changed or rescinded any material Tax election, (ii) adopted or changed any material accounting method in respect of Taxes, (iii) settled or compromised any Action in respect of any material Taxes, (iv) surrendered any material claim for a refund, offset or other reduction in Tax liability or (v) filed any material amended Tax Return;

xi. amended or modified in any material respect or terminated any Material Contract, or otherwise waived or released any material rights, claims or benefits;

xii. cancelled any insurance policy or materially reduced the amount of any insurance coverage provided under available insurance policies;

xiii. modified its (A) policies, calculations or treatment of working capital or (B) current cash management practices or policies, including any acceleration of the collection of accounts receivable or any delay in the payment of accounts payable or other accrued expenses or payables, except, in each case, in the ordinary course consistent with past practice;

xiv. acquire or agree to acquire by merging or consolidating with, or by purchasing any equity security in or material portion of the assets of, any business or Person or division thereof; or

xv. committed to do any of the foregoing.

Section 4.08. Compliance with Laws; Permits; Regulatory.

(a) Except with respect to (i) compliance with Law concerning employee matters (as to which certain representations and warranties are made pursuant to Section 4.13 and Section 4.14), (ii) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.11), (iii) compliance with Law concerning Taxes (as to which certain representations and warranties are made pursuant to Section 4.15), and (iv) compliance with Law concerning Intellectual Property (as to which certain representations and warranties are made pursuant to Section 4.16) each of GNC, Parent, and Seller (in each case with respect to the Business) and Nutra is in compliance with, and at all times during the last three (3) years has complied in all material respects with Laws. None of GNC, Seller, Parent (in each case with respect to the Business) or Nutra has received any written or oral notice of any violation or alleged violation of any Law from any Governmental Authority or other Person. Each of GNC, Seller, and Parent (in each case with respect to the Business) and Nutra is not in conflict with, default under or violation of, or to Seller’s knowledge is being investigated for, or is to Seller’s knowledge charged by any Governmental Authority with a violation of, any Law or Permit applicable to it or by which any property (including the Anderson Property and the Greenville Property) or asset of Nutra or the Business is bound or affected, except for conflicts, defaults, violations, investigations or charges that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in material Liability to Nutra or the Business (taken as a whole). There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against GNC, Seller, or Parent (in each case with respect to the Business) or Nutra, except for such orders that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in material Liability to Nutra or the (taken as a whole) or otherwise materially interfere with the conduct of the Business in substantially the manner currently conducted. To Seller’s knowledge, no investigation or review by any Governmental Authority with respect to Nutra or the Business is pending or threatened, nor, to Seller’s knowledge, has any Governmental Authority indicated an intention to conduct any such investigation or review, except for such investigations or reviews, the outcomes of which if determined adversely to Nutra or the Business, individually or in the aggregate, have not resulted and would not reasonably be expected to result in material Liability to Nutra or the Business (taken as a whole) or otherwise materially interfere with the conduct of the Business in substantially the manner currently conducted.

(b) Each of GNC, Parent, Seller and Nutra possesses all Permits that are required to be obtained for the operation of the Business and to own, lease and operate its properties (including the Anderson Property and the Greenville Property) subject to renewal in the ordinary course of business, except where the failure to possess such Permit would not reasonably be expected, individually or in the aggregate, to result in material Liability to Nutra or the Business (taken as a whole) or otherwise materially interfere with the conduct of the Business in substantially the manner currently conducted. All such Permits are in full force and effect, and there are no Actions pending or threatened in writing or, to the Seller’s knowledge, otherwise threatened by any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof, except as would not reasonably be expected, individually or in the aggregate, to result in material Liability to Nutra or the Business or otherwise materially interfere with the conduct of the Business in substantially the manner currently conducted. Each of GNC, Parent, Seller and Nutra is in material compliance with all such Permits. Neither GNC, Parent, Seller nor Nutra is in default, and to the knowledge of Seller, no condition exists that with notice or lapse of time or both would constitute a default, under such Permits, except as would not reasonably be expected, individually or in the aggregate, to result in material Liability to Nutra or the Business or otherwise materially interfere with the conduct of the Business in substantially the manner currently conducted.

(c) Since the date that is three (3) years prior to the Initial Closing Date, all products manufactured in connection with the Business and Nutra’s and the Business’ related operations (the “Business Products & Operations”) have been and are in material compliance with all applicable sections of the Federal Food, Drug and Cosmetic Act (“FDCA”), as amended by the Federal Food Safety Modernization Act, the Dietary Supplement Health and Education Act and all implementing regulations, except as would not reasonably be expected, individually or in the aggregate, to result in material Liability to Nutra or the Business, taken as a whole. None of the Business Products & Operations are adulterated or misbranded as defined in the applicable provisions of the FDCA and relevant regulations. Since the date that is three (3) years prior to the Initial Closing Date, the Business Products & Operations are and have been in material compliance with all relevant Laws and regulations of the Federal Food and Drug Administration (“FDA”), and the Federal Trade Commission (“FTC”) relating to the formulation, labeling, advertising, promotion, product descriptions, and claims for the Business Products & Operations. The GNC Parties have not received written notice of and, to the Seller’s knowledge, there is no written claim filed by the FDA, FTC or OSHA against any GNC Party alleging any material violation of any of the Laws implemented by those agencies. To the Seller’s knowledge, all manufacturing operations conducted by Nutra or at the Scheduled Real Property or for Nutra’s benefit or otherwise in connection with the Business have been and are being conducted in compliance with, as applicable, FDA current Good Manufacturing Practice regulations set forth at 21 C.F.R. Parts 110 and 111 and FDA Hazard Analysis and Critical Control Point (HACCP) systems and acidified food process requirements, where relevant. Except as set forth in Schedule 4.08(b), the GNC Parties have not received written notice that such manufacturing operations have been the subject of any warning letter, notice of violation, seizure, recall, injunction, regulatory enforcement action, or criminal action issued, initiated, threatened in writing, or to the Seller’s knowledge, otherwise threatened by the FDA or any comparable state or foreign Governmental Authority. Each of GNC, Parent, Seller (in each case with respect to the Business) and Nutra is in compliance in all material respects with all applicable Laws enforced by FDA including FDA facility registration requirements, prior import notice and recordkeeping requirements of the Public Health Security and Bioterrorism Preparedness and Response Act of 2002, the allergen disclosure requirements of the Food Allergen Labeling and Consumer Protection Act of 2004, the Organic Foods Production Act, the Sanitary Food Transportation Act, all comparable state and foreign Laws, and each of their applicable implementing regulations.

(d) Neither GNC, Seller, Nutra or Parent, nor any director, officer, agent, employee or other Person acting for or on behalf of GNC, Seller, Parent (in each case with respect to the Business) or Nutra has taken any action in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption laws applicable to Nutra or the Business.

(e) Neither GNC, Seller, Nutra or Parent, nor any director, officer, agent, employee or other Person acting for or on behalf of GNC, Seller, Parent (in each case with respect to the Business) or Nutra is a Person that is, or is owned or controlled by Persons that are: (A) the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including Crimea, Cuba, Iran, North Korea and Syria. GNC, Parent, Seller (in each case with respect to the Business) and Nutra are, and have been for the last five (5) years, in compliance with United States and other applicable Sanctions, export and import controls, including applicable regulations of the U.S. Department of Commerce, the U.S. Department of Treasury, and the U.S. Department of State, customs laws, anti-boycott laws, including those administered by the U.S. Department of Commerce and the U.S. Department of Treasury.

(f) In the past three (3) years, GNC, Seller, and Parent (with respect to the Business) and Nutra, have not (a) recalled any products or (b) received any written notice of any claim arising from any material bodily injury, death or other disability caused by any product designed, manufactured, distributed or sold by Nutra or the Business. There is no Action pending or threatened in writing or, to the Seller’s knowledge, otherwise threatened, relating to any alleged hazard or alleged defect in design, labeling, testing, manufacture, materials or workmanship, including, without limitation, any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of Nutra or the Business, except as would not reasonably be expected, individually or in the aggregate, to result in material Liability to Nutra or the Business, taken as a whole.

Section 4.09. Solvency. The GNC Parties are not entering into this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby with the intent to hinder, delay or defraud present or future creditors of any GNC Party. Assuming (i) that the representations and warranties set forth in Article V are true and correct in all material respects (except to the extent such representation or warranty is already qualified by materiality or something similar thereto, in which case, it shall be true and correct in all respects), and (ii) performance by Buyer of its obligations hereunder, immediately after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, at and immediately after the Initial Closing, each of Parent and Seller (a) will be solvent (in that both the fair value of their assets will not be less than the sum of its Liabilities (including a reasonable estimate of any contingent Liabilities) and that the present fair saleable value of its assets will not be less than the amount required to pay its Liabilities as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and to pay all claims and other obligations in the ordinary course as and when they come due, and (c) will not have incurred and does not plan to incur Liabilities in the ordinary course of business beyond its ability to pay as such Liabilities mature or become due.

Section 4.10. Litigation.

(a) There are no, and at all times over the past four (4) years there have been no, Actions pending, threatened in writing or, to the Seller’s knowledge, otherwise threatened against GNC, Parent, Seller or Nutra or any of their respective Affiliates, that challenge the validity or enforceability of this Agreement or any of the Transaction Documents to which GNC, Parent, Seller or Nutra is a party or seeks to enjoin or prohibit the consummation of, or seeks other material equitable relief with respect to, the transactions contemplated hereunder or thereunder or that would reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of GNC, Parent, Seller or Nutra ability to enter into and perform their obligations under this Agreement or the other Transaction Documents or consummate the transactions contemplated by this Agreement or the other Transaction Documents.

(b) Except as set forth on Schedule 4.10(b), there are no, and at all times over the past four (4) years, there have been no, Actions pending or threatened in writing, or to the knowledge of Seller, otherwise threatened against (i) GNC, Parent, Seller or any of their respective Affiliates or any of their respective properties or assets, directors, officers or employees (in each case relating to the Business) or relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (ii) Nutra or any of its properties or assets or any of its directors, officers or employees (in each case in their capacity as such) or relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby that (A) would reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of GNC, Parent, Seller or Nutra ability to enter into and perform their obligations under this Agreement or the other Transaction Documents or consummate the transactions contemplated by this Agreement or the other Transaction Documents, or (B) would reasonably be expected, individually or in the aggregate, to result in material Liability to Nutra or the Business (taken as a whole) or otherwise materially interfere with the conduct of the Business in substantially the manner currently conducted. As of the date hereof, there is no pending or outstanding material order, writ, judgment, award, ruling, injunction, decree or consent decree entered by or with any Governmental Authority, (i) to which Nutra or the Business is subject or (ii) purporting to enjoin or restrain the execution, delivery and performance by GNC, Parent, Seller and Nutra of the transactions contemplated hereby or by the other Transaction Documents.

Section 4.11. No Undisclosed Liabilities; Indebtedness and Transaction Expenses. (a) Nutra does not have any Liabilities required to be reflected in, reserved against or otherwise described in the Balance Sheet in accordance with GAAP, except for any such Liabilities, (a) incurred in the ordinary course of business after the Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law or arising out of any Action), (b) incurred under this Agreement, the other Transaction Documents or in connection with the transactions contemplated hereby or thereby, (c) disclosed in this Agreement or Schedule 4.11(a), or (d) set forth on, or reserved against in, the Balance Sheet.

(b) Except as will be paid by a GNC Party (excluding Nutra) in connection with the Initial Closing, as of immediately prior to the Initial Closing, Nutra will have no Indebtedness or Unpaid Nutra Transaction Expenses.

(c) With respect to Nutra or the Business, there are no material Liabilities for product returns other than those arising in the ordinary course of business. There are no material claims pending or threatened in writing, to the Seller’s knowledge, otherwise threatened for (a) product returns, (b) warranty obligations or (c) product services other than in the ordinary course of business. To Seller’s knowledge, there do not presently exist any circumstances that would constitute a valid basis for any voluntary or governmental recall of any product sold or distributed by Nutra or the Business.

Section 4.12. Environmental Matters.

(a) Except as set forth on Schedule 4.12, and except as has not had or would not reasonably be expected to have, individually or in the aggregate, a material Effect on Nutra or the Business, at all times over the past 5 years, and at present: (a) each of GNC, Seller and Parent (in each case with respect to the Business) and Nutra and their predecessors are and at all times have been in compliance with applicable Environmental Laws and Environmental Permits and each has, or has applied for, all Environmental Permits necessary for the conduct and operation of their respective businesses as now being conducted, and all such Environmental Permits are in good standing or subject to renewal in the ordinary course of business (b) each of GNC, Seller and Parent (in each case with respect to the Business) and Nutra and their predecessors have not received any written notice, demand, letter or claim alleging that any one of them is in violation of, or liable under, any Environmental Law or Environmental Permit or liable to pay for or to conduct any investigation or cleanup of Hazardous Substances at any location, or to remove or reduce any Hazardous Substances in any products; (c) each of GNC, Seller and Parent (in each case with respect to the Business) and Nutra and their predecessors have not entered into or agreed to any consent decree or order or are subject to any judgment, decree or judicial order or other agreement relating to compliance with Environmental Laws, or Environmental Permits; (d) each of GNC, Seller and Parent (in each case with respect to the Business) and Nutra and their predecessors are not undertaking any investigation, sampling, monitoring, treatment, remediation, removal, detoxification or cleanup of Hazardous Substances, including reduction or removal of Hazardous Substances in products, and to the knowledge of Seller, no Action is pending or threatened in writing with respect thereto; (e) each of GNC, Seller and Parent (in each case with respect to the Business) and Nutra have not agreed by contract, nor assumed by operation of Law, any Liability or responsibility for obligations or Damages under Environmental Laws arising against any other Person, including any lenders, landlords or predecessors in interest; (f) each of GNC, Seller and Parent (in each case with respect to the Business) and Nutra have provided complete and accurate copies of all material Environmental Permits and all material audits, Phase I/Phase II environmental site assessments, capital management plans for compliance under Environmental Laws, environmental management system documents, operating plans, pollution or waste minimization plans and other material documents, reports evaluating or concerning environmental matters; (g) except as set forth in the Reference Balance Sheet there are no liabilities under Environmental Laws, including with respect to claims against products, exceeding $100,000 and there are no Hazardous Substances at any Real Property in excess of levels or standards that pose a risk above commercial clean up standards to any Person, including any Business Employees; and (h) there has been no Release of Hazardous Substances, nor any exposure to Hazardous Substances for which either GNC, Seller, Parent (in each case with respect to the Business) or Nutra have any Liability.

(b) At all times over the last five (5) years, all products Nutra has manufactured, distributed or sold, are, and have been, in material compliance with The Safe Drinking Water and Toxic Enforcement Act of 1986, California Health & Safety Code Sections 25249.5 et seq. (“Proposition 65”). Since August 30, 2018, the GNC Parties have been in material compliance with the online “safe harbor” warning regulations of Proposition 65. Cal. Code. Regs. tit. 27, § 25602(b) (effective August 30, 2018). At all times over the last five (5) years neither GNC nor any product manufactured, distributed or sold by Nutra or the Business, are, or have been, subject to any notice of violation, or any lawsuit, or any material investigation or other claim threatened in writing, under Proposition 65 that is likely to result in material Liability to the GNC Parties, Nutra or the Business. At all times over the last five (5) years no GNC product manufactured, distributed or sold by Nutra or the Business was or is the subject of any consent judgment or out of court settlement under Proposition 65 that is likely to result in material Liability to the GNC Parties, Nutra or the Business.

(c) Solely with respect to the Greenville Property: (i) the GNC Parties have complied with the VCP at all times, in all material respects, since the execution of the VCP; (ii) the VCP has not been modified or amended since the date of its execution and the GNC Parties have provided Buyer with a true, complete and correct copy of the VCP and the work plan in place as of the date of this Agreement and as approved by the South Carolina Department of Health and Environmental Control (“SCDHEC”); (iii) the GNC Parties have not received any written notice from SCDEHC that any GNC Party has failed to execute its obligations under the VCP, or that additional work beyond that set forth in current work plan is or will be required at the site, except with respect to additional investigation and potential enhancements to the VES as noted in the Semi-Annual 2018 Investigation Report and Data Transmittal dated January 2019 provided to Buyer; (iv) the GNC Parties have not received any written complaints by any third party respecting the work being conducted under the VCP; (v) the GNC Parties have secured Access Agreements to investigate offsite contamination and has not paid any sums to any Person in aid of access to conduct the work under the current work plan; and (vi). the GNC Parties have paid all oversight costs of SCDEHC and all vendors invoiced prior to the Initial Closing.

Section 4.13. Employee Matters.

(a) With respect to the Business Employees, Nutra and, as applicable, each of GNC and its other Subsidiaries, are, and at all times in the prior three (3) years have been, in material compliance with all applicable Laws respecting employment, employment practices, the federal Worker Adjustment and Retraining Notification Acts and equivalent state and local laws (“WARN”), labor, terms and conditions of employment, wages and hours, employment standards, human rights, non-discrimination (including Executive Order 11246 and requirements of the Office of Federal Contract Compliance Programs), workers’ compensation, language of work and plant closings. There are no complaints, lawsuits or other proceedings pending or threatened in writing or, to the knowledge of Seller, otherwise threatened against Nutra, GNC or any of its other Subsidiaries brought by or on behalf of any current or former Business Employee, relating to any such Laws which would reasonably be expected, individually or in the aggregate, to result in material Liability to Nutra or otherwise materially interfere with the conduct of the Business in the manner currently conducted. Except as otherwise set forth in Schedule 4.13(a), (i) there is no Business Employee who does not provide substantially all of his or her services to Nutra or the Business, and (ii) other than with respect to Business Employees, no individual who is employed by GNC or any of its Affiliates (other than Nutra) provides substantially all of his or her services to Nutra or the Business.

(b) With respect to the Business Employees, Nutra and, as applicable, each of GNC and its other Subsidiaries, are, and at all times in the prior three (3) years have been, in material compliance with all applicable Laws respecting occupational safety and health, including, but not limited to, the federal Occupational Safety and Health Act, its state counterparts, and the regulations promulgated thereunder.

(c) The terms and conditions of employment of the Business Employees are not subject to any labor contract entered into with a union, labor organization or works council governing the terms and conditions of employment of any Business Employee and there are no labor unions representing any Business Employee or, to the knowledge of Seller, engaged in any organizing activity with respect to representing any Business Employee. During the twelve (12)-month period ending on the date hereof, there has not been and, to the knowledge of Seller there is not presently pending, existing, or threatened, any material strike, slowdown, picketing, or work stoppage by Business Employees.

Section 4.14. Employee Benefit Plans.

(a) Schedule 4.15(a)(i) lists each Plan and indicates whether such Plan is a Nutra Plan or a GNC Plan. No Nutra Plan is intended to be qualified under Section 401(a) of the Code or is subject to ERISA. GNC has made available to Buyer for each Nutra Plan listed in Schedule 4.14(a)(i) true and complete copies of, as applicable (i) each plan document and all amendments thereto (or, in the case of any unwritten Nutra Plan, a description of the material terms and conditions thereof), (ii) each trust agreement, insurance contract or other funding arrangement, (iii) each current summary plan description and any summaries of material modifications thereto, and (iv) any material, non-routine correspondence to or from a Governmental Authority regarding such Nutra Plan. GNC has made available to Buyer for each GNC Plan listed in Schedule 4.14(a)(i) true and complete copies of, as applicable (i) each plan document and all amendments thereto, or summaries of the material terms of such GNC Plan, and (ii) the most recent Internal Revenue Service determination or opinion letter for any GNC Plan that is intended to be qualified under Section 401(a) of the Code.

(b) None of the Plans are subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and Nutra does not have, and could not reasonably be expected to have, any Liability (including on account of any of its ERISA Affiliates) under Section 302 or Title IV of ERISA or Section 412 of the Code. The transactions contemplated by this Agreement shall not trigger or otherwise result in any Liability for Buyer or Nutra (including on account of any ERISA Affiliate of Nutra) under Section 302 or Title IV of ERISA or Section 412 of the Code with respect to any Employee Plan.

(c) Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is entitled to rely on an opinion letter, or has pending or is within the remedial amendment period in which to file, an application for such determination or opinion from the IRS. No circumstances exist that could reasonably be expected to adversely affect the tax-qualification of any Plan or result in a material liability to Nutra.

(d) Each Plan has been maintained and administered in material compliance with its terms and with any applicable Law, including ERISA and the Code. None of the Nutra Plans are presently, or have been during the past three (3) years, under audit, investigation or examination (nor has notice of any potential audit, investigation or examination been received or threatened) by any Governmental Authority. Other than routine claims for benefits, there are no material proceedings or claims pending or, to the knowledge of Seller, threatened with respect to (i) any Nutra Plan or (ii) any GNC Plan that could reasonably be expected to result in a Liability to Nutra. Except as could not reasonably be expected to result in Liability for Nutra, all contributions to, and payments from or in connection with, the Plans have been made timely and in accordance in all respects with the terms of the Plans and applicable Contract or Law. Except as could not reasonably be expected to result in a Liability for Nutra or any Business Employee, each Plan that is subject to Section 409A of the Code has been administered, operated and maintained in all respects according to the requirements of Section 409A of the Code. Nutra does not have any Liability (including on account of indemnification obligations) under Chapter 43 of the Code or related to a breach of fiduciary duties with regard to any Plan.

(e) No Nutra Plan provides, or has any obligation to provide, any current or former employee (or any dependent thereof) with, and no GNC Plan provides for any Business Employee to be eligible to receive, welfare benefits (including medical and life insurance benefits) after such person’s termination of employment, except for the coverage continuation requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or other applicable Law. Except as could not reasonably be expected to result in Liability for Nutra, no Plan is a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA). Nutra does not have any Liability (including on account of any of its ERISA Affiliate) on account of any violation of the health care requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any similar Law.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will or could reasonably be expected to (either alone or in conjunction with any other event, such as a termination of employment) (i) result in any payment (including, without limitation, severance, parachute or otherwise) becoming due to any Business Employee under any Nutra Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Nutra Plan, or (iii) result in the acceleration of the time of payment or vesting of any material benefits. The transactions contemplated by this Agreement will not cause a “change in ownership” of GNC within the meaning of Section 280G of the Code. Nutra does not have any obligation to make a “gross-up” or similar payment to any Business Employee in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

Section 4.15. Taxes.

(a) All income and other material Tax Returns required to have been filed by each of GNC, Parent, Seller (in each case with respect to the Business) and Nutra have been timely filed (taking into account any applicable extensions to file) with the appropriate Taxing Authority and all such Tax Returns are accurate and complete in all material respects. No extension of time within which to file any such Tax Return is in effect, other than automatic extensions of time not requiring the consent of any Taxing Authority, and no written request for such a waiver is outstanding.

(b) All Taxes (whether or not shown on any Tax Return) due and payable by GNC, Parent, Seller (in each case with respect to the Business) or Nutra have been timely paid.

(c) No assessments or deficiencies for Taxes have been claimed, assessed or proposed in writing against GNC, Parent, Seller (in each case with respect to the Business) or Nutra (other than solely as a result of its membership in a Company Group) by any Taxing Authority that have not been paid in full or otherwise settled. There are no ongoing or pending audits, examinations or other Actions for or relating to any Tax Liability of GNC, Parent, Seller (in each case with respect to the Business) or Nutra (other than solely as a result of its membership in a Company

Group). Neither GNC, Parent, Seller (in each case with respect to the Business) or Nutra (other than solely as a result of its membership in a Company Group) has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect any Tax assessment or deficiency which waiver has not expired or been terminated.

(d) No Taxing Authority (whether within or without the United States) in which Nutra, or GNC with respect to Nutra, has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that Nutra, or GNC with respect to Nutra, is required to file such Tax Return or pay such type of Tax in such taxing jurisdiction.

(e) There are no Liens for Taxes upon the Scheduled Real Property or the assets of Nutra other than Permitted Liens.

(f) All material Taxes that each of GNC, Parent, Seller (in each case with respect to the Business) and Nutra was required to withhold or collect have been duly withheld or collected and have been paid, to the extent required by applicable Law, to the proper Taxing Authority. Each of GNC, Parent, Seller (in each case with respect to the Business) and Nutra has complied in all material respects with the rules and regulations relating to the withholding and remittance of Taxes.

(g) Nutra is not the subject of, or a party to any Tax rulings, requests for rulings, or closing agreements relating to Taxes that may be binding on Nutra with respect to tax positions taken in any Tax period beginning after the Initial Closing Date.

(h) Nutra will not be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any Tax period (or portion thereof) beginning after the Initial Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, the receipt of any prepaid amount, in each case prior to the Initial Closing.

(i) Nutra Manufacturing, Inc., a Delaware corporation, was at all times from the date of its incorporation until the date of its conversion to Nutra, a member of the U.S. federal income tax consolidated group of GNC. Nutra has not been a member of any Company Group other than each Company Group of which it is presently a member, and Nutra does not presently have and has not had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity.

(j) Nutra does not have any Liability for the Taxes of any Person (other than a GNC Party) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, or (iii) under any Tax Sharing Agreement.

(k) Neither GNC, Parent, Seller (in each case with respect to the Business) nor Nutra has engaged in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l) Any powers of attorney granted by Nutra prior to the Initial Closing Date relating to Taxes will terminate and be of no effect following the Initial Closing Date, other than powers of attorney (i) of a Company Group that will, as to Nutra, be limited to Straddle Tax Periods and other Pre-Closing Tax Periods or (ii) granted to a third-party service provider under an existing Contract with Nutra entered into in the ordinary course of business to enable such service provider to complete tax reporting obligations of Nutra in connection with the services provided by such third-party pursuant to such Contract.

(m) Nutra is not, nor has it been, a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code).

(n) Nutra has never had a permanent establishment in any country other than the country of its organization.

(o) Nutra is in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology. The prices for any property or services (or for the use of any property) provided by Nutra are arm’s length prices for purposes of the relevant transfer pricing Laws, including the Treasury Regulations promulgated under Section 482 of the Code and any comparable provisions of any state, local or foreign Laws.

(p) There are no Tax credits, grants or similar amounts that are or could be subject to clawback or recapture as a result of the transactions contemplated by this Agreement.

(q) Nutra is not required to be treated as the owner of any property for income Tax purposes for which legal title is held by another Person for non-income Tax purposes.

(r) Nutra has not participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, nor has Nutra had operations which are or may hereafter become reportable under Section 999 of the Code.

(s) The representations in this Section 4.15 are the sole and exclusive representations made by the GNC Parties with respect to any matters relating to Taxes and, except for Sections 4.15(h) and (j), are made only with respect to Tax periods (or portions thereof) ending on or prior to the Initial Closing Date. Except for Sections 4.15(h) and (j), the representations and warranties set forth in this Section 4.15 shall not be construed as a representation or warranty, and shall not be relied upon for any claim of indemnification with respect to, any Taxes of Buyer or its Affiliates (including Nutra) attributable to any Tax period (or portion thereof) beginning after the Initial Closing Date or any Tax positions taken by Buyer or its Affiliates (including Nutra) in any Tax period (or portion thereof) beginning after the Initial Closing Date.

Section 4.16. Intellectual Property.

(a) Schedule 4.16(a) sets forth a correct and complete list of all domestic and foreign: (i) Patents, (ii) registrations of and application to register Trademarks, (iii) registered Copyrights, and (iv) registered Domain Names, in all cases that are included in the Nutra Intellectual Property and including (as applicable) all information related to ownership, application or registration numbers and titles.

(b) Except as otherwise set forth on Schedule 4.16(b), the delivery and performance of this Agreement and the other Transaction Documents to be executed by GNC, Parent, Seller and/or Nutra, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of and the performance by GNC, Parent, Seller or Nutra of its obligations hereunder and thereunder will not result in the loss, forfeiture, termination or impairment of, or give rise to a right of any Person to limit, terminate or consent to the continued use of, any rights in any Nutra Intellectual Property or other Intellectual Property used in and material to the Business as of the Initial Closing Date. Following the consummation of the transactions contemplated under this Agreement and the other Transaction Documents, Nutra will possess the Manufacturing-related Intellectual Property necessary to operate the Business as currently conducted, and to perform its obligations under the Product Supply Agreement with respect to the Manufacture of all products in existence as of the Initial Closing Date, except as would not reasonably be expected, individually or in the aggregate, to result in material Liability to Nutra or the Business, taken as a whole, or otherwise materially interfere with the conduct of the Business in substantially the manner currently conducted.

(c) The conduct of the Business does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property rights of any third party in any material respect. Except as otherwise set forth in Schedule 4.16(c), none of the GNC Parties have received any charge, complaint, claim, demand or notice during the past three (3) years alleging any infringement, misappropriation, dilution or other violation of the Intellectual Property of any third party related to the conduct of the Business. To the knowledge of Seller, no Person is infringing, misappropriating, diluting or otherwise violating any Nutra Intellectual Property in any material respect.

(d) Except as otherwise set forth in Schedule 4.15(d), to the extent relevant to Nutra or the Business, the GNC Parties have written agreements with past and present employees and independent contractors requiring such employees and contractors to (i) assign all rights, title and interest in Intellectual Property to the GNC Parties (to the extent such Intellectual Property does not automatically vest by operation of law) and (ii) maintain the confidentiality of material, non-public information and trade secrets of the GNC Parties. No current or former employees or independent contractors of the GNC Parties owns or otherwise holds any right, title or interest in or to any Nutra Intellectual Property, or has asserted any claim in writing to any right, title or interest in or to any such Intellectual Property.

(e) The computers, servers, workstations, routers, hubs, switches, circuits, networks, and other information technology equipment (the “Business IT Assets”) owned or controlled by Nutra have been maintained in accordance with standards prevalent in the relevant industries and under applicable Law. To the extent that any Business IT assets are controlled by third parties and are used in connection with Nutra’s Business pursuant to Contracts with such third parties, Nutra has contractually required such third parties to maintain such Business IT Assets in accordance with the foregoing standards and applicable Law. Commercially reasonable steps have been taken to keep the Business IT Assets owned or controlled by Nutra free from Contaminants and to provide for the protection, back-up and recovery of data and information related to Nutra or the Business, and to Seller’s knowledge, such Business IT Assets owned or controlled by Nutra contain no Contaminants.

(f) To the extent that GNC, Parent, Seller, their Subsidiaries and Nutra own or have the right to use any Intellectual Property used in connection with the Business as of the Initial Closing Date, such Intellectual Property will continue to be available for use by Nutra in connection with the Business following the Initial Closing Date, subject, as applicable, to the terms of the Transaction Documents; provided, however, the foregoing is subject to the limitation that certain transfers, assignments, licenses, sublicenses, leases and subleases, as the case may be, of Contracts and Permits, and any claim or right or benefit arising thereunder or resulting therefrom, may require consent of a Person or Governmental Authority, which has not been obtained, and that such matters are addressed elsewhere in this Agreement (including Section 4.03 and Section 4.04) and the other Transaction Documents.

Section 4.17. Material Contracts.

(a) Schedule 4.17(a) sets forth a true, correct and complete list of all Contracts of the type described below to which Nutra is a party or by which the Business’ assets or properties (including the Scheduled Real Property) are bound (not including, for the avoidance of doubt, Contracts between a third party and a GNC Party (other than Nutra) pursuant to which such GNC Party provides products to such third party that are manufactured by Nutra, provided that such Contracts will not be transferred to Nutra pursuant to this Agreement) that are in effect on the date of this Agreement (each Contract that is listed or required to be listed in Schedule 4.17(a), being a “Material Contract”):

(i) Each Contract that Nutra reasonably anticipates will involve payments or consideration furnished by or to Nutra or the Business of more than $100,000 annually or $200,000 in the aggregate;

(ii) Each Contract relating to Indebtedness of Nutra or the Business involving $100,000 or greater;

(iii) Each Contract under which Nutra or the Business directly or indirectly guarantees Indebtedness or Liabilities or obligations of any Person;

(iv) Each Contract under which Nutra or the Business has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than Nutra and excluding ordinary course travel and expense advances);

(v) Each Contract (A) relating to the disposition or acquisition by Nutra or the Business of any business enterprise, equity or a material amount of assets, whether via merger, stock or asset purchase or otherwise over the past five (5) years (or prior to such period if Nutra or the Business has any remaining right, obligation or liability thereunder), excluding Contracts relating to the acquisition or disposition of inventory made in the ordinary course of business consistent with past practice or (B) granting to any Person any preferential rights (including rights of first refusal, right of first offer, and right of first negotiation) with respect to sale of Nutra or the Business or any equity or material assets of Nutra and/or the Scheduled Real Property;

(vi) Each lease, rental or occupancy agreement, real property license, installment and conditional sale agreement or other Contract that, in each case, (x) provides for the ownership of, leasing of, title to, use of, occupancy of or any leasehold or other interest in any real or personal property and (y) involves annual payments in excess of $100,000;

(vii) any Contract (other than a Nutra Plan) currently in effect with current or former agents, advisors, sales representatives, distributors, dealers, franchisees or similar representatives;

(viii) Each joint venture Contract, partnership agreement, limited liability company agreement with a third party or similar agreements or any Contract involving a sharing of profits, losses, costs, or liabilities by Nutra or the Business with any other Person (other than any Nutra Plan or any Contract set forth in clause (vii) above);

(ix) Each Contract providing for capital expenditures with an outstanding amount of unpaid obligations and commitments in excess of $100,000;

(x) Each Contract that (A) expressly restricts, or purports to restrict or otherwise place a material restriction on, the freedom of Nutra or the Business to engage in any line of business or operations, including each Contract with (x) non-solicitation or (y) non-competition restrictions granted by Nutra or the Business in favor of a third party in any business or operations in any geographical area, or (B) contains exclusivity, minimum purchase or supply requirements or similar provisions in favor of a third party;

(xi) Each Contract pursuant to which Nutra or the Business (A) licenses material Intellectual Property or software from a third party, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are available on standard terms to the public generally with license, maintenance, support and other annual fees less than $100,000 per year, or (B) grants any other Person a right to use any material Nutra Intellectual Property, other than non-exclusive licenses granted to third parties in the ordinary course of business;

(xii) Each Contract for the employment of any officer, individual employee or other individual Person on a full-time, consulting or other basis providing for compensation in excess of $200,000 per annum;

(xiii) Each Contract under which Nutra or the Business has, directly or indirectly, made (or agreed to make) advances, loans, extensions of credit or capital contributions to, or other investment in, any other Person;

(xiv) Each Contract (A) that requires Nutra or the Business to provide other parties “most favored nation” terms and conditions (including with respect to pricing) or (B) whereby Nutra or the Business grants any right of first refusal or right of first offer or similar right to a third party;

(xv) Each Contract involving any interest rate, currency or commodity derivative or hedging transaction;

(xvi) Each Contract (other than purchase or sales orders) with a Material Customer;

(xvii) Each Contract (other than purchase or sales orders) with a Material Supplier;

(xviii) Each Contract with any Governmental Authority;

(xix) Each Contract providing for the settlement of any Action or threatened Action, in each case, involving outstanding payments or consideration by Nutra in excess of $100,000 or for which Nutra or the Business has any remaining or ongoing material obligations; and

(xx) Any other Contract that was entered into outside the ordinary course of business or that is otherwise material to Nutra or the Business.

(b) Each Material Contract is in full force and effect and is a valid, legal and binding agreement of Nutra or the Business, as applicable, and, to Seller’s knowledge, of each other party thereto, enforceable in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles, and except as would not reasonably be expected, individually or in the aggregate, to result in material Liability to Nutra or the Business, taken as a whole, or otherwise materially interfere with the conduct of the Business in substantially the manner currently conducted. Neither Nutra or the Business, nor, to Seller’s knowledge, any other party to a Material Contract, is in breach or default of, or has received any written notice (or, to Seller’s knowledge, any other notice) of any actual or alleged default or event that, with notice or lapse of time, or both, in each case which would reasonably be expected to constitute a breach or default under, any Material Contract or would cause the acceleration of any material obligation under any Material Contract, the loss of any material rights under any Material Contract, or the creation of any material Lien (other than Permitted Liens) upon any assets of Nutra or the Business, except in each case as would not reasonably be expected, individually or in the aggregate, to result in material Liability to Nutra or otherwise materially interfere with the conduct of the Business in substantially the manner currently conducted. Nutra has not, and to Seller’s knowledge no other party to any of the Material Contracts has, exercised any termination rights with respect thereto or given notice of any significant dispute with respect to any Material Contract.

Section 4.18. Insurance. All policies of property, liability, workers’ compensation, fire, casualty and other forms of insurance owned or held by GNC or its Subsidiaries on behalf of the Business (not including any Nutra Plan) or by Nutra (the “Insurance Policies of the Business”), are listed on Schedule 4.18. All Insurance Policies of the Business are in full force and effect as of immediately prior to the Initial Closing. Except as would not reasonably be expected, individually or in the aggregate, to result in material Liability to Nutra or the Business or otherwise materially interfere with the conduct of the Business in substantially the manner currently conducted, (a) all premiums with respect to the Insurance Policies of the Business covering all periods up to and including the Initial Closing Date will have been paid to the extent payment of such premiums was due prior to the Initial Closing Date, (b) GNC, its Subsidiaries and Nutra are in compliance in all material respects with the terms of the Insurance Policies of the Business, (c) no written notice of cancellation, termination or non-renewal or default has been received by GNC, its Subsidiaries or Nutra with respect to any Insurance Policy of the Business, (d) there is no existing default with respect to any Insurance Policy of the Business, and (e) there is no material claim by GNC, Seller, Parent or Nutra pending under any Insurance Policy of the Business as to which coverage has been denied or disputed by the underwriters of such policy or in respect of which such underwriters have reserved their rights. All appropriate insurers under the Insurance Policies of the Business have been notified of all pending litigation and legal matters, and no such insurer has informed any GNC Party of any denial of coverage or reservation of rights thereto or termination, revocation or change to the applicable coverage. In the past four (4) years, no claims made under any current or former Insurance Policy of the Business has been denied by the insurer thereunder, and the GNC Parties have not for any reason been denied insurance applied for related to Nutra or the Business.

Section 4.19. Customers and Suppliers; Returns and Credits; Promotions.

(a) Schedule 4.19(a) sets forth the names of the 10 largest (based upon revenues) customers and other Persons (the “Material Customers”) from whom the Business derived revenues for the 12 month period ended January 31, 2019, and the amounts that each such Material Customer was invoiced during such period.

(b) Schedule 4.19(b) sets forth the names of the 10 largest (based upon payments made) suppliers, vendors or other providers of goods or services (the “Material Suppliers”) to the Business that received payments from the Business during the 12 month period ended January 31, 2019, and the amounts that each such Material Supplier invoiced the Business during such period.

(c) Except as set forth on Schedule 4.19(c), there has been no actual or threatened in writing, to the Seller’s knowledge, otherwise threatened termination, cancellation or limitation of, or any adverse modification or adverse change in, the relationship of the Business with any Material Customer or Material Supplier. No material and adverse Effect has occurred in the business relationship of the Business with any customers and suppliers required to be listed on Schedule 4.19(a) or Schedule 4.19(b). In the past six months, no GNC Party has received any written or, to Seller’s knowledge, verbal notice from any such Material Customer or Material Supplier that such Material Customer or Material Supplier (i) has terminated or ceased, or has significantly modified (A) the volume, amount or pricing of its business with the Business or (B) the types of services or products or margin on services or products, in each case whether because of the Initial Closing or otherwise, or (ii) intends to (A) refuse to do business with the Business on substantially the same terms and conditions as it did business with the Business before the Initial Closing, or (B) significantly modify (x) the volume, amount or pricing of, its business with the Business, or (y) the types of services or products or margin on services or products, whether because of the Initial Closing or otherwise.

(d) Credits to Retailers. Since the Balance Sheet Date, except in the ordinary course of business consistent with past practice, neither Nutra nor the Business has granted any credits to retailers, and no credits have been granted that were not accrued for as of the Balance Sheet Date.

Section 4.20. Real Property.

(a) Schedule 4.20(a)(i) sets forth an accurate and complete list of the Owned Real Property (the “Scheduled Owned Real Property”). Schedule 4.20(a)(ii) sets forth an accurate and complete list of the Leased Real Property (the “Scheduled Leased Real Property” and, together with the Scheduled Owned Real Property, the “Scheduled Real Property”). Other than the Contracts pursuant to which Nutra leases or owns any Scheduled Leased Real Property, Nutra is not obligated or bound by any other Contract to acquire, sell or lease real property. Other than the Contracts pursuant to which Parent or Nutra leases the Scheduled Leased Real Property, except as set forth on Schedule 4.02(a)(iii), neither GNC, Seller, Parent nor Nutra has received written notice of any, and to the knowledge of Seller, there is no default under any recorded encumbrances affecting the Real Property, except for such defaults as would not adversely affect in any material respect the use of the applicable Real Property for the purposes for which it is currently being used.

(b) The Scheduled Real Property constitutes all the Real Property that is used or held for use primarily in the conduct of the Business as currently conducted. No Person other than GNC, Seller, Parent (in each case with respect to the Business) and Nutra (other than pursuant to a Permitted Lien) has any right (whether as tenant, subtenant, licensee, or otherwise) in the Scheduled Real Property and there are no shared facilities or services at the Scheduled Real Property which are used in connection with any Retained Business. There are no pending or threatened in writing or, to the knowledge of Seller, otherwise threatened condemnation proceedings with respect to any portion of the Scheduled Real Property. Excluding easements for utilities, no other Person has the legal right to use or access any of the Real Property, or portion thereof. There are no Liabilities to any Person with respect to any formerly owned property. All buildings, structures, facilities and other improvements located on the Scheduled Real Property, including any buildings, structures, facilities and improvements which are under construction (collectively, “Improvements”), comply in all material respects with valid and current certificates of occupancy or similar permits to the extent required by Law for the use thereof, and conform in all material respects with all Laws. The Improvements are in all material respects (i) in good operating condition and repair (ordinary wear and tear excepted) and (ii) suitable and adequate for continued use in the manner in which they are presently being used to conduct the Business. True and complete copies of the most recent title policies or commitments (and underlying documents), surveys, appraisals, SNDAs and estoppels with respect to the Scheduled Real Property in the possession or control of Seller, GNC, Parent, and Nutra have been made available to Buyer. To the knowledge of Seller, without any additional duty of inquiry or discovery but shall include a reasonable review of files under Seller’s control, none of the Scheduled Real Property contains federal or state designated wetlands or other habitat-protected protected areas.

(c) Schedule 4.20(c) sets forth an accurate and complete list of any Contract under which GNC, Seller, Parent (in each case with respect to the Business) and/or Nutra is lessee, sublessee or licensee of, or holds, uses or operates, any real property that is owned by any third Person (the “Leases”). Each Lease is a valid and binding agreement of GNC, Seller, Parent and/or Nutra, enforceable against such Person in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought, and except as would not reasonably be expected, individually or in the aggregate, to result in material Liability to Nutra or the Business, taken as a whole, or otherwise materially interfere with the conduct of the Business in substantially the manner currently conducted at the Scheduled Leased Real Property. None of GNC, Seller, Parent or Nutra is in default of, or has received any written notice of any default or event that, with notice or lapse of time, or both, would constitute a default by such Person under any Lease, except as would not reasonably be expected, individually or in the aggregate, to result in material Liability to Nutra or the Business or otherwise materially interfere with the conduct of the Business in substantially the manner currently conducted at the Scheduled Leased Real Property. To the knowledge of Seller, no other party to a Lease is in default of such Lease, except for any such defaults that would not reasonably be expected, individually or in the aggregate, result in material Liability to Nutra or the Business or otherwise materially interfere with the conduct of the Business in substantially the manner currently conducted at the Scheduled Leased Real Property.

Section 4.21. Title to Assets; Sufficiency of Assets.

(a) Nutra has or, following the consummation of the Anderson Sale and the transactions contemplated by the Greenville Transfer Documents, will have, good, marketable and valid title to, valid leasehold interests in, or a valid license to occupy, all of the material real property (including the Anderson Property and the Greenville Property) and tangible assets used in the conduct of the Business as currently conducted, including all material properties and assets reflected on the Balance Sheet and Unaudited Financial Statements or acquired after the Balance Sheet Date (including, without limitation, the Real Property (including the Anderson Property and the Greenville Property), other than assets or properties disposed of in the ordinary course of business), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected, individually or in the aggregate, to result in material Liability to Nutra or the Business (taken as a whole) or otherwise materially interfere with the conduct of the Business in substantially the manner currently conducted. All such properties and assets (i) are free from any material defects, (ii) have been maintained in all material respects substantially consistent with normal industry practice, (iii) are in good operating condition and repair (subject to normal wear and tear consistent with the age and use of such properties and assets) and (iv) are sufficient in all material respects to enable the operation and conduct of the Business as currently conducted.

(b) Nutra has good, marketable and valid title to, or valid and enforceable right to use, all of the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and all other items of tangible personal property (“Personal Property”) currently used or held for use in connection with the Business (including at the Anderson Property and the Greenville Property), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected, individually or in the aggregate, to result in material Liability to Nutra or the Business (taken as a whole) or otherwise materially interfere with the conduct of the Business in substantially the manner currently conducted. All such Personal Property is in good operating condition and repair (subject to normal wear and tear consistent with the age and use of such properties). The Personal Property is sufficient in all material respects to conduct the Business as currently conducted. This representation does not apply to Intellectual Property or intangibles, which are covered elsewhere.

(c) Except as set forth on Schedule 4.21(c), the assets, properties, rights, titles and interests of Nutra, together with (i) the Nutra Designated Shared Contracts, and (ii) any assets, properties, rights, titles and interests made available to Nutra following the Initial Closing pursuant to any Transaction Document executed at the Initial Closing for the benefit of Nutra, including the Transition Services Agreement and the Product Supply Agreement, (x) constitute all of the assets, properties, rights, titles and interests owned or held by GNC, Parent, Seller and their Subsidiaries and necessary for the continued conduct and operation of the Business following the Initial Closing in substantially the manner conducted prior to Initial Closing and (y) there are no rights, properties or other assets (of any nature or kind whatsoever) that are used in the operation of the Business other than those held by GNC, Parent, Seller and their Subsidiaries and Nutra (as applicable); provided, however, the foregoing is subject to the limitation that certain transfers, assignments, licenses, sublicenses, leases and subleases, as the case may be, of Contracts and Permits, and any claim or right or benefit arising thereunder or resulting therefrom, may require consent of a Person or Governmental Authority, which has not been obtained, and that such matters are addressed elsewhere in this Agreement (including Section 4.03 and Section 4.04)and the other Transaction Documents.

Section 4.22. Related Party Transactions.

(a) Schedule 4.22(a)(i) sets forth the Shared Contracts, other than (i) confidentiality agreements and (ii) employment, retention or similar agreements in the ordinary course of business consistent with past practice. Except as set forth on Schedule 4.22(a)(ii), no current or former executive officer director, manager, employee or equityholder (or any relative of any of the foregoing) of Nutra (i) is party to any Contract or other business arrangement (other than employment, retention or similar agreements in the ordinary course of business and Nutra Plans) with Nutra or (ii) owns any material assets, property or right, tangible or intangible, which is used by Nutra.

(b) There are no agreements, arrangements, understandings, or Contracts between GNC, Parent, Seller, or any of their respective Affiliates or any current or former executive officer, director, manager, employee or equityholder (or any relative of any of the foregoing) of any of the foregoing, on the one hand, and Nutra, on the other hand that are material to the operation of the Business (“Affiliate Transactions”), other than (i) those agreements, arrangements or understandings that are expressly contemplated by this Agreement and the other Transaction Documents, including the Transition Services Agreement, or (ii) intercompany loans or agreements related to Indebtedness or other Intercompany Balances set forth on Schedule 4.22(b) which will be terminated (subject to Section 6.02(b)) prior to or at the Initial Closing.

Section 4.23. Brokers. Except for fees payable to William Hood and Company and Evercore Inc., whose fees shall be paid by GNC, Parent and Seller, no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or any other commission or similar fee from GNC, Parent or Seller or any Person acting on their behalf related to, arising out of or in connection with this Agreement or any of the transactions contemplated hereby, and Nutra has no Liability or obligation for such commissions or fees.

Section 4.24. GNC Credit Facilities.

Upon consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (a) none of Nutra, Seller or GNC Purchaser will be an obligor, a borrower or a guarantor under, any GNC Credit Facility, and none of the assets of any of them will be subject to any Lien pursuant to any GNC Credit Facility, and (b) Nutra will not be subject to any restrictions under any GNC Credit Facility.

Section 4.25. DOJ NPA. The DOJ NPA is not a binding agreement on Nutra or the Business or any of their respective assets or properties, and, after the Initial Closing Date, neither Nutra nor the Business shall have any Liability (whether resulting from required compliance with the DOJ NPA, as a result of an injunction brought by any Governmental Authority, or otherwise) with respect to the DOJ NPA. The execution, delivery and performance of this Agreement and the other Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of and the performance by the parties of their respective obligations hereunder and thereunder will not violate or result in a breach of, or constitute a default or require a consent under or give right to any right of termination, cancellation payment or acceleration of any right or obligation or to a loss of any benefit under, the DOJ NPA.

Section 4.26. Inventories. Except as has not resulted and would not reasonably be expected to result in material Liability to Nutra or Business (taken as a whole) or otherwise materially interfere with the conduct of the Business in substantially the manner currently conducted, (a) the inventories of the Business consist of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write-down set forth on the face of or otherwise recorded on the Balance Sheet, (b) all slow-moving, obsolete, damaged, defective or excess items of inventories as of the Balance Sheet Date have been written down, written off or otherwise provided for in accordance with GAAP, and (c) such inventories existing as of the Balance Sheet Date were carried at amounts which reflect valuations at the lower of cost (based on standard cost) or market, and have been determined in accordance with GAAP applied on a consistent basis. Since the Balance Sheet Date, the inventories of the Business have been purchased or produced in the ordinary course of business consistent with past practice and the reasonably anticipated requirements of the Business.

Section 4.27. No Other Representations and Warranties. Except for the specific representations and warranties contained in this Article IV (in each case as modified by the Disclosure Schedules hereto) and the other Transaction Documents, none of GNC, Parent, Seller, or Nutra or any other Person makes any express or implied representation or warranty, including with respect to GNC, Nutra, Parent or Seller, or their respective Subsidiaries or the transactions contemplated by this Agreement, and GNC, Parent, Nutra and Seller disclaim any other representations or warranties, whether made by GNC, Parent, Nutra or Seller, any of their respective Affiliates or any of their respective officers, directors, managers, employees, agents or other Representatives.

EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV AND THE OTHER TRANSACTION DOCUMENTS, GNC, PARENT, SELLER AND NUTRA HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, MANAGER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF GNC, PARENT OR SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Parent and Seller as of the Initial Closing Date (and, with respect to Section 5.01, Section 5.02 and Section 5.09 in connection with any Subsequent Closing, as of the applicable Subsequent Closing Date) that the statements contained this Article V are true and correct as follows:

Section 5.01. Organization and Qualification. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Buyer is duly qualified to do business (where such concept is applicable) in each jurisdiction where the nature of its business or the ownership of its properties and assets makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement or the other Transaction Documents or consummate the transactions contemplated hereby and thereby. Buyer has full company power and authority necessary to own or lease its properties and assets and to carry on its business as presently conducted in all material respects.

Section 5.02. Authorization. Buyer has all requisite corporate or equivalent organizational powers and authority to execute and deliver this Agreement and each other Transaction Document to be executed by Buyer and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby. This Agreement and each Transaction Document to be executed by Buyer has been duly authorized, executed and delivered by Buyer and, assuming that this Agreement has been duly and validly authorized, executed and delivered by GNC, Parent, Seller and Nutra, constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03. Non-contravention. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, and the fulfillment of and the performance by Buyer of its obligations hereunder and thereunder do not and will not (a) violate, conflict with or result in any breach of any provision of the Organizational Documents of Buyer, (b) violate or result in a breach of, or constitute a default under or require a consent under or give rise to any right of termination, cancellation, payment or acceleration by any Person under, any provision of any Contract to which Buyer is party, (c) assuming compliance with the matters referred to in Section 5.04, violate or result in a breach of any Law of any Governmental Authority applicable to Buyer, or (d) result in the creation or imposition of any material Lien on any asset of Buyer (except, in the case of clauses (b), (c) and (d), as would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement and the other Transaction Documents).

Section 5.04. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby require no material consent from, or material filing with or material notice to, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and other Competition Laws, or (b) compliance with any applicable requirements of a payment-in-lieu-of-taxes or other similar arrangement with a Governmental Authority relating to the Real Property.

Section 5.05. Litigation. As of the date hereof, there are no Actions pending or, to the knowledge of Buyer, threatened against Buyer by or before any Governmental Authority, except for such Actions as would not reasonably be expected, individually or in the aggregate, to materially interfere with, prevent or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement or the other Transaction Documents or consummate the transactions contemplated hereby or thereby. There is no order, writ, judgment, award, ruling injunction, decree or consent decree entered by or with any Governmental Authority challenging the validity or enforceability of, or purporting to enjoin or restrain the execution, delivery and performance by Buyer of, or seeking other material equitable relief with respect to, this Agreement or the other Transaction Documents or the transactions contemplated hereby or that would reasonably be expected, individually or in the aggregate, to materially interfere with, prevent or materially delay the ability of Buyer enter into and perform its obligations under this Agreement or the other Transaction Documents or consummate the transactions contemplated hereby or thereby.

Section 5.06. Financial Ability. Buyer has, and will have at the Initial Closing and each Subsequent Closing, cash on hand or undrawn amounts immediately available under existing credit facilities necessary to consummate the transactions contemplated by this Agreement, including (a) paying the Preliminary Purchase Price at the Initial Closing, (b) paying each Subsequent Purchase Price and (c) paying all related fees and expenses of Buyer.

Section 5.07. Solvency. Buyer is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud present or future creditors of Buyer. Assuming (i) that the representations and warranties set forth in Article IV are true and correct in all material respects (except to the extent such representation or warranty is already qualified by materiality or something similar thereto, in which case, it shall be true and correct in all respects), (ii) performance by GNC, Parent and Seller of their respective obligations under this

Agreement, and (iii) any estimates, projections and/or forecasts of Nutra that have been provided to Buyer or its representatives have been prepared in good faith and upon reasonable assumptions and beliefs and the books and records of Nutra, immediately after giving effect to the transactions contemplated by this Agreement, at and immediately after the Initial Closing, Buyer (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its Indebtedness (including a reasonable estimate of any contingent Liabilities) and that the present fair saleable value of its assets will not be less than the amount required to pay its Liabilities as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and to pay all claims and other obligations in the ordinary course as and when they come due, and (c) will not have incurred and does not plan to incur Liabilities in the ordinary course of business beyond its ability to pay as such Liabilities mature or become due.

Section 5.08. Brokers. Except for fees payable to Ernst & Young whose fees shall be paid by Buyer, no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Buyer or any Person acting on its behalf in connection with this Agreement or any of the transactions contemplated hereby.

Section 5.09. Purchase for Investment. Buyer is purchasing the Initial Interests and the Remaining Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Equity Interests and is capable of bearing the economic risks of such investment. Buyer acknowledges that the Equity Interests have not been registered under any federal, state or foreign securities Laws and that the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any federal, state or foreign securities Laws or is effected pursuant to an exemption from registration under any federal, state or foreign securities Laws.

Section 5.10. Acknowledgements by Buyer.

(a) Buyer acknowledges and agrees that it has conducted its own independent review and analysis of the Business and Nutra and its assets, financial condition, results of operations and prospects. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors and Representatives, experienced in the evaluation and purchase of companies, property and assets such as the Business and Nutra and its properties and assets and the Equity Interests as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and has relied solely upon its own investigation and the express representations and warranties set forth in this Agreement and the other Transaction Documents. Buyer acknowledges that Parent and Seller have given Buyer access to the employees, documents and facilities of the Business and Nutra for the purpose of evaluating the transactions contemplated by the Transaction Documents. The foregoing, however, does not limit or modify the representations or warranties of GNC, Parent and Seller set forth in this Agreement or the other Transaction Documents or the right of Buyer to rely upon such representations or warranties.

(b) Buyer acknowledges and agrees that none of Seller, Parent, Nutra or its or their Affiliates or any other Person acting on behalf of them (i) has made any representation or warranty, express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any assets of or held by the Business or Nutra, or (ii) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business or Nutra, in each case except as expressly set forth in this Agreement and in the other Transaction Documents.

(c) In connection with Buyer’s investigation of the Business and Nutra, Buyer has received certain projections, including projected statements of operating revenues and income from operations of the Business and Nutra and certain budget and business plan information. Buyer acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, and that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, Buyer acknowledges and agrees that none of Parent, Nutra or Seller make any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, budgets, projections and forecasts (or any component thereof).

Section 5.11. No Intermediary Transaction Tax Shelter. Buyer has no plan or intention to take any action with respect to Nutra subsequent to the Initial Closing that would cause the transaction contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

Section 5.12. No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE V OR THE OTHER TRANSACTION DOCUMENTS TO WHICH BUYER IS A PARTY, AND EXCEPT IN THE EVENT OF ANY ACTION ARISING OUT OF, INVOLVING OR OTHERWISE IN RESPECT OF FRAUD, BUYER MAKES NO REPRESENTATION OR WARRANTY TO GNC, PARENT, SELLER OR NUTRA, EXPRESS OR IMPLIED. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.12, THIS SECTION 5.12 SHALL NOT AMEND, TERMINATE, WAIVE OR CHANGE ANY OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OR ANY OF BUYER’S RIGHTS UNDER THIS AGREEMENT (INCLUDING PURSUANT TO ARTICLE IX).

ARTICLE VI

COVENANTS

Section 6.01. Subsequent Closing Operating Covenants. Until the consummation of the fourth Subsequent Acquisition, or such other time as Seller ceases to own any portion of the Remaining Interests, Buyer shall, and shall cause Nutra to, (a) not take any affirmative action to intentionally circumvent the consummation of any Subsequent Acquisition or Nutra’s ability to make Special Distributions to Seller, (b) take any action that decreases the LTM Gross Revenue for any period with the sole intent and purpose (without any underlying business rationale) of decreasing the applicable Subsequent Purchase Price; and (c) maintain the books and records (including accounting records) of Nutra in a manner and in a level of detail reasonably sufficient to permit the calculation of each Subsequent Purchase Price. Notwithstanding the foregoing, the GNC Parties agree that Buyer will maintain sole operational and strategic control over Nutra (subject to the terms of the Nutra LLC Agreement) and may make from time to time such business decisions as it deems appropriate in the conduct of the business, activities and the operation of Nutra, including actions that may have an impact on LTM Gross Revenue (provided such actions are not undertaken for the sole intent and purpose of decreasing the applicable Subsequent Purchase Price). The GNC Parties shall not have any right to claim any lost or reduced Subsequent Purchase Price as a result of such decisions.

Section 6.02. Shared Contracts; Affiliate Transactions; Intercompany Balances.

(a) The Parties shall, and shall cause their respective Subsidiaries to, cooperate and shall use their commercially reasonable efforts to cause any Shared Contracts that are required or requested by Nutra after the Initial Closing to be replaced with separate contracts of Nutra or Buyer and its Affiliates (such Shared Contracts, the “Nutra Designated Shared Contracts”), and such separate replacement contracts,the “Nutra Replacement Contracts”) intended to provide Nutra or the Business with contract rights and obligations that are substantially similar in the aggregate (taking into account changes in volume and similar pricing metrics, as well as the needs of Nutra and the Business) to those contract rights and obligations utilized in the conduct of the Business prior to the Initial Closing. Nutra shall be solely responsible for any additional costs or fees arising from and under a Nutra Replacement Contract, or in connection with any arrangement with respect thereto described in this Section 6.02(a). The Parties shall cooperate and provide each other with reasonable assistance in effecting such separation of the Nutra Designated Shared Contracts for a period of one hundred eighty (180) following the Initial Closing. If the Parties are not able to effect the separation of a Nutra Designated Shared Contract prior to the Initial Closing, then, until the date that is one hundred eighty (180) days following the Initial Closing or the earlier date on which such Nutra Designated Shared Contract is separated, to the extent permissible under Law and under the terms of such Nutra Designated Shared Contract, (i) at the sole cost and expense of Nutra, Parent or the GNC Party shall continue to perform the obligations under such Nutra Designated Shared Contract relating to the Business, (ii) Parent or the applicable GNC Party shall hold in trust for the benefit of Nutra, and shall promptly forward to Nutra, any monies or other benefits received pursuant to such Nutra Designated Shared Contract relating to the Business, (iii) the Parties shall use commercially reasonable efforts to institute alternative arrangements intended to put Nutra in a substantially similar economic position as if such Nutra Designated Shared Contract were separated. Nutra shall be solely responsible for replacing any Nutra Designated Shared Contracts to the extent such Shared Contracts are not separated or transitioned hereunder and (iv) the Parties shall use commerciallly reasonable efforts to transfer fully-paid perpetual software licenses historically used solely by Nutra or the Business. With respect to Liabilities pursuant to, under or relating to a given Nutra Designated Shared Contract, such Liabilities shall, unless otherwise allocated pursuant to this Agreement or a Nutra Replacement Contract, be allocated from time to time between Parent and GNC Parties, on the one hand, and Nutra, on the other hand, as the case may be, based on the relative proportions of total benefits received (to the extent the Liabilities relate to a specific period, over such period, and otherwise over the term of the applicable Nutra Designated Shared Contract, measured up to the date of the allocation, without duplication) by

Parent and the Subsidiaries of GNC, on the one hand, or Nutra, on the other hand, under the relevant Nutra Designated Shared Contract. Notwithstanding the foregoing, each Party shall be solely responsible for any and all Liabilities to the extent arising out of or relating to such Party’s (or its Subsidiaries’) breach of any such Nutra Designated Shared Contract.

(b) Except as contemplated by this Agreement and the other Transaction Documents, including the Transition Services Agreement, the GNC Parties shall, and Buyer acknowledges and agrees the GNC Parties shall, terminate all Affiliate Transactions, and all rights and obligations of Nutra and/or the Business under Contracts with respect thereto, at or prior to the Initial Closing, with no further Liability or cost to Buyer or Nutra or the Business with respect thereto.

(c) The GNC Parties shall cause all Intercompany Balances with respect to Nutra and/or the Business to be eliminated by discharge or otherwise in their entirety effective on or prior to the Initial Closing.

Section 6.03. Third Party Approvals and Permits. Except as may be determined in accordance with Article IX as a result of a breach of the representations and warranties set forth in in this Agreement, Buyer agrees that the GNC Parties shall not have any Liability whatsoever to Buyer arising out of or relating to the failure to obtain any such consents or waivers that may be required in connection with the transactions contemplated by this Agreement and the other Transaction Documents. After the Initial Closing, the GNC Parties shall cooperate with Buyer in obtaining any consents or waivers that may not have been obtained as of the Initial Closing; provided, however, that such cooperation shall not include any requirement of the GNC Parties to expend money, commence, defend or participate in any Action, offer or grant any accommodation (financial or otherwise) to any third Person, or suffer the loss of any right or benefit.

Section 6.04. Business Guarantees. If any Business Guarantee has not been released as of the Initial Closing Date, then the Parties shall use their respective commercially reasonable efforts after the Initial Closing to cause each such unreleased Business Guarantee to be released promptly. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after the Initial Closing Date, the GNC Parties may, in such Person’s sole discretion and at such Person’s sole cost, take any action to terminate, obtain release of or otherwise limit their Liability under any and all outstanding Business Guarantees. Subject to Article IX (including the limitations set forth therein), Buyer shall indemnify and hold harmless Parent and its Subsidiaries from and after the Initial Closing for any Liabilities arising out of or relating to any Business Guarantees as a result default or breach of any obligation by Nutra in connection with such Business Guarantee.

Section 6.05. Insurance.

(a) Except as otherwise provided by this Section 6.05 or in the other Transaction Documents, Buyer acknowledges that from and after the Initial Closing neither Buyer nor Nutra shall have access to any insurance policies of any GNC Party or any of their respective self-insurance programs, regardless of whether such policies were applicable to the Business prior to the Initial Closing; provided, however, that insurance policies (i) obtained solely by Nutra, or (ii) obtained by any GNC Party (and on which Nutra is named as an additional insured) with respect to a Scheduled Real Property shall remain in effect. GNC agrees that GNC will continue to self-insure with respect to acts, omissions, events or circumstances relating to Nutra or the Business that occurred or existed prior to the Initial Closing and that were historically covered by GNC’s self-insured workers’ compensation program. Nutra may make claims under such self-insured workers’ compensation program subject to the terms and conditions of such self-insured workers’ compensation program.

(b) GNC agrees that with respect to acts, omissions, events or circumstances relating to Nutra or the Business that occurred or existed prior to the Initial Closing and that are covered by third party occurrence-based insurance policies under which Nutra or the Business are insured on or prior to Initial Closing, Nutra may make claims under such occurrence-based policies subject to the terms and conditions of such occurrence-based policies and this Agreement; provided, that Nutra (i) shall notify the risk management department of GNC in writing of all such covered claims and (ii) except as otherwise provided by this Agreement, shall exclusively bear, and neither Parent, Seller nor any of other GNC Party shall have any obligation to repay or reimburse Nutra for, the amount of any deductibles, self-insured retentions or other out-of-pocket expenses incurred in connection therewith associated with claims under such occurrence-based policies, and shall be liable for all uninsured or uncollectible amounts of such claims.

Section 6.06. Seller Name and Marks. Notwithstanding any inference or prior course of conduct to the contrary and except as provided below, in no event shall Buyer, Nutra, or any Subsidiary or other Affiliate of Buyer or Nutra, acquire or have any right to use or any other right, title or interest in or to the corporate name of Seller or any of its Affiliates in any jurisdiction, or any Trademark of Seller or any of its Affiliates, including any which include any form of the words “GNC” or “General Nutrition Corporation” (collectively the “Seller Name and Marks”), or anything confusingly similar thereto, all rights to which, and the goodwill represented thereby, shall be retained by Seller or its Affiliates, as applicable. As soon as practicable following the Initial Closing, but not later than one hundred eighty (180) days after the Initial Closing Date, Buyer shall remove and change signage, change and substitute promotional or advertising material in whatever medium, change stationery and packaging and take all such other steps as may be required or appropriate to cease use of the Seller Name and Marks; provided, however, that Buyer shall not be deemed to have violated this Section 6.06 by reason of (i) its use after the Initial Closing of any finished goods inventory in the legal possession of Nutra as of the Initial Closing Date, (ii) the appearance of the Seller Name and Marks in or on any tools, dies, equipment, engineering/manufacturing drawings, manuals, work sheets, operating procedures, other written materials or other assets of Nutra that are used for internal purposes only in connection with the Business; provided that Buyer and Nutra endeavor to remove such appearances of the Seller Name and Marks in the ordinary course of the operation of the Business, or (iii) the appearance of the Seller Name and Marks in or on any third party’s publications, marketing materials, brochures, instruction sheets, equipment or products that Seller or any of its Affiliates distributed in the ordinary course of business prior to the Initial Closing Date, and that generally are in the public domain, or any other similar uses by any such third party over which Buyer or Nutra has no control.

Section 6.07. Legal Proceedings; Production of Witnesses; Privileged Matters.

(a) Subject to Article IX, following the Initial Closing Date, (i) Nutra shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions with respect to all Liabilities of Nutra or the Business, and may settle or compromise, or consent to the entry of any judgment with respect to any such Action, without the consent of GNC or any of its Affiliates (except as set forth in the Nutra LLC Agreement), (ii) GNC shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions with respect to all Liabilities solely impacting the Retained Businesses and may settle or compromise, or consent to the entry of any judgment with respect to any such Action without the consent of Buyer or Nutra, and (iii) GNC and Nutra shall jointly share authority and control and cooperate in good faith with respect to the investigation, prosecution, defense and appeal of all Actions that relate to both (A) Liabilities relating to the Retained Business, and (B) Liabilities of Nutra ; provided, that if any Party seeks to assert a claim for indemnification with respect to any Action, the Parties shall comply with the provisions of Section 9.03 instead of this Section 6.07(a) with respect to such Action. In addition, the GNC Parties, on the one hand, and Nutra, on the other hand, may require that certain Business Records be preserved for longer than the period specified in Section 6.08 by advising the other in writing that such Business Records remain potentially discoverable in any Actions.

(b) From and after the Initial Closing, the GNC Parties, on the one hand, and Nutra, on the other hand, shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to make available to each other, upon reasonable written request, their (and their Affiliates’) respective officers, directors, employees, agents and other Representatives for fact finding, consultation and interviews and as witnesses to the extent that any such Person may reasonably be required in connection with any Actions in which the requesting Party may from time to time be involved relating to Nutra or the conduct of the Business or the Retained Businesses, prior to or after the Initial Closing. Access to such Persons shall be granted during normal business hours at a location and in a manner reasonably calculated to minimize disruption to such Persons, Nutra, the Business and the Retained Businesses, as applicable. Each Party agrees to reimburse each other for reasonable out-of-pocket expenses, including attorneys’ fees, but excluding officers’ or employees’ compensation, incurred by the other Party in connection with providing individuals and witnesses pursuant to this Section 6.07(b). Notwithstanding anything in this Section 6.07 to the contrary, if any Party seeks to assert a claim for indemnification in connection with any Action, the Parties shall comply with the provisions of Section 9.03 instead of this Section 6.07(b) with respect to such Action.

(c) Notwithstanding the foregoing, the provisions of Article VII shall govern with respect to Tax-related matters to the extent any provision in Article VII is in conflict with Section 6.07(a) or Section 6.07(b). For the avoidance of doubt, neither Party shall have an obligation to cooperate, make available personnel or disclose any documents or other information pursuant to Section 6.07(a) or Section 6.07(b) or Article VII, if any GNC Party, on the one hand, and Nutra or any of its Affiliates, on the other hand, are adverse parties in any Action and such assistance, testimony, documents or other information is reasonably pertinent thereto; provided, further, that this shall not limit in any respect any rights a Party may have with respect to discovery or the production of documents or other information in connection with any such Action.

(d) The Parties agree that their respective rights and obligations to maintain, preserve, assert or waive any attorney-client and work product privileges belonging to either Party with respect to the Business and the Retained Businesses (collectively, “Privileges”), shall be governed by the provisions of this Section 6.07(d). With respect to matters relating to the Retained Businesses, and with respect to all Business Records, documents, communications or other information (collectively, “Information”) of any GNC Party prepared in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, GNC shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Buyer and its Affiliates. Buyer and its Affiliates (including, as of the Initial Closing Date, Nutra) shall take no action without the prior written consent of Parent that would reasonably be expected to result in any waiver of any such Privileges of any GNC Party. After the Initial Closing, Nutra shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to Nutra or the Business (except for the Information solely prepared in connection with this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby). However, Nutra may not assert any such Privileges of Buyer related to pre-Initial Closing advice or communications relating to the Business against any GNC Party. GNC and its Affiliates shall take no action after the Initial Closing without the prior written consent of Buyer that would reasonably be expected to result in any waiver of any such Privileges of Buyer. The rights and obligations created by this Section 6.07(d) shall apply to all Information as to which the GNC Parties or Buyer would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (the “Privileged Information”). Upon receipt by a GNC Party, or Buyer and its Affiliates, as the case may be, of any subpoena, discovery or other request from any Person that actually or arguably calls for the production or disclosure of Privileged Information of the other Party or if the GNC Parties or Buyer or its Affiliates (including, as of the Initial Closing Date, Nutra), as the case may be, obtains knowledge that any current or former employee of GNC or its Affiliates or Buyer or its Affiliates (including, as of the Initial Closing Date, Nutra), has received any subpoena, discovery or other request from any Person that actually or arguably calls for the production or disclosure of Privileged Information of one or more of the other Parties, GNC or Buyer shall promptly notify the other Parties of the existence of the request and shall provide such other Party a reasonable opportunity to review the Privileged Information and to assert any rights it may have under this Section 6.07(d) or otherwise to prevent the production or disclosure of Privileged Information. Parent’s and Seller’s transfer of any Business Records or other Information to Buyer in accordance with this Agreement and GNC’s agreement to permit Buyer to obtain Information existing prior to the Initial Closing are made in reliance on the Parties’ respective agreements, as set forth in this Section 6.07(d), to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by GNC or Buyer, as the case may be. The access to Business Records and other Information being granted pursuant to Section 6.07, Section 6.08, Section 9.03, Section 9.04 and Article VII, the agreement to provide witnesses and individuals pursuant to this Section 6.07 and the disclosure to Buyer and GNC of Privileged Information relating to Nutra or the Business or the Retained Businesses pursuant to this Agreement in connection with the transactions contemplated hereby shall not be asserted by GNC or Buyer to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 6.07(d) or otherwise.

Section 6.08. Retention of Business Records and Post-Closing Access.

(a) After the Initial Closing, Buyer shall cause Nutra to hold at least one copy of all Business Records relating to the conduct of the Business on or before the Initial Closing Date and not to destroy or dispose of such copy for a period of six (6) years from the Initial Closing Date or such longer time as may be required by applicable Law.

(b) From and after the Initial Closing, Buyer shall cause Nutra to (i) give the GNC Parties and their Representatives reasonable access during normal business hours and upon reasonable prior notice and under reasonable circumstances to the Business Records of Nutra relating to the conduct of the Business on or before the Initial Closing Date, (ii) furnish to the GNC Parties and their Representatives such information relating to the conduct of the Business on or before the Initial Closing Date reasonably requested by the GNC Parties or their Representatives in connection with financial reporting, third party ligation or any other reasonable business purpose (in each case other than in connection with any claim or Action brought by (A) any GNC Party against the Buyer or any of its Affiliates (including from and after the Initial Closing, Nutra) or (B) Buyer or any of its Affiliates (including, from and after the Initial Closing, Nutra) against any GNC Party or any Affiliate of any GNC Party), and (iii) cause the Representatives of Nutra to reasonably cooperate with the GNC Parties and their Representatives, in each case, to the extent reasonably requested by the GNC Parties in connection with financial reporting, third party ligation or any other reasonable business purpose (in each case other than in connection with any claim or Action brought by (A) any GNC Party against the Buyer or any of its Affiliates (including from and after the Initial Closing, Nutra) or (B) the Buyer or any of its Affiliates (including, from and after the Initial Closing, Nutra) against any GNC Party or any Affiliate of any GNC Party).

(c) From and after the Initial Closing, GNC shall, and shall cause the other GNC Parties, to (i) give Buyer and its Representatives reasonable access during normal business hours and upon reasonable prior notice and under reasonable circumstances to the Business Records of GNC and the other GNC Parties relating to the conduct of the Business on or before the Initial Closing Date, (ii) furnish to Buyer and its Representatives such information relating to the conduct of the Business on or before the Initial Closing Date reasonably requested by Buyer or its Representatives in connection with financial reporting, third party ligation or any other reasonable business purpose (in each case other than in connection with any claim or Action brought by (A) Buyer or any of its Affiliates (including, from and after the Initial Closing, Nutra) against any GNC Party or any of its Affiliates or (B) any GNC Party against Buyer or any of its Affiliates (including, from and after the Initial Closing, Nutra)), and (iii) cause the Representatives of any GNC Party to reasonably cooperate with Buyer and its Representatives, in each case, to the extent reasonably requested by Buyer in connection with financial reporting, third party ligation or any other reasonable business purpose (in each case other than in connection with any claim or Action brought by (A) Buyer or any of its Affiliates (including, from and after the Initial Closing, Nutra) against any GNC Party or any of its Affiliates or (B) any GNC Party against Buyer or any of its Affiliates (including, from and after the Initial Closing, Nutra)).

(d) Any such access shall be granted in a manner as not to unreasonably interfere with the conduct of the business of the Party granting such access. Notwithstanding the foregoing, either Party may withhold such access, as and to the extent necessary to avoid contravention or waiver, as to any document or information the disclosure of which could reasonably be expected to violate any Contract or any Law or result in the waiver of any legal privilege or work-product privilege; provided, that to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result of the waiver of any such privilege, such Party shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which these restrictions apply; provided, further, that nothing in this Section 6.08(d) shall limit in any respect any rights any Party may have with respect to discovery or the production of documents or other information in connection with any litigation.

(e) Notwithstanding the foregoing, the provisions of Article VI shall govern with respect to Tax-related matters to the extent any provision in Article VII is in conflict with Section 6.08(a) or Section 6.08(b).

Section 6.09. Confidentiality.

(a) Effective upon, and only upon, the Initial Closing, the Confidentiality Agreement shall terminate.

(b) GNC, Parent and Seller shall not, and shall cause their Representatives and Subsidiaries not to, directly or indirectly, until the second anniversary of the final Subsequent Closing Date, without the prior written consent of Buyer, disclose to any third party (other than each other and their respective Representatives) any confidential or proprietary information related to Nutra or the Business; provided, that the foregoing restriction shall not (i) apply to any information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.09(b)) or (B) independently developed by GNC, Parent, Seller or any of their Subsidiaries (other than in connection with the Business prior to the Initial Closing) without reference to or use of the applicable confidential or proprietary information, or (ii) prohibit any disclosure (A) required by Law so long as, to the extent legally permissible and feasible, GNC, Parent or Seller, as applicable, provides Buyer with reasonable prior notice of such disclosure and a reasonable opportunity to contest such disclosure or (B) made in connection with the enforcement of any right or remedy relating to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary set forth in this Section 6.09(b), GNC, Parent, Seller and their respective Subsidiaries and Representatives shall be deemed to have satisfied their obligations hereunder with respect to confidential or proprietary information related to Nutra or the Business if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information.

(c) Buyer shall not, and shall cause its Representatives, Subsidiaries (including Nutra) and other Affiliates not to, directly or indirectly, for a period of three (3) years after the Initial Closing Date, without the prior written consent of Parent, disclose to any third party (other than each other and their respective Representatives) any confidential or proprietary information related to the Retained Businesses; provided, that the foregoing restriction shall not (i) apply to any information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.09(c)) or (B) independently developed by Buyer or any of its Subsidiaries (other than by the Retained Businesses prior to the Initial Closing) without reference to or use of the applicable confidential or proprietary information, or (ii) prohibit any disclosure (A) required by Law so long as, to the extent legally permissible and feasible, Buyer provides GNC, Parent and Seller with reasonable prior notice of such disclosure and a reasonable opportunity to contest such disclosure or (B) made in connection with the enforcement of any right or remedy relating to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary set forth in this Section 6.09(c), Buyer and its Subsidiaries, Affiliates and Representatives shall be deemed to have satisfied their obligations hereunder with respect to confidential or proprietary information related to the Retained Businesses if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information.

Section 6.10. Non-Solicitation; Non Hire.

(a) From the Initial Closing Date until the later of four (4) years from and after the Initial Closing Date and two (2) years after the date when Seller no longer owns any Remaining Interests (the “Restricted Period”), GNC shall not, and shall cause the other GNC Parties not to, directly or indirectly:

(i) request, induce or attempt to influence any management-level or other key employee to terminate his or her employment with or service to Guarantor, Buyer or Nutra or their Affiliates; or

(ii) hire or employ, or solicit the employment of, or make or extend any offer of employment to, any management-level or other key employee who is then employed, or was employed at any time during the period beginning one (1) year prior to the Initial Closing Date and ending at the end of the Restricted Period, by Guarantor, Buyer or Nutra or their Affiliates.

(b) Except as set forth on Schedule 6.10(b), during the Restricted Period, Buyer and Guarantor shall not, and shall cause their Subsidiaries, including Nutra, not to, directly or indirectly:

(i) request, induce or attempt to influence any management-level or other key employee of a GNC Party to terminate his or her employment with or service to such GNC Party; or

(ii) hire or employ, or solicit the employment of, or make or extend any offer of employment to, any management-level or other key employee who is then employed, or was employed at any time during the period beginning one (1) prior to the Initial Closing Date and ending at the end of the Restricted Period, by a GNC Party (excluding, for the avoidance of doubt, Nutra after the Initial Closing).

(c) The Parties mutually agree this Section 6.10 is reasonable and necessary to protect and preserve Buyer’s and GNC’s legitimate business interests and the value of Nutra, the Business and the Retained Businesses, and to prevent any unfair advantage conferred on any Party and their respective successors.

Section 6.11. Public Announcements. The timing and content of the initial and any subsequent press release or public announcement regarding any aspect of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby to the financial community, government agencies or the general public shall be mutually agreed upon in advance by the Parties. Notwithstanding the foregoing, each Party may make any such announcement, if consistent in all material respects with such initial press release or initial public announcement, which it in good faith believes, based on advice of counsel, is required by Law or any listing agreement with any national securities exchange to which such Party is subject; provided, that such Party shall consult with and agree on the language of any such announcement with the other Party prior to any such announcement to the extent practicable, and shall in any event promptly provide the other Party with copies of any such announcement.

Section 6.12. Indemnification and Exculpation.

(a) For a period of six (6) years from the Initial Closing Date, Buyer shall cause Nutra to, indemnify, defend and hold harmless, to the fullest extent permitted under Law and the Organizational Documents, in each case, in effect as of the date of this Agreement (prior to the adoption of amended Organizational Documents in connection with the Initial Closing), the individuals who on or prior to the Initial Closing Date were directors, officers or employees of Nutra (collectively, the “D&O Indemnitees”), as applicable, with respect to all acts or omissions by them in their capacities as such or taken at the request of Nutra at any time prior to the Initial Closing Date. For a period of six (6) years from the Initial Closing Date, such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the D&O Indemnitees, unless such modification is required by applicable Law. In addition, Buyer shall cause Nutra to advance and pay any expenses of any D&O Indemnitee under this Section 6.12 as incurred to the fullest extent permitted under Law, the Organizational Documents of Nutra in effect as of the date of this Agreement (prior to the adoption of amended Organizational Documents in connection with the Initial Closing), provided that the Person to whom expenses are advanced provides an undertaking to repay such advances in full and immediately to the extent it is determined such Person is not entitled to indemnification pursuant to Nutra’s Organizational Documents in effect as of the date of this Agreement (prior to the adoption of amended Organizational Documents in connection with the Initial Closing).

(b) Parent shall maintain in effect the runoff director and officer insurance that is being offered under its existing director and officer insurance arrangements for the benefit of the D&O Indemnitees.

(c) If during the six (6) year period following the Initial Closing, Nutra or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Nutra shall ensure that proper provision shall be made so that the successors and assigns of Nutra shall assume all of the obligations thereof set forth in this Section 6.12.

(d) The obligations of Buyer under this Section 6.12 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 6.12 applies without the consent of the affected D&O Indemnitee. The provisions of this Section 6.12 (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee and such D&O Indemnitee’s heirs and Representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract, at Law or otherwise.

Section 6.13. Bankruptcy; GNC Credit Facilities.

(a) Until the later of the termination of the Product Supply Agreement in accordance with its terms and the final Subsequent Closing Date, GNC agrees that it shall not, and it shall cause the other GNC Parties not to, commence or otherwise support any involuntary bankruptcy case against Seller, Nutra or GNC Purchaser. Until the earlier of the consummation of the fourth and final Subsequent Closing and such time when Seller holds no Remaining Interests, the GNC Parties shall not, and shall cause their Subsidiaries and Affiliates not to, take any action or omit to take any action that would (a) cause Nutra, Seller or GNC Purchaser to become an obligor, a borrower or a guarantor under, any GNC Credit Facility or any Indebtedness of the GNC Parties, or subject any of the assets of any of Nutra, Seller or GNC Purchaser to any Lien pursuant to any of the foregoing, (b) otherwise subject Nutra to any restrictions under any GNC Credit Facility or any other Indebtedness of the GNC Parties.

(b) As soon as reasonably practicable following the Initial Closing (and in any event within one (1) Business Day), the GNC Parties shall file in the appropriate filing offices UCC termination statements and intellectual property releases and such other instruments and documents which are reasonably requested by Buyer and reasonably obtainable by GNC to evidence the fact that Nutra and Seller have been released as guarantors under the GNC Credit Facilities and the termination or release of all Liens on any assets of Nutra or the Seller granted in connection with the GNC Credit Facilities.

Section 6.14. Further Assurances. In furtherance and not in limitation of Section 6.02 and Section 6.03, each of the Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement (including, without limitation, the applicable Seller Party shall execute (with proper witnesses and acknowledgement, as applicable) and deliver any document, instrument or affidavit that is (i) reasonably required by Chicago Title Insurance Company to issue a title insurance policy with extended coverage to Nutra with respect to each Scheduled Real Property, or (ii) reasonably requested by Buyer in order to vest title in Nutra properly and obtain certain endorsements to each title insurance policy for the Scheduled Real Properties); provided, that the foregoing shall in no event be interpreted to require any Party to waive any condition precedent to its obligations to close the transactions contemplated hereby.

Section 6.15. Guaranty.

(a) Guarantor hereby guarantees to the GNC Parties the full and timely payment and performance by Buyer of all of Buyer’s obligations hereunder, subject to the limitations herein, if and when such payments and obligations become due in accordance herewith (the “Guaranteed Obligations”). The Guaranteed Obligations are primary, absolute, unconditional and irrevocable, and such obligations shall continue in full force and effect until the payment of all of the Guaranteed Obligations and are not conditioned upon any event or contingency or upon any attempt first to obtain payment from Buyer under this Agreement, or pursuit of any other right or remedy against Buyer through the commencement of an Action or otherwise. With respect to its obligations hereunder, Guarantor expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar applicable Law now or hereafter in effect, any right to require the marshalling of assets of Buyer, and all suretyship defenses generally. Guarantor acknowledges and agrees that its obligations hereunder shall continue in full force and effect, without notice from any other party in the event the obligations of Buyer or Guarantor under this Agreement are amended or in any way modified, and that the Guaranteed Obligations shall continue and shall apply in full to such amended obligations of Buyer or Guarantor as though the amended terms had been part of this Agreement from the original date of execution thereof. Guarantor acknowledges and agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of any GNC Party or Seller Indemnitee to assert any claim or demand or to enforce any right or remedy against Buyer; (b) any change in the time, place or manner of payment or performance of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement; (c) any change in the corporate existence, structure or ownership of Buyer; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer; (e) the existence of any claim, set-off or other right which Guarantor may have at any time against Buyer, whether in connection with the Guaranteed Obligations or otherwise; or (f) the adequacy of any means the GNC Parties or other Seller Indemnitees may have of obtaining payment or performance related to the Guaranteed Obligations. Notwithstanding anything to the contrary herein, the GNC Parties hereby agree that Guarantor shall have all defenses, claims, and rights of set-off, deduction or release with respect to the payment or performance of the Guaranteed Obligations that are available to the Buyer pursuant to the terms of the Agreement.

(b) Guarantor hereby represents and warrants that (i) it is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) it has all requisite power, authority and capacity to enter into, execute and deliver this Agreement and to perform its obligations under this Agreement, and (iii) this Agreement has been duly executed and delivered by Guarantor and Guarantor’s obligations under Section 6.10 and this Section 6.15, assuming that this Agreement has been duly and validly authorized, executed and delivered by the GNC Parties, constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 6.16. General Release.

(a) Notwithstanding anything to the contrary set forth in this Agreement, effective as of the Initial Closing, in consideration of the mutual agreements contained herein, including the cash consideration to be received by the GNC Parties pursuant to Article II and Article III, each GNC Party, on behalf of itself and each of its past, present and future Affiliates, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, investors, stockholders, members, partners, trustees, principals, predecessors, successors and assigns (each, a “GNC Releasing Party” and, collectively, the “GNC Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges Nutra, its former, present and future Affiliates, parent and subsidiary companies, joint ventures, predecessors, successors and assigns (including Buyer and its Affiliates), and their respective former, present and future representatives, investors, stockholders, members, partners, insurers and indemnitees (collectively, the “Released Parties”), of and from any and all manner of action or inaction, cause or causes of action, Actions, Liens, Contracts, promises, Liabilities or Damages

(whether for compensatory, special, incidental or punitive Damages, equitable relief or otherwise) of any kind or nature whatsoever, past, present or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, Law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, which such GNC Releasing Parties, or any of them, ever have had or ever in the future may have against the Released Parties, or any of them, and which, in each case, are based on acts, events or omissions occurring up to and including the Initial Closing (the “Released Claims”); provided, however, that the foregoing release shall not release, impair or diminish, and the term “Released Claims” shall not include, in any respect any rights of: (i) any GNC Party or Seller Indemnitee under this Agreement or any other Transaction Document; (ii) the GNC Releasing Parties to indemnification, reimbursement or advancement of expenses under the provisions of the Nutra Organizational Documents, any directors’ and officers’ liability insurance policy maintained by Nutra, or any indemnification agreement to which any such GNC Releasing Party and Nutra are parties and which is set forth on Schedule 6.16; (iii) if applicable to any GNC Releasing Party, any rights available to such GNC Releasing Party to receive salaries, bonuses (including any transaction bonus or success bonus), severance, accrued vacation or other paid time off, employee benefits (to the extent such benefits are vested under the terms of the applicable Nutra Plan or applicable Law) or expenses that have accrued in respect of employment with Nutra in the ordinary course of business; or (iv) any statutory or other rights that are prohibited by Law from being released, compromised or exchanged.

(b) Without limiting the generality of the foregoing, with respect to the Released Claims, each GNC Party, each on behalf of itself and each GNC Releasing Party, hereby expressly waives all rights under Section 1542 of the Civil Code of the State of California (the “California Civil Code”) and any similar Law or common law principle in any applicable jurisdiction prohibiting or restricting the waiver of unknown claims. Section 1542 of the California Civil Code reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(c) Notwithstanding the provisions of Section 1542 of the California Civil Code or any similar Law or common law principle in any applicable jurisdiction, and for the purpose of implementing a full and complete release and discharge of the Released Parties, each GNC Party, each on itself and each GNC Releasing Party, expressly acknowledges that the foregoing release is intended to include in its effect all claims which any GNC Party or any GNC Releasing Party does not know or suspect to exist in his, her or its favor against any of the Released Parties (including unknown and contingent claims), and that the foregoing release expressly contemplates the extinguishment of all such claims (except to the extent expressly set forth herein). Each GNC Party, each on behalf of itself and each GNC Releasing Party, covenants and agrees not to, and agrees to cause its respective Affiliates not to, whether in its own capacity, as successor, by reason of assignment or otherwise, assert, commence, institute or join in, or assist or encourage any third party in asserting, commencing, instituting or joining in, any Action of any kind whatsoever, in law or equity, in each case against the Released Parties, or any of them, with respect to any Released Claims, except as otherwise set forth in Section 6.16(a).

(d) Each GNC Party, each on behalf of itself and each GNC Releasing Party, acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of the Released Claims, but each GNC Party, each on behalf of itself and each GNC Releasing Party, intends to and, by operation of this Agreement shall have, fully, finally and forever settled and released any and all Released Claims without regard to the subsequent discovery of such different or additional facts.

Section 6.17. Supplement Pack Technology. Parent has developed certain technology that, when implemented, can facilitate and enhance the use and operation of automatic tablet pouch packaging machines (including the Yuyama machines owned by Nutra), which technology includes enhanced functionality for the design and creation of, and selection of components in, supplement packs (the “GNC Supplement Pack Technology”). While the GNC Supplement Pack Technology is owned and will be retained by Parent, Parent will work together with Buyer in good faith with respect to the licensing and exploitation of such technology by Nutra, and the use and further development thereof for the mutual benefit of Parent, Buyer and Nutra. Accordingly, the Parties agree that they will work together in good faith to enter into an agreement relating to the licensing, exploitation and further development of the GNC Supplement Pack Technology within ninety (90) days of the Initial Closing.

ARTICLE VII

TAX MATTERS

Section 7.01. Tax Treatment; Transfer Taxes.

(a) The Parties agree that, for U.S. federal income tax purposes, the Seller Class B Interests acquired by Buyer pursuant to the Minority Purchase are not intended to be (and absent a contrary determination within the meaning of Section 1313(a) of the Code, shall not be) treated as a partnership or other equity interest in Seller.

(b) Notwithstanding anything to the contrary in this Agreement, all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) arising from the transactions contemplated by this Agreement shall be borne 50% by Buyer and 50% by Seller. Each Tax Return with respect to a Transfer Tax shall be prepared by the party that customarily has primary responsibility for filing such Tax Return pursuant to applicable Law and such party shall pay all Transfer Taxes shown as due thereon in accordance with Law, provided that (i) the other party shall promptly reimburse the first party for its share of such Transfer Taxes upon demand and (ii) Buyer shall reimburse Seller at the Initial Closing for its share of any Transfer Taxes paid by Seller at or prior to the Initial Closing. Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax.

Section 7.02. Tax Treatment, Tax Returns; Tax Refunds.

(a) Unless otherwise required by applicable Law or by a final determination of a Governmental Authority to the contrary, the Parties agree to treat the purchase of the Initial Interests contemplated by this Agreement as governed by Rev. Rul. 99-5, 1991-1 C.B. 434 (Situation 1), as set forth in the Nutra LLC Agreement, and agree to file all Tax Returns in a manner consistent with the foregoing, and not take any position, whether in any Tax Return, audit, examination, adjustment or action with respect to a Tax, which is inconsistent with such treatment.

(b) No later than ninety (90) days after the determination of the Final Purchase Price for the Initial Interests, Buyer shall prepare and deliver to Seller a proposed allocation of the Final Purchase Price (plus any Liabilities required to be taken into account as consideration for the Initial Interests under applicable Tax Law) among the separate classes of assets of Nutra, in accordance with Section 1060 of the Code and the applicable Treasury Regulations thereunder. If Seller disagrees with any items reflected in the proposed allocation, Seller shall notify Buyer in writing of such disputed items within forty-five (45) days after receipt thereof and, thereafter, Seller and Buyer shall cooperate in good faith to resolve such disputed items for a period of thirty (30) days (or such longer period as mutually agreed by the Parties). To the extent that Seller and Buyer are unable to resolve any disputed items, the Parties shall jointly submit any remaining disputed items for resolution to an independent “Big 4” accounting firm mutually selected by Buyer and Seller, and shall instruct the accounting firm to render its decision (which decision shall include a written statement of findings and conclusions) resolving the disputed matters within thirty (30) days after such firm is retained, which decision shall be final and binding on the Parties. The fees and expenses of any accounting firm engaged pursuant to this Section 7.02(b) shall be borne equally by the Parties. The purchase price allocation as finally agreed or determined pursuant to this Section 7.02(b) shall be the “Initial Purchase Price Allocation.” The Parties shall (i) be bound by the Initial Purchase Price Allocation for purposes of determining any Taxes and (ii) prepare and file IRS Form 8594 (or any successor forms thereto) and all Tax Returns to be filed with any Taxing Authority in a manner consistent with the Initial Purchase Price Allocation; provided, however, that nothing contained herein shall be construed so as to prevent any Party from settling, or require any Party to commence or participate in any Action challenging any determination made by any Governmental Authority based upon or arising out of the Initial Purchase Price Allocation.

(c) No later than thirty (30) days after the determination of the Final Subsequent Purchase Price for each Subsequent Acquisition Share Portion, Buyer shall prepare and deliver to Seller a proposed allocation of the implied fair market values (determined consistent with the Final Subsequent Purchase Price (plus any Liabilities required to be taken into account as consideration for the Subsequent Acquisition Share Portion under applicable Tax Law)) of the separate classes of assets of Nutra, consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Thereafter, the Parties shall follow the same procedure as set forth in Section 7.02(b) to resolve any disputed items. The allocation as finally agreed or determined pursuant to this Section 7.02(c) with respect to each Subsequent Acquisition Share Portion shall be a “Subsequent Purchase Price Allocation.” The Parties shall (i) be bound by each Subsequent Purchase Price Allocation for purposes of determining any Taxes and (ii) prepare and file IRS Form 8308 and the informational statements required pursuant to Treasury Regulations Sections 1.743-1(k)(1)(i) and 1.751-1(a)(3), as applicable (or any successor forms thereto) and all Tax Returns to be filed with any Taxing Authority in a manner consistent with each Subsequent

Purchase Price; provided, however, that nothing contained herein shall be construed so as to prevent any Party from settling, or require any Party to commence or participate in any Action challenging any determination made by any Governmental Authority based upon or arising out a Subsequent Purchase Price.

(d) The Parties agree that Nutra shall be treated as if it ceased to be part of GNC’s U.S. federal consolidated group, and any other group for which a GNC Group Tax Return is filed, as of the end of the day on which the Certificate of Conversion is effective. GNC shall include the income of Nutra (including any deferred items triggered into income by Treasury Regulations Secion 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19) on GNC’s consolidated federal income Tax Returns and pay any federal income Taxes attributable to such income. For all other Tax purposes, GNC and Buyer shall treat (and shall cause their respective Affiliates to treat) the Initial Closing Date as the last day of the relevant Tax period to the maximum extent permitted by applicable Law. Any and all Tax deductions related to the payment of (i) the Unpaid Nutra Transaction Expenses and (ii) all other amounts paid by Nutra, or by GNC, Parent, Seller or Buyer on behalf of Nutra prior to or in connection with the Initial Closing shall be treated for U.S. federal and applicable state and local income tax purposes as having been paid by Nutra in, and reflected as a deduction on, the GNC Group Tax Returns or Separate Nutra Tax Returns for the Tax period ending on the Initial Closing Date or shall be allocated to the portion of the Tax period ending on the Initial Closing Date in respect of any Straddle Tax Period. To the extent permitted by applicable Law, any state or local tax credits attributable to any Pre-Closing Tax Period shall be assigned or otherwise transferred to Parent.

(e) Parent shall prepare (or cause to be prepared) and timely file, or cause to be prepared and timely filed, all GNC Group Tax Returns for all Tax periods ending on or before the Initial Closing Date and all Straddle Tax Periods and shall pay all Taxes shown as due thereon. All such Tax Returns, insofar as they relate to Nutra, shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law). Parent or its Affiliate shall provide Buyer with copies of any separate company pro-forma portion of any GNC Group Tax Return relating to Nutra within seventy five (75) days after filing such Tax Return.

(f) Parent shall prepare (or cause to be prepared) any Separate Nutra Tax Returns required to be filed after the Initial Closing Date for any Tax period ending on or prior to the Initial Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law) and shall be submitted to Buyer (together with any relevant workpapers and supporting documentation) for its review and comment at least twenty (20) Business Days (or, in the case of Tax Returns for any non-Income Tax, at least ten (10) Business Days) prior to the due date (including any applicable extension) for filing such Tax Return. Parent shall consider in good faith and incorporate any reasonable comments timely received from Buyer and shall not file any such Tax Return without the written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed. Buyer shall cause all such Tax Returns to be filed in a timely manner and shall pay all Taxes shown as due thereon in accordance with Law, provided that Parent shall reimburse Buyer for such Taxes ten (10) days prior to the due date for paying such Taxes.

(g) Nutra shall prepare and timely file all Separate Nutra Tax Returns for all Straddle Tax Periods. All such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law) and shall be submitted to Parent (together with any relevant workpapers and supporting documentation) for its review and comment at least ten (10) Business Days (or, in the case of Tax Returns for any non-Income Tax, at least five (5) Business Days) prior to the due date (including any applicable extension) for filing such Tax Return. Nutra and Buyer shall consider in good faith and incorporate any reasonable comments timely received from Parent and shall not file any such Tax Return without the written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed. Subject to Section 7.06, Nutra shall pay all Taxes shown as due on any Tax Return for any Straddle Tax Period in accordance with Law, provided that Parent shall reimburse Nutra for the portion of such Taxes allocable to the Pre-Closing Tax Period ten (10) days prior to the due date for paying such Taxes.

(h) Neither Buyer nor any of its Affiliates (including Nutra after the Initial Closing) shall amend any Tax Return of Nutra for any Tax period ending on or prior to the Initial Closing Date or any Straddle Tax Period without the prior written consent of Parent.

(i) Parent shall be entitled to any overpayments, reductions in Tax, refunds or credits of Taxes of Nutra attributable to any Pre-Closing Tax Period, plus any interest actually received with respect thereto from an applicable Governmental Authority (collectively, “Tax Refunds”). Any Tax Refund relating to a Straddle Tax Period shall be apportioned between Parent and Buyer in a manner consistent with Section 7.06(b). Buyer shall pay, or cause to be paid, such amount to Parent, no later than ten (10) days following receipt of such Tax Refund, net of any out-of-pocket expenses incurred in connection with obtaining such Tax Refund (including any Income Taxes imposed thereon). With respect to any Pre-Closing Tax Period (i) if Buyer determines that Nutra is entitled to a Tax Refund it shall promptly notify Parent of such determination, and (ii) upon Parent’s request Buyer shall cause Nutra to initiate a claim for a Tax Refund or amend any Tax Return at Parent’s sole expense; provided, however, that Buyer shall not be required to initiate such Tax Refund claim or amend such Tax Return if it can reasonably be expected that such Tax Refund claim or Tax Return amendment would materially increase the Tax Liability of Buyer or Nutra for any Post-Closing Tax Period.

Section 7.03. Cooperation on Tax Matters. GNC, Buyer and Parent shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by the other, in connection with the preparation, execution and filing of Tax Returns pursuant to Section 7.02 and the conduct of any Tax Claim. Such cooperation shall include access to records and information which are reasonably relevant to any such Tax Return or Tax Claim, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and executing powers of attorney. GNC, Buyer and Parent shall, and shall cause their respective Affiliates to, (a) retain all books and records with respect to Tax matters pertinent to Nutra or the Business relating to any Tax period beginning before the Initial Closing Date until the expiration of the applicable statute of limitations, (b) abide by all record retention agreements entered into with any Taxing Authority, and (c) furnish the other with copies of all correspondences received from any Taxing Authority in connection with any Tax Claim with respect to any Taxes or Tax Returns of Nutra. Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates shall not be required to transfer to Buyer any (i) GNC Group Tax Returns or related workpapers or (ii) Tax Returns or related workpapers of GNC, Parent, Seller, or any other GNC Party.

Section 7.04. Buyer Covenants. Buyer and its Affiliates (including Nutra after the Initial Closing) shall not cause or permit Nutra or any of its Subsidiaries to take any actions or engage in any transaction outside the ordinary course of business on the Initial Closing Date, other than the transactions contemplated by this Agreement.

Section 7.05. Tax Sharing Agreements. Any and all existing Tax Sharing Agreements between Nutra, on the one hand, and GNC and any of its Affiliates (other than Nutra), on the other hand, shall be terminated as of the Initial Closing Date. After such date Nutra shall not have any rights or obligations under any such terminated Tax Sharing Agreement.

Section 7.06. Tax Indemnification.

(a) GNC hereby indemnifies the Buyer Indemnitees against, and agrees to hold each of them harmless from, any and all Damages incurred by any Buyer Indemnitee in connection with or arising from (i) Taxes imposed upon Nutra, or for which Nutra is otherwise determined to be liable (including any Taxes for which Nutra is liable pursuant to Treasury Regulation § 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of a Company Group and any Taxes resulting from Nutra ceasing to be a member of any Company Group), with respect to any Pre-Closing Tax Period; (ii) Taxes of GNC, Parent, Seller or any of their respective Affiliates (other than Nutra); (iii) Taxes to the extent arising out of or resulting from any breach by GNC, Parent or Seller of any covenant contained in this Article VII other than the covenants contained in clauses (i) through (ii); (iv) Taxes to the extent arising out of or related to any breach of any representation or warranty contained in Section 4.15, except to the extent such Taxes are otherwise indemnified pursuant to the foregoing clauses (i) through (iii); and (v) the portion of Transfer Taxes for which Seller is liable pursuant to Section 7.01(b); provided, however, that for purposes of this Section 7.06(a), Taxes shall include the amount of Taxes that would have been paid but for the application of any credit or loss deduction attributable to any Post-Closing Tax Period. Notwithstanding the foregoing, GNC shall have no Liability for any Taxes that are imposed on any Buyer Indemnitee as a direct result of actions taken by such Buyer Indemnitee or any of its Affiliates after the Initial Closing, other than actions expressly contemplated by or taken in accordance with the terms of this Agreement.

(b) In the case of any Straddle Tax Period:

(i) real, personal and intangible property Taxes and any other Taxes levied on a per diem basis (“Per Diem Taxes”), of Nutra for any Pre-Closing Tax Period shall be equal to the amount of such Per Diem Taxes for the entire Straddle Tax Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Tax Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Tax Period; and

(ii) all other Taxes of Nutra (other than Per Diem Taxes) for any Pre-Closing Tax Period shall be computed based on the interim closing of the books as of the close of business on the Initial Closing Date. All deductions attributable to any Unpaid Nutra Transaction Expenses shall be apportioned to the Pre-Closing Tax Period. Any exemptions, deductions or credits relating to a Straddle Tax Period that are calculated on an annual or other periodic basis shall be apportioned to the Pre-Closing Tax Period by determining the amount thereof for the entire Straddle Tax Period and then multiplying such amount by a fraction, the numerator of which is the number of days during the Straddle Tax Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Tax Period.

(c) The obligation to indemnify under Section 7.06(a) shall survive the Initial Closing until sixty (60) days after expiration of the applicable statute of limitations (including extensions). For the avoidance of doubt, none of the limitations contained in Section 9.04 shall apply with respect to the indemnification in this Section 7.06 except as specifically set forth in Section 7.08.

Section 7.07. Procedures Relating to Indemnification of Tax Claims.

(a) If a claim for Taxes, including notice of a pending audit, shall be made by any Taxing Authority, which, if successful, might result in a claim for indemnity pursuant to Section 7.06(a) (any such claim, a “Tax Claim”), the party which receives such claim shall notify the other party in writing within fifteen (15) days of receipt of such Tax Claim; provided, that the failure of an Indemnified Party to give such notice to an Indemnifying Party shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party has actually been prejudiced by such failure.

(b) Parent shall control any Tax Claim with respect to any GNC Group Tax Return, and Buyer shall not participate in or control any such Tax Claim, provided that Parent shall keep Buyer reasonably informed as to the status of any such Tax Claim that relates to the Business or otherwise relates directly to Nutra (other than solely as a member of a Company Group).

(c) With respect to any Tax Claim relating to a Tax period ending on or prior to the Initial Closing Date not described in Section 7.07(b), Parent shall have the right to control the conduct of such Tax Claim unless Parent fails to provide Buyer with written notice of its election to control such Tax Claim within twenty (20) days of Parent’s receipt of notice of such Tax Claim in accordance with Section 7.07(a); provided, however, that (i) Parent shall keep Buyer reasonably informed as to the status of such Tax Claim, (ii) if the resolution of such Tax Claim would reasonably be expected to have a material Effect on the Tax Liability of Buyer or any of its Affiliates (including Nutra) for any Post-Closing Tax Period, then Buyer shall be entitled to participate in any such Tax Claim and (iii) Parent shall not settle or otherwise compromise such Tax Claim without Buyer’s written consent, which shall not be unreasonably withheld, conditioned or delayed. If Parent does not elect to control a Tax Claim pursuant to this Section 7.07(c) within the time period set forth above, then Buyer shall control such Tax Claim; provided, however, that (A) Buyer shall keep Parent reasonably informed as to the status of such Tax Claim and (B) Buyer shall not settle or otherwise compromise such Tax Claim without Parent’s written consent, which shall not be unreasonably withheld, conditioned or delayed.

(d) With respect to any Tax Claim relating to a Straddle Tax Period, to the extent possible the Tax Items subject to such Tax Claim shall be distinguished and segregated and each party shall control the defense and settlement of those Taxes for which it is liable. If any Tax Item cannot be identified as being a Liability of only one party or cannot be separated from a Tax Item for which the other party is liable, the party which has the greater potential Liability for those Tax Items that cannot be so attributed or separated (or both) shall control the defense and settlement of the Tax Claim. With respect to any Tax Claim subject to this Section 7.07(d), (i) the controlling party shall keep the other reasonably informed as to the status of such Tax Claim, (ii) if the resolution of such Tax Claim would reasonably be expected to have a material adverse effect on the Tax Liability of the non-controlling party or any of its Affiliates (including in the case of Buyer, Nutra), then the non-controlling party shall be entitled to participate in any such Tax Claim and (iii) the controlling party shall not settle or otherwise compromise such Tax Claim without the other party’s written consent, which shall not be unreasonably withheld, conditioned or delayed.

Section 7.08. Coordination with Article IX. Except to the extent specifically set forth in this Agreement, the recourse of any Buyer Indemnitee for any and all Damages relating to or arising from Tax matters, including those set forth in Section 4.15 or this Article VII, shall be controlled by this Article VII rather than Article IX. In the event the provisions of Section 7.06 or Section 7.07 and the provisions of Article IX conflict or otherwise each apply by their terms, Section 7.06 or Section 7.07, as applicable, shall exclusively govern all matters concerning Taxes; provided, that Sections 9.04(a)(iii), 9.04(a)(v), 9.04(a)(vi), 9.04(a)(vii), 9.04(b)(iv), 9.04(b)(v), 9.04(b)(vi), 9.04(c), 9.04(d), 9.04(e), 9.04(f) and 9.08 shall apply in any event.

ARTICLE VIII

EMPLOYEE MATTERS

Section 8.01. Employees.

(a) Subject in each case to all applicable Laws, effective no later than immediately prior to the Initial Closing, GNC shall cause all Business Employees to be employed by Nutra. Effective no later than immediately prior to the Initial Closing, GNC shall take all action necessary (including amending GNC Plans and obtaining consent from insurance carriers and other third-party service providers, if applicable) to provide that Nutra shall remain a participating employer under the GNC Plans (other than any deferred compensation plans, short term incentive compensation plans or equity based compensation plans) (such GNC Plans in which Nutra remains a participating employer, the “Transition Plans”) through May 31, 2019 (the “Benefits Transition Date”) and that the Business Employees shall continue actively participating (and shall remain eligible to participate) in the Transition Plans through the Benefits Transition Date (and shall thereafter cease to actively participate in such Transition Plans). Nutra shall reimburse GNC for the actual out-of-pocket cost to GNC for benefits under Transition Plans, including insurance premiums and contributions to retirement plans, in each case, associated with the continuation of the Business Employees in the Transition Plans from the Initial Closing Date through the Benefits Transition Date, plus any administrative costs associated therewith as set forth in the Transition Services Agreement. Nutra shall indemnify GNC for any Damages incurred or suffered by GNC under the Transition Plans with respect to any Business Employee, but only to the extent related to a claim for benefits related to participation in the Transition Plans between the Initial Closing Date and the Benefits Transition Date, and except to the extent that such Damages were as a result of the Fraud, gross negligence or willful misconduct of GNC, its Affiliates or the administrators or other third-party service providers of the Transition Plans. Notwithstanding the foregoing, effective on the Initial Closing Date the Business Employees will cease participation in GNC Plans that are non-qualified deferred compensation plans, or equity based compensation plans, including but not limited to the General Nutrition Centers, Inc. Deferred Compensation Plan, the GNC Holdings, Inc. 2011 Stock and Incentive Plan, and the GNC Holdings, Inc. 2015 Stock and Incentive Plan, and Nutra will cease being a participating employer under such plans.

(b) As of the Benefits Transition Date, Nutra shall, or shall cause its Subsidiaries to, have in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Nutra 401(k) Plan”) to provide benefits as of the Benefits Transition Date to the Business Employees who participate in the GNC Live Well Later 401(k) Plan (the “GNC 401(k) Plan”) immediately prior to the Benefits Transition Date. As soon as practicable following (i) Nutra’s presentation to GNC of evidence reasonably satisfactory to GNC that the Nutra 401(k) Plan meets the requirements for qualification under Section 401(a) of the Code, (ii) GNC’s presentation to Nutra of evidence reasonably satisfactory to Nutra that the GNC 401(k) Plan meets the requirements for qualification under Section 401(a) of the Code, (iii) the completion of all blackout periods for the GNC 401(k) Plan, if any, and (iv) the presentation to GNC of instructions for the transfer of the assets of the GNC 401(k) Plan to the trustee of the Nutra 401(k) Plan, GNC shall cause to be transferred to the Nutra 401(k) Plan the assets and liabilities from the GNC 401(k) Plan for the Business Employees (excluding those employees who retired effective on or prior to the date of transfer, except as otherwise elected by said retiree) in accordance with applicable requirements of the Code. Unless otherwise agreed by GNC and Nutra, such transfer of assets shall consist of cash, cash equivalents or participant loan receivables equal to all the accrued benefit liabilities in the GNC 401(k) Plan for the Business Employees and their respective beneficiaries, including accrued benefit liabilities arising under any applicable qualified domestic relations order. Nutra shall direct the trustee of the Nutra 401(k) Plan to accept such transfer of assets and liabilities from the GNC 401(k) Plan. Upon such transfer of assets, the Nutra 401(k) Plan shall assume the accrued benefit liabilities under the GNC 401(k) Plan solely with respect to the amount of the transferred accrued benefits with respect to the Business Employees and GNC shall not have any further accrued benefit liability under the GNC 401(k) Plan with respect to the amount of accrued benefits transferred to the Nutra 401(k) Plan for the Business Employees and their respective beneficiaries. In order to implement this Section 8.01(b), Nutra and GNC shall cooperate in the exchange of information, the notification of Business Employees and the preparation of any documentation required to be filed with any governmental agency.

(c) As of the Benefits Transition Date, Nutra shall, or shall cause its Subsidiaries to, establish or maintain flexible spending accounts for medical and dependent care expenses under a new or existing plan (“Nutra’s FSA”) for each Business Employee who, on or prior to the Benefits Transition Date, is a participant in a flexible spending account for medical or dependent care expenses under a GNC Plan (“GNC FSA”) or who elects to participate in Nutra’s FSA and shall honor and continue, through the end of the plan year in which the Benefits Transition Date occurs, the elections made by each such Business Employee under the GNC FSA in respect of such flexible spending accounts that are in effect immediately prior to the Benefits Transition Date. Nutra or one of its Subsidiaries shall credit or debit, as applicable, effective as of the Benefits Transition Date, the applicable account of each Business Employee under Nutra’s FSA with an amount equal to the balance of each such Business Employee’s account under the GNC FSA as of immediately prior to the Benefits Transition Date. Unless Nutra and GNC mutually agree that it would be impracticable to do so in light of the expected amounts, then GNC and Nutra will, as soon as practicable after the Benefits Transition Date, determine whether the amount of pay withheld under the GNC FSA on account of Business Employees as of the Benefits Transition Date is greater than or less than the amount of claims paid under the GNC FSA prior to the Benefits Transition Date in respect of Business Employees (the amount of such difference, the “FSA True-Up Amount”), and if the FSA True-Up Amount is negative, Nutra shall pay to GNC the FSA True-Up Amount, and if the FSA True-Up Amount is positive, then GNC shall pay to Nutra the FSA True-Up Amount. From and after the Benefits Transition Date, Nutra or one of its Subsidiaries shall assume and be solely responsible for all claims by the Business Employees under the GNC FSA incurred at any time during the calendar year in which the Benefits Transition Date occurs, whether incurred prior to, on or after such date, that have not been paid in full as of such date.

(d) For the one-year period following the Initial Closing Date or such longer period as may be required by applicable Law or Contract, Nutra shall provide the Business Employees with base salaries at least equal to the base salaries that are in effect for Business Employees immediately prior to the Initial Closing and employee benefits that are substantially comparable in the aggregate to the benefits received by similarly situated employees of Buyer and its Subsidiaries; provided, that for purposes of determining employee benefit comparability, any long-term or equity-based incentives, retention bonuses, defined benefit retirement benefits, retiree medical health care contribution credits and retiree life insurance benefits and de minimis fringe benefits shall be disregarded. For the avoidance of doubt, in connection with Business Employees continuing to participate in GNC Plans pursuant to Section 8.01(a), Nutra shall be deemed to be in compliance with its obligations under this paragraph for the period prior from the Initial Closing Date through the Benefits Transition Date.

(e) Buyer and its Subsidiaries shall use commercially reasonable efforts to (i) give each Business Employee credit under each employee benefit plan and personnel policy of Buyer or its Subsidiaries that covers such Business Employee after the Benefits Transition Date (including any vacation and severance policies) solely for purposes of eligibility, vesting and entitlement to vacation and severance benefits for such Business Employee’s service with GNC and its Subsidiaries, (ii) allow such Business Employee to participate in each plan providing welfare benefits (including medical, dental, vision, life insurance, short-term and long-term disability insurance) without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on such Business Employee by the corresponding Plans immediately prior to the Benefits Transition Date, and (iii) credit such Business Employee with any expenses that were covered by the applicable Plans immediately prior to the Benefits Transition Date for purposes of determining deductibles, co-pays and other applicable limits under any similar replacement plans, except in each case of clauses (i) through (iii) above, where such crediting would result in duplicate benefits with respect to the same period of service and only to the same extent such service was credited under the applicable Plan immediately prior to the Benefits Transition Date.

(f) Except as provided in the Transition Services Agreement, GNC and the other GNC Parties shall remain responsible for all, and shall pay and perform when due, all obligations and liabilities under each GNC Plan, whether arising prior to, on or after the Initial Closing Date, including any such liabilities arising out of the status of Nutra as an ERISA Affiliate of GNC or any of the other GNC Parties prior to Initial Closing, except in each case to the extent such obligations or liabilities are expressly assumed by Nutra under this Agreement. Nutra shall be responsible for, and shall pay and perform when due, all obligations and liabilities under each Nutra Plan, whether such Liabilities arise prior to, on or after the Initial Closing Date.

(g) This Section 8.01 shall survive the Initial Closing and shall be binding on all successors and assigns of GNC, Parent, Seller, Buyer and Nutra. Nothing set forth in this Section 8.01 shall confer any rights or remedies upon any employee or former employee of Nutra, any Business Employee or upon any other Person other than the parties hereto and their respective successors and assigns or shall constitute an amendment to any Nutra Plan or any other plan or arrangement covering the Business Employees. Nothing in this Section 8.01 shall obligate Buyer or Nutra to continue the employment of any Business Employee for any specific period.

ARTICLE IX

INDEMNIFICATION

Section 9.01. Survival. The representations and warranties of the Parties contained in this Agreement, in the other Transfer Documents and in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith, and all covenants and agreements of the Parties that are to be performed prior to the Initial Closing shall survive the Initial Closing for a period of fifteen (15) months after the Initial Closing Date; provided, that the Fundamental Representations and the representations and warranties contained in Section 5.01 (Organization and Qualification), Section 5.02 (Authorization), Section 5.08 (Brokers), Section 5.09 (Purchase for Investment) shall survive for a period equal to six (6) years following the Initial Closing Date or the Subsequent Closing Date, as the case may be; provided, that the Principal Representations set forth in Section 4.08(c) (FDA) and Section 4.13(b) (OSHA) shall survive for a period equal to two (2) years following the Initial Closing Date and the Principal Representations set forth in Section 4.12 (Environmental) and Section 4.25 (DOJ NPA) shall survive for a period equal to three (3) years following the Initial Closing Date; provided that the representations and warranties contained in Section 4.15 (Taxes) shall survive the Initial Closing until sixty (60) days after expiration of the applicable statute of limitations (including extensions). All of the covenants contained in this Agreement and in the Transfer Documents that by their nature are required to be performed after the Initial Closing shall survive the Initial Closing until fully performed or fulfilled, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance. Notwithstanding the preceding two sentences, any breach of any covenant, agreement, representation or warranty in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding two sentences, if notice of such breach giving rise to such right of indemnification shall have been given to the Party against whom such indemnification may be sought prior to such time. The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this Section 9.01 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.

Section 9.02. Indemnification.

(a) Subject to Article VII relating to Taxes and the provisions of this Article IX, including the limitations set forth in Section 9.04, effective at and after the Initial Closing, GNC, Parent and Seller, jointly and severally, agree to indemnify Buyer and its Affiliates (including Nutra) and their respective directors, officers, employees, successors, assigns, agents and other Representatives (collectively, the “Buyer Indemnitees”) against and agree to hold each of them harmless from any and all Damages incurred or suffered by any Buyer Indemnitee, whether or not involving a Third Party Claim, to the extent based upon, arising out of or relating to:

(i) any inaccuracy in or breach of any representation or warranty of GNC, Parent, Seller or, to the extent such representation or warranty is made as of the Initial Closing or some earlier date Nutra, in Article IV of this Agreement, or otherwise expressly set forth in any other Transfer Document and in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith;

(ii) any breach of any covenant or agreement made or to be performed by GNC, Parent or Seller or, prior to the Initial Closing, Nutra, pursuant to this Agreement or any Transfer Document;

(iii) any Employee Plan that is sponsored, maintained or contributed to, or required to be contributed to, by GNC, Parent or any of their respective Affiliates (other than any Nutra Plan);

(iv) without duplication, any Liability to the extent arising in connection with or relating to any Retained Business;

(v) without duplication, any Liability to the extent arising from the 2019 Prop 65 Matter; and

(vi) without duplication, any Liability to the extent arising from the December 19, 2018 recall by the U.S. Consumer Product Safety Commission of the Women’s Iron Complete Dietary Supplement 60-count caplets.

(b) Subject to Article VII relating to Taxes and the provisions of this Article IX, including the limitations set forth in Section 9.04, effective at and after the Initial Closing, Buyer agrees to indemnify GNC, Parent, Seller and their respective Affiliates (excluding Nutra), and their respective directors, officers, employees, successors, assigns, agents and other Representatives (collectively, the “Seller Indemnitees”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered, or imposed upon, by any Seller Indemnitee, whether or not involving a Third Party Claim, to the extent based upon, arising out of or relating to:

(i) any inaccuracy in or breach of any representation or warranty of Buyer in this Agreement, in any other Transfer Document and in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith; or

(ii) any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement or any Transfer Document.

(c) For purposes of determining the amount of Damages subject to indemnification pursuant to Section 9.02(a)(i) (except for Damages arising out of or relating to a breach of the representations and warranties in Section 4.06(A)-(B) (Financial Statements), or Section 4.07(a)-(b) (Absence of Certain Developments), which shall not be subject to this Section 9.02(c)), but not for purposes of determining whether the representations and warranties giving rise to such right to indemnification have been breached, any qualification or exception contained in such representation or warranty relating to materiality or Material Adverse Effect applicable thereto shall be disregarded. The parties agree and acknowledge that Damages to the Buyer Indemnitees (including Nutra) subject to indemnification hereunder, and the underlying conduct, facts, events or circumstances, may include an adverse impact on the value of the Remaining Interests to be acquired hereunder by Buyer.

Section 9.03. Procedures. Except with respect to Tax Claims, which are addressed in Article VII, claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) Any Buyer Indemnitee or Seller Indemnitee seeking indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.02 shall promptly transmit a written notice (a “Claim Notice”) to the other Party (the “Indemnifying Party”) of the Third Party Claim (and in any event within sixty (60) Business Days of the date on which the Indemnified Party knows of the Third Party Claim) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the basis of the Indemnified Party’s request for indemnification under this Agreement and a reasonable estimate of any Damages suffered with respect thereto; provided, that, the failure to give such Claim Notice on a timely basis will not affect the indemnification provided hereunder except to the extent the Indemnifying Party will have actually and materially been prejudiced as a result of such failure.

(b) Subject to Section 9.03(b), the Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. The Indemnifying Party will promptly notify the Indemnified Party (and in any event within fifteen (15) days after having received any Claim Notice or reasonably sooner, if the nature of the Third Party Claim or applicable Law so requires) with respect to whether or not it is exercising its right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel (it being understood that the fees and expenses of such counsel shall be borne solely by the Indemnifying Party) selected by the Indemnifying Party, which counsel shall be reasonably acceptable to the Indemnified Party, in all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.03(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, such consent shall not be required if (i) the settlement agreement contains a complete, final and unconditional general release by the third party asserting the Third Party Claim to all Indemnified Parties affected by the Third Party Claim, (ii) the settlement agreement does not contain any sanction or restriction upon the conduct or operation of any business conducted by the Indemnified Party or its Affiliates, (iii) the settlement agreement does not contain any findings or admissions of any violation of Law or any violation of the rights of any Person and (iv) the settlement agreement does not involve any relief other than monetary damages that are paid in full by Indemnifying Party. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.03(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation. Further, the Indemnified Party may, in connection with any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.03(b), participate in or initiate and control any counter claim or cross claim against any Person (except the Indemnifying Party) and the Indemnified Party shall bear its own costs and expenses with respect to such counter claim or cross claim.

(i) Notwithstanding anything else to the contrary in this Agreement, in no event shall the Indemnifying Party have the right to assume control of any defense, if, and for so long as, any of the following are true with respect to the applicable Third Party Claim: (1) the Indemnifying Party does not acknowledge to the Indemnified Party in writing, within ten (10) Business Days of receipt by the Indemnifying Party of the Claim Notice, its obligations to indemnify the Indemnified Party with respect to all elements of such Third Party Claim to the extent required in this Article IX, (2) the Indemnifying Party does not provide the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend such Third Party Claim and fulfill its obligations hereunder, (3) the applicable Third Party Claim seeks non-monetary relief against the Indemnified Party or involves monetary relief that would be reasonably likely to result in Liability to the Indemnified Party that is greater than the amount for which the Indemnifying Party may be responsible, (4) the applicable Third Party Claim involves criminal allegations, (5) the applicable Third Party Claim is one in which the Indemnifying Party is also a party to such Third Party Claim and the outside counsel of the Indemnified Party determines in good faith that joint representation would be a conflict of interests, (6) the settlement or an adverse judgment of such Third Party Claim is, in the good faith judgment of the Indemnified Party, likely to establish a pattern or practice adverse to the continuing business interests of the Indemnified Party or any of its Affiliates, or (7) the applicable Third Party Claim involves a Third Party Claim which, upon reasonable determination by counsel for the Indemnified Party, the Indemnifying Party failed or is failing to diligently prosecute or defend. In the event the Indemnifying Party is not eligible to assume control of any defense of a Third Party Claim for which indemnification is sought hereunder pursuant to this Section 9.03(b)(i) and the Indemnifying Party has acknowledged its obligations to indemnify the Indemnified Party with respect to all elements of such Third Party Claim to the extent required in this Article IX, then the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim without the Indemnifying Party’s consent as it relates to monetary elements of such compromise or settlement (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.03(b) within fifteen (15) Business Days after receipt of any Claim Notice or reasonably sooner, if the nature of the Third Party Claim or applicable Law so requires, then the Indemnified Party shall defend itself against the applicable Third Party Claim, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party, in all appropriate proceedings and in good faith, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings. The Indemnifying Party will be bound by any determination made in such Third Party Claim or any settlement, compromise or discharge effected by the Indemnified Party in accordance with this Section 9.03. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.03(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including providing reasonable access to documents, records and information. In addition, the Indemnified Party will make its personnel reasonably available at no cost to the Indemnifying Party for conferences, discovery, proceedings, hearings, trials or appeals as may be reasonably requested by the Indemnifying Party. Access to such documents, records, information and personnel shall be granted during normal business hours at a location and in a manner reasonably calculated to minimize disruption to the Indemnified Party’s business and operations. The Indemnifying Party agrees to reimburse the Indemnified Party for its reasonable out-of-pocket expenses, including attorneys’ fees, but excluding personnel salaries, incurred by the Indemnified Party in connection with providing access to such documents, records, information and personnel. The Indemnified Party also agrees to cooperate with the Indemnifying Party and its counsel in the making by the Indemnifying Party of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person and executing powers of attorney to the extent necessary; provided, that, the Indemnifying Party may not initiate any such counterclaim or cross complaint without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such counterclaim or cross complaint would reasonably be expected to have a material adverse effect on the Indemnified Party’s business or relates to its customers, suppliers, vendors or other service providers. Nothing contained herein will require the Indemnified Party to initiate any counterclaim or cross claim.

(e) A claim for indemnification for any matter not involving a Third Party Claim shall be asserted by notice to the Party from whom indemnification is sought as promptly as practicable (the failure to give prompt notice shall not, however, relieve the Indemnifying Party of its indemnification obligations except to the extent the Indemnifying Party is actually and materially prejudiced by such delay), which notice shall describe in reasonable detail the nature of the claim and the basis of the Indemnified Party’s request for indemnification under this Agreement

(f) If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnified Party (the “Subject Materials”) relating to such Third Party Claim. Each party hereto mutually acknowledges and agrees, on behalf of itself and its Affiliates, that (i) each shares a common legal interest in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of any actual or threatened Third Party Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials will further such common legal interest and (iii) by disclosing any Subject Materials to and/or sharing any Subject Materials with the Indemnifying Party, the Indemnifying Party shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection. The Indemnified Party shall not be required to make available to the Indemnifying Party any information that is subject to an attorney-client or other applicable legal privilege that based on the advice of outside counsel would be impaired by such disclosure or any confidentiality restriction under applicable Law; provided that in the event any information is not disclosed pursuant to this sentence, then the Indemnified Party shall use commercially reasonable efforts to summarize or otherwise provide such information in a manner that does not impair or waive the Indemnified Party’s attorney-client or similar privilege or violate any applicable confidentiality restriction.

(g) The Indemnified Party shall, upon the reasonable request of the Indemnifying Party and upon advance notice at mutually convenient times, make reasonably available to the Indemnifying Party such books, records or other documents and employees and representatives reasonably related to such Third Party Claim or any related claim or counterclaim that are within the Indemnified Party’s possession and control that are necessary or appropriate for such litigation or other legal proceeding or for any internal or external audit work in respect of such Third Party Claim conducted by the Indemnifying Party; provided, however, that any confidential or privileged materials shall not be disclosed by the Indemnified Party other than as needed for such defense, and the Indemnifying Party agrees to enter into a commercially reasonable confidentiality and non-use agreement with the Indemnified Party with respect to such books, records and other documents and any information contained therein.

Section 9.04. Limitations on Liability. Notwithstanding anything to the contrary herein:

(a) With respect to indemnification by GNC, Parent and Seller pursuant to Section 9.02(a)(i):

(i) GNC, Parent and Seller shall not be liable for any indemnification pursuant to Section 9.02(a)(i) attributable to a single course of conduct or related set of facts, events or circumstances unless the amount of Damages incurred or suffered by the Buyer Indemnitees for such breach exceeds $35,000 (“De Minimis Amount”).

(ii) GNC, Parent and Seller shall not be liable for any indemnification pursuant to Section 9.02(a)(i) unless the aggregate amount of Damages incurred or suffered by the Buyer Indemnitees for such breach and all other breaches otherwise subject to indemnification hereunder exceeds one million seven hundred sixty thousand ($1,760,000) (the “Deductible”), at which time GNC, Parent and Seller shall be liable for all amounts in excess of eight hundred eighty thousand dollars ($880,000); provided, however, that for the avoidance of doubt, (A) Damages attributable to a single course of conduct or related set of facts, events or circumstances that do not exceed the De Minimis Amount pursuant to Section 9.04(a) shall not be counted towards the calculation of the Deductible, and (B) Damages indemnifiable on account of any breach of any Fundamental Representation shall not be counted towards the calculation of the Deductible.

(iii) For the avoidance of doubt, the limitations set forth in Section 9.04(a)(i)-(ii) shall not apply to any claims of, or causes of action to the extent based upon or arising out of or involving or otherwise by reason of an inaccuracy in or breach of any Fundamental Representation, Principal Representation or the representations and warranties contained in Section 4.15 (Taxes).

(iv) In no event shall the GNC Parties’ aggregate Liability for indemnification pursuant to Section 9.02(a)(i) exceed twenty six million four hundred thousand dollars ($26,400,000) (the “Initial Cap”), which amount shall, on the date that is fifteen months after the Initial Closing Date, decrease to seventeen million six hundred thousand dollars ($17,600,000) (the “Adjusted Cap”, and together with the Initial Cap, the “Cap”), it being understood, for the avoidance of doubt, that (A) any indemnification by the GNC Parties pursuant to Section 9.02(a)(i) pursuant to Claim Notices delivered prior to the date that is fifteen (15) months after the Initial Closing Date shall be subject to the Initial Cap and (B) all amounts paid by the GNC Parties to the Buyer Indemnitees for indemnification pursuant to Section 9.02(a)(i) shall count towards the Adjusted Cap; provided, further, that the Cap shall not apply to indemnification for Damages arising out of or relating to any breach of any Fundamental Representation or the representations and warranties contained in Section 4.15 (Taxes).

(v) Notwithstanding anything to the contrary in this Agreement, in no event shall the GNC Parties’ aggregate Liability arising out of or relating to Section 9.02(a)(i) or Section 7.06 exceed the aggregate of the Final Purchase Price and any and all Subsequent Purchase Prices actually paid by Buyer hereunder (or that Buyer would have paid but for any offset pursuant to Section 9.07) (the “Overall Cap”).

(vi) In no event shall the GNC Parties be liable under Section 9.02(a) or Section 7.06 for any Damages arising from an action taken or not taken by GNC, Parent or Seller at the written request of or with the written consent of Buyer.

(vii) No Buyer Indemnitee shall be entitled to indemnification under Section 7.06 or this Article IX to the extent any Liability was included in the calculation of the post-Initial Closing adjustment contemplated by Section 2.08. For the avoidance of doubt, if any amount of Damages were taken into account in connection with the post-Initial Closing adjustment contemplated by Section 2.08, this Section 9.04(a)(vii) shall not preclude any Buyer Indemnitee from seeking any indemnification payment related to the Damages in connection with such matter in question that exceeds the amount of Damages taken into account in connection with the post-Initial Closing adjustment contemplated by Section 2.08.

(b) With respect to indemnification by Buyer pursuant to Section 9.02(b)(i):

(i) Buyer shall not be liable for any indemnification pursuant to Section 9.02(b)(i) attributable to a related set of facts, events or circumstances unless the amount of Damages suffered by the Seller Indemnitees for such breach exceeds the De Minimis Amount.

(ii) Buyer shall not be liable for any indemnification pursuant to Section 9.02(b)(i) unless the aggregate amount of Damages suffered by the Seller Indemnitees for such breach and all other breaches otherwise subject to indemnification hereunder exceeds the Deductible, at which time Buyer shall be liable from the first dollar; provided, however, that for the avoidance of doubt, Damages attributable to a related set of facts, events or circumstances that do not exceed the De Minimis Amount pursuant to Section 9.04(a) shall be counted towards the calculation of the Deductible.

(iii) For the avoidance of doubt, the limitations set forth in Section 9.04(b)(i)-(ii) shall not apply to any claims of, or causes of action based upon, arising out of, involving or otherwise by reason of an inaccuracy or breach in any representation or warranty of Buyer set forth in Section 5.01 (Organization and Qualification), Section 5.02 (Authorization), Section 5.08 (Brokers), or Section 5.09 (Purchase for Investment).

(iv) Notwithstanding anything to the contrary in this Agreement, in no event shall Buyer’s aggregate Liability arising hereunder exceed the Overall Cap.

(v) in no event shall Buyer be liable under Section 9.02(b) or Section 7.06 for any Damages arising from an action taken or not taken by Buyer at the written request of or with the written consent of any GNC Party.

(vi) Seller Indemnitees shall not have a right to assert claims for indemnification under any provision of this Agreement (including Section 7.06) for Damages to the extent that such Damages arise out of actions taken (or omitted to be taken) by any GNC Party.

(c) Each Indemnified Party shall have a duty to mitigate any Damages arising out of or relating to this Agreement or the transactions contemplated hereby to the extent required by applicable Law.

(d) The amount of any Damages for which an Indemnified Party claims indemnification under this Agreement shall be reduced by (i) the net proceeds actually received or recovered (after deduction of the costs of recovery and increase in insurance premiums) from third party insurers with respect to such Damages; (ii) any Tax Benefit Actually Realized in the taxable year during which the event giving rise to such Damages occurs, or the two succeeding taxable years, which Tax Benefit is attributable to such Damages, and (iii) any indemnification, contribution, offset or reimbursement net proceeds actually received from third parties with respect to such Damages; provided, that such Indemnified Party shall use commercially reasonable efforts to obtain recoveries from insurers, including title insurers, and other third parties in respect of this Section 9.04(i). If an Indemnified Party (A) actually receives insurance proceeds from third party insurers with respect to such Damages, (B) has a Tax Benefit Actually Realized in the taxable year during which the event giving rise to such Damages occurs, or the two succeeding taxable years, or (C) actually receives indemnification, contribution, offset or reimbursement payments from third parties with respect to such Damages, in each case, at any time subsequent to any indemnification payment pursuant to Section 7.06 or this Article IX, then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to the net proceeds of such amount actually received by such Indemnified Party. For the avoidance of doubt, no Party shall have any obligation to first submit a claim against, seek to collect or actually collect upon any insurance policy or other collateral source, or institute litigation or arbitration against any Person, as a precondition to making a claim for indemnification hereunder.

(e) In the event an Indemnified Party shall recover Damages in respect of a claim of indemnification under this Article IX or Section 7.06, no other Indemnified Party shall be entitled to recover the same Damages in respect of a claim for indemnification.

(f) Notwithstanding anything provided under applicable Law, no Party shall have any Liability (including, without limitation, under Article IV, Article V, Article VII or this Article IX) for, and Damages shall not include, any punitive, special or indirect Damages, in each case, except to the extent any such Damages are reasonably foreseeable or are awarded and paid with respect to a Third Party Claim as to which a Party is entitled to indemnification under this Agreement.

(g) The representations, warranties, covenants and other agreements contained in this Agreement and the other Transfer Documents, and the Indemnified Party’s right to indemnification with respect thereto, shall not be effected or deemed waived by any reason of any investigation, diligence, verification or examination made by or on behalf of the Indemnified Party or by reason of the fact that the Indemnified Party knew or should have known that any such representation or warranty is, was or might be inaccurate. It shall not be a defense to any claim for any breach of a representation, warranty or covenant made by any Party in this Agreement or the Transfer Documents that the other Party knew or should have known the facts or information underlying such breach (and the Parties shall be deemed to have relied upon the express representations and warranties set forth herein notwithstanding).

(h) Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, the limitations set forth in this Section 9.04 shall not apply to indemnification for Damages resulting from, arising out of, or caused by or relating to Fraud or intentional or willful breach of a Party, which shall be fully indemnified from the first dollar.

(i) THE RIGHTS OF INDEMNIFICATION SET FORTH IN THIS ARTICLE IX SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING ANY INDEMNIFYING PARTY) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PARTY OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE INDEMNIFIED PARTY.

Section 9.05. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 9.02 or Section 7.06 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall, to the extent permitted by Law and any pertinent Contract, assign such of its rights to proceed against the Potential Contributor (other than any Potential Contributors with which the Indemnified Party (including Nutra with respect to Buyer following the Initial Closing) has a commercial relationship) as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 9.06. Exclusivity.

(a) Except as explicitly set forth in any other Transfer Document (including the Security Documents) and except in the case of Fraud, the sole and exclusive remedy for any and all claims, Damages or other matters arising under, out of, or related to this Agreement and the other Transfer Documents or the transactions contemplated hereby and thereby, shall be the rights of indemnification set forth in Section 7.06 and this Article IX only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law. This Section 9.06(a) will not operate to interfere with or impede the operation of the covenants contained in this Agreement or the other Transfer Documents that by their nature are required to be performed after the Initial Closing, with respect to a Party’s right to seek equitable remedies (including specific performance or injunctive relief) or Buyer’s rights pursuant to the Security Agreement. The provisions of this Section 9.06(a), together with the covenants contained in this Agreement and in the other Transfer Documents that by their nature are required to be performed after the Initial Closing, were specifically bargained-for between GNC, Seller and Parent, on the one hand, and Buyer, on the other hand, and were taken into account by the Parties in arriving at the Preliminary Purchase Price and the Base Purchase Price. Each Party, respectively, specifically relied upon the provisions of this Section 9.06(a) in agreeing to the Preliminary Purchase Price and the Base Purchase Price and in agreeing to provide the specific representations and warranties set forth in Article IV (in the case of GNC, Parent, Seller and Nutra), Article V (in the case of Buyer) and in the other Transfer Documents. For the avoidance of doubt, this Article IX does not govern with respect to the rights and remedies of the parties pursuant to any Transaction Document which is not a Transfer Document.

(b) Notwithstanding anything to the contrary herein, if there is Fraud, then the survival periods set forth in Section 7.06 and Section 9.01 shall not apply with respect to any indemnification claim under this Agreement resulting from such Fraud.

Section 9.07. Manner of Payment; Set-off.

(a) Notwithstanding anything contained herein to the contrary, upon a final determination pursuant to this Article IX that a Buyer Indemnitee is entitled to an indemnification payment pursuant to Article IX of this Agreement, Buyer shall have the right to withhold an amount equal to the aggregate dollar value of such indemnification payment against any future Special Distributions or any Final Subsequent Purchase Price on a dollar-for-dollar basis and shall, contemporaneously with the exercise of such right, provide written notice to Seller specifying in reasonable detail the basis therefor.

(b) Following the closing of the second Subsequent Closing, or earlier upon delivery of a Put Notice or a Call Notice (as defined in the Nutra LLC Agreement), upon a good faith determination of a bona fide claim or claims for indemnity by a Buyer Indemnitee pursuant to Article IX of this Agreement made in good faith, which claim or claims have not been resolved or satisfied prior to the date of a Special Distribution or any Subsequent Closing, and upon written notice to Seller specifying in reasonable detail the basis therefor to Seller, Buyer shall have the right to withhold an amount equal to the aggregate dollar value of such claim or claims (or Buyer’s good faith estimate thereof) against any future Special Distributions or any Final Subsequent Purchase Price on a dollar-for-dollar basis until such time as such claim or claims have been finally resolved or satisfied in accordance with this Article IX.

(c) If the final amount of Damages determined to be payable in respect of such indemnification claim underlying any claim in connection with Section 9.07(b) is less than the amount withheld by Buyer pursuant to Section 9.07(b), then Buyer shall promptly pay to Seller the difference, plus interest on the amount of such difference for the period commencing on the date of the written notice delivered pursuant to Section 9.07(b) through the date on which such payment is made calculated at the Prime Rate. If the final amount of Damages determined to be payable in respect of such indemnification claim exceeds the amount withheld by Buyer pursuant to Section 9.07(b), then the applicable Buyer Indemnitee shall continue to be entitled to indemnification in an amount equal to the amount of such excess. Nothing contained in this Section 9.07, shall impose any limitation on any liability of Seller hereunder or otherwise limit the recovery that any Buyer Indemnitee shall otherwise be entitled to under this Article IX.

Section 9.08. Characterization of Indemnity Payments. The Parties agree that any indemnification payments made pursuant to Section 7.06 or this Article IX to any Buyer Indemnitee other than Nutra shall be treated for all Tax purposes as an adjustment to the Final Purchase Price (or, with respect to any Subsequent Closing, the Final Subsequent Purchase Price) unless otherwise required by applicable Law. To the maximum extent permitted by Law, the Parties agree to treat indemnification payments made pursuant to Section 7.06 or this Article IX to Nutra as whichever of the following is most appropriate under the circumstance, as mutually agreed by Seller and Buyer: (a) the non-taxable reimbursement of Nutra for payment of a liability of Seller that was retained by Seller and excluded from the transactions deemed to occur on the Initial Closing Date under Revenue Ruling 99-5 (Situation 1), 1999-1 C.B. 434, (b) to the extent that the payment of a liability resulting from such Damage would give rise to a Tax deduction by Nutra, as a capital contribution by Seller to Nutra, to be accompanied by a special allocation to Seller of the corresponding Tax deduction or (c) as a capital contribution by Seller to Nutra, to be accompanied by an equivalent corresponding retroactive downward adjustment to the net fair market value of the assets deemed contributed by Seller to Nutra pursuant to Revenue Ruling 99-5 (Situation 1), 1999-1 C.B. 434. To the extent that Seller and Buyer are unable to agree on such tax treatment, the Parties shall jointly submit any remaining disputed items for resolution to an independent “Big 4” accounting firm mutually selected by Buyer and Seller, and shall instruct the accounting firm to render its decision (which decision shall include a written statement of findings and conclusions) resolving the disputed matters within thirty (30) days after such firm is retained, which decision shall be final and binding on the Parties. The fees and expenses of any accounting firm engaged pursuant to this Section 9.08 shall be borne equally by the Parties.

Section 9.09. Waiver of Rights Against Nutra. Each of GNC, Parent and Seller hereby irrevocably waives any rights that it may have under any agreement or at law or in equity to assert any claim against or to seek contribution, indemnification or any other form of reimbursement from Nutra for any payment made by GNC, Parent or Seller to the Buyer Indemnitees pursuant to this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01. Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed sent, given and delivered (a) immediately if given by personal delivery, (b) one (1) day after deposit with an overnight delivery service, (c) three (3) days after deposit in the mail via registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) and (d) upon confirmation of receipt if given by electronic mail, facsimile or other customary means of electronic communication as provided below:

if to Buyer, to:

c/o International Vitamin Corporation

1 Park Plaza, Suite 800

Irvine, CA 92614

Attention: Bence Rabo, General Counsel

Tel: (949) 664-5508

E-mail: bence.rabo@ivcinc.com

with a copy (which shall not constitute notice) to:

International Vitamin Corporation

1 Park Plaza Suite 800

Irvine, CA 92614

Attention: Bence Rabo

Tel: (949) 664-5508

E-mail: bence.rabo@ivcinc.com

and

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention: David M. Grinberg

Tel: (310) 595-9470

E-mail: dgrinberg@sidley.com

if to GNC, Parent or Seller, to:

GNC Holdings, Inc.

300 Sixth Avenue

Pittsburgh, Pennsylvania 15222

Tel: (412) 288-4600

Fax: (412) 288-4764

Attention: Kenneth A. Martindale

Tricia Tolivar

Email: ken-martindale@gnc-hq.com

tricia-tolivar@gnc-hq.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 N. Wabash Ave

Suite 2800

Chicago, IL 60611

Tel: (312) 876-7700

Fax: (312) 993-9767

Attention: Jason Morelli

Email: Jason.morelli@lw.com

or to such other address or facsimile number as any Party shall notify the other Parties (as provided above) from time to time. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 10.02. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Parent and Buyer, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in Section 9.06, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 10.03. Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each Party shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

Section 10.04. Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement, and all Actions (whether at law or in equity, whether in contract or tort, statute or otherwise) that may be based upon, arise out of or relate to this Agreement or the Transaction Documents or the negotiation, execution or performance hereof or thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement and the other Transaction Documents) or the transactions contemplated hereby and thereby, shall be governed by and construed and enforced in accordance with the law of the State of Delaware, without regard to the choice of law or conflicts of law principles thereof. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing law other than the law of the State of Delaware.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Action arising out of or relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Court of Chancery of the State of Delaware or such federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Court of Chancery of the State of Delaware or such federal court. Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY

ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.04.

Section 10.05. Assignment; Successors and Assigns; No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other Parties (which may be granted or withheld in the other Parties’ sole and absolute consent), be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void; provided that, Buyer may, in its sole and absolute discretion, assign its rights (but not its obligations) hereunder without the prior written consent of any other party hereto to (a) any of its Affiliates and (b) any of the financing sources of Buyer for purpose of creating a security or collateral interest herein; provided, that no such assignment shall relieve any Party hereto of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives. No provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the Parties and their respective successors and assigns; provided, however, that the Indemnified Parties shall be express third party beneficiaries of and have the right to enforce Article IX.

Section 10.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF or other equivalent format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.07. Entire Agreement. This Agreement, including the Exhibits and Schedules attached thereto, and the Transaction Documents constitute the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 10.08. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.09. Specific Performance.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement would not be adequately compensated by monetary damages. Except as otherwise set forth in this Section 10.09, including the limitations set forth herein, the Parties acknowledge and agree that, prior to the valid termination of this Agreement, Buyer, on the one hand, and GNC, Parent and Seller, on the other hand, shall, in the event of any breach or threatened breach by GNC, Parent or Seller, on the one hand, or Buyer, on the other hand, of any of their respective covenants or agreements set forth in this Agreement, be entitled to seek equitable relief, including an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and agreements of the other under this Agreement. The Parties hereto have specifically bargained for the right to specific performance of the obligations hereunder, in accordance with the terms and conditions of this Section 10.09.

(b) Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance when available pursuant to the terms of this Agreement to prevent or restrain breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and agreements of such Party under this Agreement in accordance with the terms of this Section 10.09. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction, all in accordance with the terms of this Section 10.09.

Section 10.10. Disclosure Schedule. The Parties acknowledge and agree that (a) the inclusion of any items or information in the Disclosure Schedules that are not required by this Agreement to be so included is solely for the convenience of Buyer, (b) the disclosure by GNC, Parent, Seller or Nutra of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by GNC, Parent, Seller or Nutra that the matter is required to be disclosed by the terms of this Agreement or that the matter is material or significant, (c) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules or the statements contained in any Section of this Agreement reasonably apparent on its face, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedule, (d) except as provided in clause (c) above, headings have been inserted in the Disclosure Schedules for convenience of reference only, (e) the Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement, and (f) the Disclosure Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of Parent or Seller except as and to the extent provided in this Agreement.

Section 10.11. Retention of Counsel. Buyer, for itself and Nutra, and for Buyer’s and Nutra’s respective successors and assigns, irrevocably acknowledges and agrees that all communications between GNC, Parent and Seller, on the one hand, and counsel, on the other hand, including, without limitation, Latham & Watkins LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Action arising under or in connection with, this Agreement which, immediately prior to the Initial Closing, would be deemed to be privileged communications of GNC, Parent, Seller and/or any of their respective Subsidiaries (including Nutra) and their counsel and would not be subject to disclosure to Buyer in connection with any process relating to a dispute arising under or in connection with this Agreement or otherwise, shall continue after the Initial Closing to be privileged communications between GNC, Parent, Seller and such counsel and neither Buyer nor any Person acting or purporting to act on behalf of or through Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Nutra and not GNC, Parent or Seller. Buyer and Nutra agree that any attorney-client privilege, attorney work-product protection, and expectation of client confidence arising from or as a result of such counsel’s representation of Nutra, GNC, Seller or Parent prior to the Initial Closing, and all information and documents covered by such privilege or protection, shall belong to and be controlled by GNC and may be waived only by GNC, and not Nutra, and shall not pass to or be claimed or used by Buyer or Nutra, except that Nutra shall be permitted to assert such privilege or protection against any third party.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GNC HOLDINGS, INC.

By:	/s/ Kevin G. Nowe
Name: Kevin G. Nowe
Title: SVP and Chief Legal and Compliance Officer

GENERAL NUTRITION CORPORATION

By:	/s/ Kevin G. Nowe
Name: Kevin G. Nowe
Title: SVP and Chief Legal and Compliance Officer

GNC NEWCO PARENT, LLC

By:	/s/ Susan M. Canning
Name: Susan M. Canning
Title: Vice President & Secretary

NUTRA MANUFACTURING LLC

By:	/s/ Tricia Tolivar
Name: Tricia Tolivar
Title: EVP and Chief Financial Officer

[Signature Page to Master Transaction Agreement]

IVL, LLC

By:	/s/ Eric Bauer
Name: Eric Bauer
Title: CFO

IVL HOLDING, LLC
(solely for the limited purposes expressly set forth in Section 2.02)

By:	/s/ Eric Bauer
Name: Eric Bauer
Title: CFO

INTERNATIONAL VITAMIN CORPORATION
(solely for the limited purposes expressly set forth in Section 6.10 and Section 6.15)

By:	/s/ Eric Bauer
Name: Eric Bauer
Title: Chief Financial Officer

[Signature Page to Master Transaction Agreement]